Exhibit 4.1

INDENTURE*

Dated as of July 2, 2020

Among

Mileage Plus Holdings, LLC and

Mileage Plus Intellectual Property Assets, Ltd.,

as Issuers

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and as Collateral Custodian

6.50% SENIOR SECURED NOTES DUE 2027

* Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit E	Form of Payment Date Statement

SCHEDULES

Schedule 4.06(e)	Material MileagePlus Agreements
Schedule 4.09(d)	Closing Date Indebtedness
Schedule 4.11	Ownership of Collateral

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INDENTURE, dated as of July 2, 2020 among Mileage Plus Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“MPH”) and Mileage Plus Intellectual Property Assets, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“MIPA,” together with MPH, the “Issuers”), the Guarantors from time to time party hereto and Wilmington Trust, National Association, a national banking association, as Trustee and as Collateral Custodian.

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $3,800,000,000 aggregate principal amount of 6.50% Senior Secured Notes due 2027 (the “Initial Notes”) and (ii) any Additional Notes that may be issued after the Closing Date in compliance with this Indenture;

WHEREAS, the obligations of the Issuers with respect to the due and punctual payment of interest, principal and premium, if any, on the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Issuers to be performed or observed will be unconditionally and irrevocably guaranteed by the Guarantors;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers and (ii) to make this Indenture a valid agreement of the Issuers have been done; and

WHEREAS, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes, and all things necessary (i) to make the Note Guarantee, when the Notes are executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of such Guarantor and (ii) to make this Indenture a valid agreement of such Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, the Issuers, the Guarantors, the Trustee and the Collateral Custodian agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

Article 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01           Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Notes Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Account Control Agreements” means each multi-party security and control agreement entered into by any Grantor to satisfy the obligation of such grantor as set forth in any Note Document, a financial institution which maintains one or more deposit accounts or securities accounts and the Trustee or the Master Collateral Agent, as applicable, that have been pledged to the Trustee or Master Collateral Agent, as applicable, as Collateral under the Collateral Documents or any other Notes Document, in each case giving the Trustee or Master Collateral Agent, as applicable, “control” (as defined in Section 9-104 of the UCC) over the applicable account and in form and substance reasonably satisfactory to the Trustee and the Master Collateral Agent.

“Act of Required Debtholders” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.01 and Section 4.09 hereof, as part of the same series as the Initial Notes.

“Additional Senior Secured Debt” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Administrative Agent” means Goldman Sachs Bank USA, as administrative agent under the Credit Agreement, together with its permitted successors and assigns in such capacity.

“Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, or is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person, if such controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of any Issuer or any Guarantor.

“Agent” means each of the Trustee, the Master Collateral Agent, the Depositary and the Collateral Custodian.

“Aggregate Required Deposit Amount” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Aggregator Entity” means each of UAI HoldCo, MPH HoldCo and IP Aggregator.

“Airline/Parent Merger” means the merger or consolidation, if any, of UAI and UAL.

“Airlines Merger” means the merger or consolidation of Continental and UAI completed on March 31, 2013.

“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Allocable Share” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Allocation Date” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States applicable to UAL or its Subsidiaries from time to time intended to prevent or restrict bribery or corruption.

“Applicable Procedures” means, with respect to any selection of Notes, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Notes Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.

“ARB Indebtedness” shall mean, with respect to UAL or any of its Subsidiaries, without duplication, all Indebtedness or obligations of UAL or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

“Available Funds” means, with respect to any Payment Date, the sum of (i) the amount of funds allocated to the Notes pursuant to the Collateral Agency and Accounts Agreement for such Payment Date and transferred from the Collection Account to the Notes Payment Account on or prior to such Payment Date as set forth in Section 4.03 and pursuant to the Collateral Agency and Accounts Agreement, (ii) any amounts transferred to the Notes Payment Account from the Notes Reserve Account for application on such Payment Date as set forth in Section 4.05 and (iii) any other amount deposited into the Notes Payment Account by or on behalf of any Issuer on or prior to such Payment Date.

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign law relating to reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other debtor relief, including, without limitation, Part V and sections 86-88 (inclusive) of the Companies Law (as amended) of the Cayman Islands and the Companies Winding Up Rules 2018 of the Cayman Islands, each as amended from time to time, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)         with respect to a corporation or an exempted company, the board of directors of the corporation or exempted company, as applicable, or any committee thereof duly authorized to act on behalf of such board;

(2)         with respect to a partnership, the board of directors of the general partner of the partnership;

(3)         with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4)         with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago, Wilmington, Delaware or such other domestic city in which the corporate trust office of the Trustee or Master Collateral Agent is located (in each case, as set forth in the Collateral Agency and Accounts Agreement, as such locations may be updated pursuant to the Collateral Agency and Accounts Agreement) are required or authorized to remain closed.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Offering” means any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).

“Capital Stock” means:

(1)         in the case of a corporation, corporate stock;

(2)         in the case of an association, exempted company or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)         in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2)         direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P, A- (or the equivalent thereof) from Fitch or A3 (or the equivalent thereof) from Moody’s;

(3)         obligations of domestic or foreign companies and their Subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

(4)         Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P, F2 (or the equivalent thereof) from Fitch or P-2 (or the equivalent thereof) from Moody’s;

(5)         Investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $100.0 million;

(6)         fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;

(7)         Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) of this definition. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8)         money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA (or the equivalent thereof) by Fitch or Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5.0 billion;

(9)         securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P, A- (or the equivalent thereof) by Fitch or A3 by Moody’s; and

(10)       any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Cayman Share Mortgages” means (i) the equitable mortgages over shares in (a) MIPA, dated the Term Loan Closing Date, between IP Aggregator and the Master Collateral Agent, (b) IP Aggregator, dated as of the Term Loan Closing Date, between Mileage Plus Intellectual Property Assets Holding MIP, Ltd. and the Master Collateral Agent, (c) IP Aggregator, dated as of the Closing Date, between Mileage Plus Intellectual Property Assets Holdings UIP, Ltd. and the Master Collateral Agent, (d) Mileage Plus Intellectual Property Assets Holding MIP, Ltd. dated as of the Closing Date, between MPH and the Master Collateral Agent and (e) Mileage Plus Intellectual Property Assets Holdings UIP, Ltd., dated as of the Closing Date, between Mileage Plus Intellectual Property Assets Holding MIP, Ltd. and the Master Collateral Agent, each for the benefit of the Senior Secured Parties.

“Change of Control” means the occurrence of either an Issuer Change of Control or a UAL Change of Control, as applicable.

“Chase Co-Branded Agreement” means the Third Amended and Restated Co-Branded Card Marketing Services Agreement, dated January 21, 2020, by and among Parent Guarantors, MPH and JPMorgan Chase Bank, N.A.

“Clearstream” means Clearstream Banking S.A. and its successors.

“Closing Date” means the date of original issuance of the Notes.

“Co-Brand Payment Rights Assignment” means each of (i) that certain Assignment Agreement among MPH and Parent Guarantors, pursuant to which Parent Guarantors shall assign all of their respective payment rights under the Chase Co-Branded Agreement to MPH and (ii) that certain Assignment Agreement among MPH and Parent Guarantors, pursuant to which UAI shall assign all of its payment rights under the Visa Co-Branded Agreement to MPH.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets and properties subject to the Liens created by the Collateral Documents.

“Collateral Administrator” means Wilmington Trust, National Association, as collateral administrator under the Credit Agreement or, its permitted successors and assigns in such capacity.

“Collateral Agency and Accounts Agreement” means that certain Collateral Agency and Accounts Agreement dated as of the Closing Date, among the Issuers, each Grantor party thereto, Wilmington Trust, National Association, as depositary, the Collateral Administrator, the Trustee, each other Senior Secured Debt Representative from time to time party thereto and the Master Collateral Agent.

“Collateral Controlling Party” means (i) so long as the Term Loans are outstanding, the Master Collateral Agent acting at the direction of the Collateral Administrator (acting at the direction of the Administrative Agent or the required lenders under the Credit Agreement) and (ii) otherwise, the Master Collateral Agent, acting at the direction of the Required Debtholders.

“Collateral Custodian” means Wilmington Trust, National Association, as collateral custodian, together with its permitted successors and assigns in such capacity.

“Collateral Documents” means, collectively, any Account Control Agreements, the Security Agreement, Parent Security Agreement, each IP Security Agreement, the Collateral Agency and Accounts Agreement, the Cayman Share Mortgages and other agreements, instruments or documents that create or purport to create a Lien in favor of the Master Collateral Agent for the benefit of the Senior Secured Parties or the Trustee for the benefits of the Notes Secured Parties, in each case, as may be amended and restated from time to time, and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Collection Account” means the non-interest bearing trust account of MIPA held at Wilmington Trust, National Association, account name: “Collection Account,” which account is established and maintained at the New York office of the Depositary and under the control of the Master Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.

“Collections” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Composite Marks” means the Intellectual Property listed in a Collateral Document or Contribution Agreement as being Composite Marks.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (or loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)         all net after tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with any Disposition of assets of such Person or the disposition of securities by such Person or the early extinguishment of Indebtedness of such Person, together with any related provision for taxes on any such gain, will be excluded;

(2)         the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Restricted Subsidiary of the specified Person;

(3)         the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)         the cumulative effect of a change in accounting principles on such Person will be excluded;

(5)         the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging will be excluded;

(6)         any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7)         the effect on such Person of any non-cash items resulting from any amortization, write-up, write down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the Continental/UAL Merger, the Airlines Merger and the Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Term Loan Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205— Presentation of Financial Statements, 350— Intangibles— Goodwill and Other, 360— Property, Plant and Equipment and 805— Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded; and

(8)         any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Consolidated Tangible Assets” means, as of any date of determination, Consolidated Total Assets of UAL and its consolidated Restricted Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, data, franchises and any other assets properly classified as intangible assets, in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of UAL and its consolidated Restricted Subsidiaries as the total assets of UAL and its consolidated Restricted Subsidiaries in accordance with GAAP.

“Continental” means Continental Airlines, Inc., a Delaware corporation (now known as United Airlines, Inc.).

“Continental/UAL Merger” means the merger in which Continental became a Subsidiary of UAL.

“Contingent Payment Event” means any indemnity, termination payment or liquidated damages under a MileagePlus Agreement or an Intercompany Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Senior Secured Debt Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Contribution Agreements” means contribution agreements entered into on or after the Term Loan Closing Date pursuant to which UAI contributed MileagePlus Intellectual Property directly or indirectly to MPH and MIPA, subject to existing third-party rights to such MileagePlus Intellectual Property under the MileagePlus Agreements and Permitted Liens.

“Corporate Trust Office” shall be at the address of the Trustee or the Collateral Custodian, as applicable, specified in Section 12.02 hereof or such other address as to which the Trustee or the Collateral Custodian, respectively, may give notice to the Holders and the Issuers.

“Credit Agreement” means the Term Loan Credit and Guaranty Agreement, dated as of the Term Loan Closing Date, by and among the Issuers, the Guarantors, the lenders party thereto, the Administrative Agent, Goldman Sachs Lending Partners LLC, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. as joint lead arrangers and Wilmington Trust, National Association as collateral administrator and collateral custodian.

“Currency” means miles, points and/or other units that are a medium of exchange constituting a convertible, virtual, and private currency that is tradable property and that can be sold or issued to Persons.

“Data Protection Laws” means all laws, rules and regulations applicable to each applicable Issuer, Guarantor or Subsidiary thereof regarding privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of employees, contractors, customers, loan applicants and third parties), On-line Tracking Data, and email and mobile communications, including any approvals or notices required in connection therewith.

“Day Count Fraction” means the number of days elapsed in such period on a 30/360 basis.

“Deeds of Undertaking” means (i) the deed of undertaking to be entered into on or about the date hereof among MIPA, Mileage Plus Intellectual Property Assets Aggregator, Ltd., the Master Collateral Agent and Walkers Fiduciary Limited, (ii) the deed of undertaking to be entered into on or about the date hereof among Mileage Plus Intellectual Property Assets Aggregator, Ltd., Mileage Plus Intellectual Property Assets Holding MIP, Ltd., Mileage Plus Intellectual Property Assets Holding UIP, Ltd. and the Master Collateral Agent, (iii) the deed of undertaking to be entered into on or about the date hereof among MileagePlus Intellectual Property Assets Holding UIP, Ltd., Mileage Plus Intellectual Property Assets Holding MIP, Ltd., and the Master Collateral Agent and (iv) the deed of undertaking to be entered into on or about the date hereof among Mileage Plus Intellectual Property Assets Holding MIP, Ltd., MPH and the Master Collateral Agent.

“Default” means any event that unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Accrual Conditions” shall be deemed to be satisfied as of any date on which: (a) no Early Amortization Event has occurred and is continuing, (b) UAL has a long-term unsecured debt rating of either BB- or better by Fitch or Ba3 or better by Moody’s, and (c) UAL and its Subsidiaries have Liquidity of not less than $8.0 billion.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means Wilmington Trust, National Association, as depositary under the Collateral Agency and Accounts Agreement.

“Deposit Account” has the meaning given to it in the UCC.

“Designated Agent” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Direction of Payment” shall mean a notice to each counterparty of a MileagePlus Agreement, which shall include instructions to such counterparties to pay all amounts due to MPH or a Parent Guarantor under the applicable MileagePlus Agreement directly to the MPH Revenue Account.

“Director Services Agreements” means (i) the director services agreement dated on or about the Closing Date among MIPA, Walkers Fiduciary Limited and MPH, (ii) the director services agreement dated on or about the Closing Date among MPH HoldCo, the Loan Party Director (as defined therein) party thereto and MPH, and (iv) the director services agreement dated on or about the Closing Date among Mileage Plus Intellectual Property Assets Holdings UIP, Ltd., the Loan Party Director (as defined therein) party thereto and MPH.

“Discharge of Senior Secured Debt Obligations” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require UAL to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that UAL may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.08. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that UAL and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of UAL that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees, or pledges any property or assets to secure, any Obligations.

“DSCR Step-up Period” means the period commencing on the Determination Date on which a Specified Acquisition Subsidiary that owns or operates a Permitted Acquisition Loyalty Program generates cash revenues for any twelve month period, as calculated on such Determination Date, in an amount greater than 15% of the cash revenues of the MileagePlus Program during such period and ending on the date on which substantially all of the Permitted Acquisition Loyalty Program’s cash revenues (which excludes airline revenues such as ticket sales and baggage fees) are pledged as Collateral.

“DTC” means The Depository Trust Company.

“Early Amortization Cure” shall be deemed to occur on, (a) in the case of an Early Amortization Event that arises under Section 6.01(a)(i), the earlier of (i) the date Cure Amounts related to the Early Amortization Event have been deposited to the Collection Account and (ii) the first day of the Quarterly Reporting Period following the Quarterly Reporting Period related to the Determination Date on which the Peak Debt Service Coverage Ratio has been satisfied for two consecutive Determination Dates following the Determination Date on which the Early Amortization Event was triggered, (b) in the case of an Early Amortization Event that arises under Section 6.01(a)(ii), the date on which the balance in the Notes Reserve Account is at least equal to the Notes Reserve Account Required Balance, and (c) in the case of (i) an Event of Default that arises under Section 6.01(a)(iii) or (ii) an Early Amortization Event that arises under Section 6.01(a)(iv), the date that no Event of Default under this Indenture or “Early Amortization Event” under this Indenture or other Senior Secured Debt Document, as applicable, shall exist or be continuing.

“Early Amortization Payment” means, with respect to any Payment Date relating to a Quarterly Reporting Period in which the Early Amortization Period was in effect as the last day of such Quarterly Reporting Period, an amount equal to the lesser of (i) 50% of the excess of (A) the Notes’ Allocable Share of the sum of the Collections received in the Collection Account during such Quarterly Reporting Period on or after the start of the Early Amortization Period plus any Cure Amounts deposited on or prior to the related Determination Date with respect to such Quarterly Reporting Period over (B) the amount estimated (by UAL) to be distributed pursuant to clauses (a) through (h) of Section 4.01 on the related Payment Date and (ii) the amount necessary to pay the outstanding principal balance of the Notes in full.

“Early Amortization Period” means the period commencing on the occurrence of an Early Amortization Event, and ending on the earlier of (a) the date (if any) on which the Early Amortization Cure is consummated and (b) the date all Obligations (other than contingent obligations not due and owing) have been paid in full.

“Eligible Deposit Account” means: (a) a segregated deposit account maintained with a depository institution or trust company whose short term unsecured debt obligations are rated at least, if rated by S&P, A-1 by S&P, if rated by Moody’s, P-1 by Moody’s, and, if rated by Fitch, F-1 by Fitch, (b) a segregated account which is maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch or (c) a segregated trust account maintained in the corporate trust department of a federally or state chartered depository institution whose long-term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch, subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) in effect on the Closing Date.

“Equity Contribution Agreements” means each of (i) that certain Contribution Agreement, dated as of the Closing Date, between UAI and MPH and (ii) that certain Contribution Agreement, dated as of the Closing Date, between MPH and MPH Holdco

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Escrow Accounts” means accounts of UAL or any Subsidiary, solely to the extent any such accounts hold funds set aside by UAL or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by UAL or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges; (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees; (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes; (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law); (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (g) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.

“Estimated Quarterly Payment Amount” means, for any Quarterly Reporting Period, the amount (as estimated by UAL) necessary to pay in full on the related Payment Date all outstanding payments estimated to be due pursuant to clauses (a) through (i) of Section 4.01.

“Euroclear” means Euroclear Bank SA/NV and its successors, as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, on any day, the rate at which the currency other than the Required Currency may be exchanged into the Required Currency at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page for the relevant currency. To the extent that such rate does not appear on any Bloomberg Key Cross Currency Rate Page, the Exchange Rate shall be determined by MPH in good faith.

“Excluded Contribution” means net cash proceeds received by UAL after March 20, 2020 from:

(1)         contributions to its common equity capital (other than from any Subsidiary); or

(2)         the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of UAL or any Subsidiary) of Qualifying Equity Interests, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4.08(a).

“Excluded Equity” means unless otherwise elected by the Issuers in their sole discretion, (i) any Equity Interest with respect to which, in the reasonable judgement of the Collateral Controlling Party and the Issuers, the burden or cost or other consequences (including tax, regulatory or accounting consequences) of pledging such Stock and Stock Equivalents in favor of the Senior Secured Parties outweighs the benefits to be obtained by the Senior Secured Parties therefrom, and (ii) any Stock and Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law or any Contractual Obligation (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other third party unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate either Issuer or any of their Subsidiaries to obtain any such consent, approval or license)) and (iii) any equity interest of any Foreign Subsidiary (other than any direct or indirect subsidiary of an Issuer) not directly owned by a Grantor; provided that the Grantor holding such Excluded Equity, in its sole discretion, may elect (by written notice to the Master Collateral Agent) to cause (x) one or more shares, units or equivalent or issuances of Excluded Equity to become Collateral and (y) any Collateral that satisfies clauses (i), (ii) or (iii) of this definition to be released from such security interest or pledge thereof.

“Excluded Intellectual Property” means all (a) Intellectual Property other than the MileagePlus Intellectual Property and (b) all United Traveler Related Data.

“Excluded Property” means (i) Excluded Equity, (ii) any owned Real Estate with a fair market value (measured at time of acquisition) of less than $10,000,000 or any parcel of real estate and the improvements thereto owned in fee by a Grantor outside the United States (including, for the avoidance of doubt, any requirement to obtain any mortgage or related documentation with respect to any such real estate) and all leasehold interests in Real Estate (including, for the avoidance of doubt, any requirement to obtain any landlord or other third party waivers, estoppels, consents or collateral access letters in respect of such leasehold interests), (iii) any lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement, and any of its rights or interest thereunder or any property subject thereto, if and to the extent (but only to the extent) that a security interest (A) is prohibited by or in violation of any law, rule or regulation applicable to such Grantor, (B) would (x) result in a breach of the terms of, or constitute a default under, such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement unless and until any required consent shall have been obtained (provided that except with respect to MileagePlus Agreements in effect on the Closing Date and MileagePlus Agreements that are not reasonably expected to produce $25.0 million or more in revenue, each Grantor shall use commercially reasonable efforts to obtain any such required consent) or (y) give any other party to such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement the right to terminate its obligations thereunder pursuant to a valid and enforceable provision, or (C) is expressly permitted under such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement only with consent of the parties thereto (other than consent of a Grantor) and such necessary consents to such grant of a security interest have not been obtained, it being understood and agreed that except with respect to MileagePlus Agreements in effect on the Closing Date and MileagePlus Agreements that are not reasonably expected to produce $25.0 million or more in revenue (for which each Grantor shall use commercially reasonable efforts to obtain any such required consent) that there shall be no obligation to obtain such consents to permit the security interests contemplated hereby, in each case of the foregoing clauses (A) through (C), unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Collateral Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Requirement of Law (including the Bankruptcy Code) or principles of equity; provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement not subject to the prohibitions specified in the foregoing clauses (A) through (C) above and such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement was not entered into in contemplation of circumventing any Grantor’s obligation to grant a security interest under the Collateral Documents, (iv) any “intent to use” trademark applications for which a statement of use has not been filed with and accepted by the United States Patent and Trademark Office (but only until such statement is filed and accepted), (v) any Vehicles, trucks, trailers, tractors, service vehicles, automobiles, aircraft, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of any Grantor, (vi) assets and proceeds thereof owned by any Grantor that are subject to a permitted purchase money Lien, a capital lease or similar arrangement, if any, permitted under the Senior Secured Debt Documents if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person (other than the Issuers or any Subsidiary of UAL) which has not been obtained as a condition to the creation of any other Lien on such property, (vii) cash of the Issuers that is the subject of a deposit or pledge constituting a Permitted Lien and that is earmarked to be used to satisfy or discharge Senior Secured Debt Obligations or Junior Lien Debt in connection with a permitted repayment thereof and in favor of the Master Collateral Agent (in the case of Senior Secured Debt Obligations) or the collateral agent, administrative agent or trustee in respect of such Junior Lien Debt, (viii) any rights of UAI under the Quitclaim Agreement and (ix) those assets as to which the Collateral Controlling Party and the Grantors reasonably agree that the cost of obtaining a security interest is excessive in relation to the benefit to the Senior Secured Parties of the security to be afforded thereby; provided, however, that (1) “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property) and (2) in the case of any lease, license or other agreement to which any Grantor is a party, and any of its rights or interest thereunder or any property subject thereto (including any general intangibles), if and to the extent (but only to the extent) that a security interest therein to be granted by such Grantor would (a) result in a breach of the terms of, or constitute a default under, such contract, instrument, license or other document unless and until any required consent of any Grantor shall have been obtained or (b) give any other Grantor party to such contract, instrument, license or other document the right to terminate its obligations thereunder, each such Grantor hereby agrees that its consent to such security interest is hereby provided and any such right to terminate such obligations is hereby waived, in each case in connection with the security interests granted hereby (and such Grantor agrees that such property shall not constitute Excluded Property).

“Excluded Subsidiary” means (a) each Unrestricted Subsidiary, (b) each Immaterial Subsidiary, (c) each Foreign Subsidiary (other than Subsidiaries of MPH and any Foreign Subsidiary that becomes a Guarantor at the election of the Issuers), (d) each Subsidiary of a Foreign Subsidiary, (e) each Subsidiary that is a captive insurance company and is prohibited from becoming a Guarantor pursuant to applicable rules and regulations, (f) each Receivables Subsidiary, (g) each Specified Acquisition Subsidiary and Specified Ground Handling Subsidiary and (h) United Ground Express, Inc.; provided that (i) the Issuers in their sole discretion, may elect to cause one or more Excluded Subsidiaries to be designated as not being Excluded Subsidiaries by written notice to the Trustee (with a copy to the Master Collateral Agent) and, following such designation, may (so long as at such time no Event of Default shall have occurred and be continuing or will result thereof and subject to the terms of the Collateral Documents, such Subsidiary otherwise qualifies as an Excluded Subsidiary) redesignate such Subsidiary as an Excluded Subsidiary by written notice to the Trustee and (ii) subject to the terms set forth in Article 10 and Section 4.31, any Guarantor that becomes an Excluded Subsidiary (including any Excluded Subsidiary that became a Guarantor pursuant to clause (i) of this proviso) to be released from its Note Guarantee (with a copy to the Trustee and the Master Collateral Agent). For the avoidance of doubt, no Issuer shall be an Excluded Subsidiary.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of MPH or of a Parent Guarantor (unless otherwise provided in this Indenture); provided that any such officer of MPH or a Parent Guarantor shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“Fees” means (i) to the Trustee, the fees set forth in the fee letter between the Trustee and the Issuers, and (ii) to the Collateral Administrator and the Master Collateral Agent, the fees set forth in the Collateral Administrator and Master Collateral Agent Fee Letter, dated as of June 29, 2020 (the “Collateral Administrator and Master Collateral Agent Fee Letter”), among the Collateral Administrator, the Master Collateral Agent and the Issuers, in each case at the times set forth therein.

“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)         the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2)         the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3)         any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(4)         the product of (A) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to UAL or a Restricted Subsidiary of UAL, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)         the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash, all as determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means a Subsidiary of UAL which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“General Services Agreement” means Third Amended and Restated General Services Agreement, dated on or prior to the Term Loan Closing Date, between MPH and UAI.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, Section 2.06(b) or Section 2.06(d) hereof.

“Government Securities” means securities that are:

(1)         direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)         obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Person thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” means each Issuer and Guarantor that shall at any time pledge Collateral under a Collateral Document.

“Guarantee” means a guarantee (other than (i) by endorsement of negotiable instruments for collection or (ii) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guarantor” means the Parent Guarantors, the MPH Subsidiary Guarantors and the UAL Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:

(1)         interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)         other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)         other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Immaterial Subsidiaries” means one or more Subsidiaries, for which (a) the assets of all such Subsidiaries constitute, in the aggregate, no more than 5.0% of the total assets of UAL and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of UAL for which financial statements are available to the Trustee pursuant to Section 4.17, and (b) the revenues of all such Subsidiaries account for, in the aggregate, no more than 5.0% of the total revenues of UAL and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of UAL for which financial statements are available to the Trustee pursuant to Section 4.17; provided that (x) a Subsidiary will not be considered to be an Immaterial Subsidiary if it (i) is an Issuer, (ii) directly or indirectly guarantees, or pledges any property or assets to secure, any Obligations, or (iii) owns any properties or assets that constitute Collateral and (y) (i) CALFINCO Inc. and (ii) Covia LLC shall not be Immaterial Subsidiaries.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)         in respect of borrowed money;

(2)         evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)         in respect of banker’s acceptances;

(4)         representing Capital Lease Obligations;

(5)         representing the balance deferred and unpaid of the purchase price of any property or services due more than six (6) months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business;

(6)         representing any Hedging Obligations; or

(7)         if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, Banking Product Obligations do not constitute Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means the persons named as initial purchasers in the Purchase Agreement, dated as of June 25, 2020.

“Intellectual Property” means all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, brand names, trade dress, know how, registered copyrights and applications for registration of copyrights, Trade Secrets, domain names, social media accounts and other intellectual property, whether registered or unregistered, including unregistered copyrights in software and source code and applications to register any of the foregoing.

“Integrated Agreements” means the General Services Agreement, the Operating Agreement and the Umbrella Agreements.

“Intercompany Agreements” means all currently existing or future agreements governing the (a) sale, transfer or redemption of Miles, or (b) the use of the MileagePlus Intellectual Property and Excluded Intellectual Property (as applicable) or provision of services by the Parent Guarantors or any of their Subsidiaries to either Issuer or the MPH Subsidiary Guarantors in connection with the MileagePlus Program including: (i) the General Services Agreement, (ii) the Operating Agreement and (iii) the Umbrella Agreement.

“Intercreditor Agreements” means the Junior Lien Intercreditor Agreement and the Collateral Agency and Accounts Agreement.

“Interest Distribution Amount” means, with respect to each Payment Date, an amount equal to (a) the product of (i) the Interest Rate for the related Interest Period, (ii) the Day Count Fraction, and (iii) the outstanding principal amount of the Notes as of the first day of the related Interest Period, and (b) any unpaid Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the applicable Interest Rate for the related Interest Period.

“Interest Period” shall mean, for each Payment Date, the period from and including the Payment Date immediately preceding such Payment Date (or, with respect to the initial Payment Date, the Closing Date) to but excluding such Payment Date.

“Interest Rate” means 6.50% per annum plus, if applicable, interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate equal to the rate then applicable plus 2.0%.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If UAL or any Restricted Subsidiary of UAL sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of UAL after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of UAL, UAL will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of UAL’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.08. Notwithstanding the foregoing, any Equity Interests retained by UAL or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by UAL or any Restricted Subsidiary of UAL after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by UAL or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.08. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IP Aggregator” means Mileage Plus Intellectual Property Assets Aggregator, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“IP Agreements” means (a) each Contribution Agreement, (b) each IP License, (c) the Quitclaim Agreement, (d) the Management Agreement and (e) each other license or contribution agreement related to the MileagePlus Intellectual Property among or between the Issuers and the Guarantors that is entered into after the Term Loan Closing Date pursuant to the terms of the Notes Documents.

“IP Entities” means (i) MIPA, (ii) Mileage Plus Intellectual Property Assets Holdings UIP, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, (iii) MPH Holdco, (iv) IP Aggregator and (v) any Madrid SPV.

“IP Licenses” means (a) the MPH License, (b) the UAI Sublicense, (c) the Madrid IP License and (d) the German IP License (as defined in the MPH License) (while in effect).

“IP Manager” means UAI (or any of its affiliates to the extent a permitted successor or assign) in its capacity as IP Manager under the Management Agreement.

“IP Security Agreements” shall have the meaning set forth in the Security Agreement.

“Issuer Bankruptcy Event” means (a) either Issuer or any of their respective Subsidiaries (i) commences a voluntary case or procedure, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, (v) admits in writing its inability generally to, pay its debts as they become due, or (vi) in the case of MIPA, proposes or passes a resolution for its voluntary winding up or liquidation; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against either Issuer or any of their respective Subsidiaries, (ii) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any Issuer or any of its Subsidiaries or for all or substantially all of the property of any Issuer or any of its Subsidiaries; or (iii) orders the liquidation of either Issuer or any of their respective Subsidiaries, in each case, the order or decree remains unstayed and in effect for sixty (60) consecutive days.

“Issuer Change of Control” means the occurrence of any of the following:

(i)            the failure of UAL and UAI to own, directly or indirectly, 100% of the Equity Interests in each Issuer; or

(ii)            the failure of MPH, to own, directly or indirectly, 100% of the Equity Interests in MIPA.

“Issuer Order” means a written request or order signed on behalf of each Issuer by an Officer of such Issuers and delivered to the Trustee.

“Issuers” has the meaning set forth in the preamble hereto until a successor replaces the applicable entity in accordance with the applicable provisions of this Indenture and, thereafter, includes such successor.

“Junior Lien Debt” means, any Indebtedness owed to any other Person, so long as (i) such Indebtedness is expressly subordinated in right of payment to the Notes and any other Senior Secured Debt Obligations in the agreement, indenture or other instrument governing such Indebtedness and in a Junior Lien Intercreditor Agreement, (ii) the Liens on the Collateral securing such Indebtedness are subordinated to the Liens on the Collateral securing the Notes and any other Senior Secured Debt Obligations pursuant to a Junior Lien Intercreditor Agreement, (iii) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Notes, (iv) the maturity date for such Indebtedness shall be at least 91 days after the latest maturity date of any Notes, and (v) the terms and conditions governing such Indebtedness of the Issuers and Guarantors shall (a) be reasonably acceptable to any Senior Secured Debt Representative or (b) not be materially more restrictive, when taken as a whole, on the Issuers (as determined in good faith by the Issuers), than the terms of the then-outstanding Notes (except for (x) terms that are conformed (or added) for the benefit of the Holders holding then-outstanding Notes pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of MPH and the Trustee, (y) covenants, events of default and guarantees applicable only to periods after the Notes are no longer outstanding (as of the date of the incurrence of such Junior Lien Debt) and (z) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Holders under the then-outstanding Notes, receive the benefit of such more restrictive terms; provided that (i) in no event shall such Indebtedness be subject to events of default, mandatory prepayment or acceleration resulting (either directly or through a cross-default or cross-acceleration provision) from the occurrence of any event described in the definition of “UAL Bankruptcy Event” and (ii) any such Indebtedness shall include separateness provisions regarding MIPA substantially similar to the provisions set forth in Section 4.13.

“Junior Lien Debt Documents” means any documents, instruments, notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Junior Lien Debt.

“Junior Lien Intercreditor Agreement” mean an intercreditor and subordination agreement among the Master Collateral Agent, the Grantors party thereto, the Collateral Administrator, the Trustee and the other representatives party thereto, including the representative of the holders of Junior Lien Debt, and substantially in the form attached as an exhibit to the Collateral Agency and Accounts Agreement with such necessary changes (so long as no such change is adverse to the interests of the Senior Secured Parties) approved by the Collateral Controlling Party.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the place of payments.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidity” means the sum of (i) all unrestricted cash and Cash Equivalents of UAL and its Restricted Subsidiaries (excluding, for the avoidance of doubt, any cash or Cash Equivalents held in accounts subject to Account Control Agreements), (ii) the aggregate principal amount committed and available to be drawn by UAL and its Restricted Subsidiaries (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities (or for the purposes of Deferred Accrual Conditions, all credit facilities) of UAL and its Restricted Subsidiaries and (iii) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of UAL or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).

“Loyalty Program” means any customer loyalty program available to individuals (i.e. natural persons) that grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services.

“Madrid IP” means any MileagePlus Intellectual Property owned by UAI or the Company as of the Closing Date (or contributed by UAI or MPH pursuant to a Contribution Agreement) and registered as of the Closing Date under the Madrid System of the World Intellectual Property Organization.

“Madrid IP License” means that certain license agreement initially between MPH, as licensor, and MIPA, as licensee, dated on or prior to the Closing Date.

“Madrid SPV” means Madrid IP Lux Holdco, Madrid IP Lux Holdco 2 and any other special purpose vehicle created to implement the Madrid Protocol Holding Structure.

“Management Agreement” means that certain Management Agreement among the Issuers, IP Manager and the Master Collateral Agent pursuant to which the manager will provide certain services to the Issuers with respect to MileagePlus Intellectual Property.

“Make-Whole Amount” means, an amount equal to the greater of (a) 3.25% of the principal amount of the Notes to be redeemed and (b) the excess (to the extent positive) of:

(i)            the present value at such redemption date of (1) the redemption price of such Notes at June 30, 2023 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 3.07(b)), plus (2) all required interest payments due on such Notes to and including the date set forth in clause (1) (excluding accrued but unpaid interest to the date of redemption), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points and assuming that the rate of interest on the principal amount from such redemption date to the date set forth in clause (1) will equal the rate of interest on that principal amount in effect on the applicable redemption date; over

(ii)            the principal amount of the Notes to be redeemed.

“Marketing and Service Agreement” means any business, marketing and/or service agreement among any Issuer (or any Guarantor) and/or any of its Subsidiaries and such other parties from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling and marketing agreements, in each case that are entered into in the ordinary course of business.

“Master Collateral Agent” means Wilmington Trust, National Association, in its capacity as master collateral agent for the Senior Secured Parties.

“Material Adverse Effect” means a material adverse effect on (a) the consolidated business, operations or financial condition of UAL and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any Notes Document, (c) the ability of the Issuers to pay the Obligations, (d) the validity, enforceability or collectability of the Material MileagePlus Agreements, the IP Licenses or the Contribution Agreements generally or any material portion of the Material MileagePlus Agreements, the IP Licenses or the Contribution Agreements, taken as a whole, (e) the business and operations of the MileagePlus Program, taken as a whole, or (f) the ability of the Issuers and the Guarantors to perform their material obligations under the IP Agreements, the MileagePlus Intercompany Loan, or the Material MileagePlus Agreements to which it is a party; provided, that no condition or event that has been disclosed in the public filings for UAL on or prior to the Term Loan Closing Date shall be considered a “Material Adverse Effect” under this Indenture.

“Material Indebtedness” means Indebtedness of any Issuer or Guarantor (other than the Notes) outstanding under the same agreement in a principal amount exceeding $200.0 million.

“Material MileagePlus Agreements” means (a) each Integrated Agreement, (b) the Chase Co-Branded Agreement, (c) the Visa Co-Branded Agreement, (d) each Permitted Replacement MileagePlus Agreement and (e) each other MileagePlus Agreement identified as a Material MileagePlus Agreement as set forth on Schedule 4.06(e) hereto.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Significant MileagePlus Agreement or the MileagePlus Intercompany Loan executed or effected on or after the Term Loan Closing Date, which:

(1)            extends, waives, delays or contractually or structurally subordinates one or more payments due to any Issuer or Guarantor with respect to such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan;

(2)            reduces the rate or amount of payments due to any Issuer or Guarantor with respect to such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan;

(3)            gives any Person other than the Issuers or Guarantors party to such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan additional or improved termination rights with respect to such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan;

(4)            shortens the term of such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan or expands or improves any counterparty’s rights or remedies following a termination; or

(5)            imposes new financial obligations on any Issuer or Guarantor under such Significant MileagePlus Agreement or the MileagePlus Intercompany Loan in each case, to the extent such amendment, waiver, modification or supplement could reasonably be expected to result in a Material Adverse Effect; provided, however, that any amendment to an Intercompany Agreement or the MileagePlus Intercompany Loan that (i) shortens the scheduled maturity or term thereof, (ii) amends, modifies or otherwise changes the calculation or rate of fees, expenses or termination payments due and owing thereunder, including changes to the “Base Accrual Cost Per Mile”, “Adjusted Accrual Cost Per Mile” or “United Business EBITDA Threshold,” in each case as defined in the Operating Agreement and any other terms related to the calculation of fees related to the purchase of Miles, and in a manner reducing the amount owed to the Issuers or any of their Subsidiaries (which in the case of changes to the calculation of fees, other than the “Base Accrual Cost Per Mile,” “Adjusted Accrual Cost Per Mile,” “United Business EBITDA Threshold” or any other terms related to the calculation of fees related to the purchase price of Miles, shall be by an amount in excess of 5% of cash revenues derived from such agreements on an annual basis (measured as of the date of such modification, amendment or change of the Issuers or any of their Subsidiaries), (iii) changes the contractual subordination of payments thereunder in a manner materially adverse to the Holders, reduces the frequency of payments thereunder or permits payments due to MPH to be deposited to an account other than the MPH Revenue Account, (iv) changes the amendment standards applicable to such Intercompany Agreement in a manner that would reasonably be expected to result in a Material Adverse Effect or (v) materially impairs the rights of the Trustee or the Master Collateral Agent to enforce or consent to amendments to any provisions of an Intercompany Agreement in accordance therewith shall be deemed to result in a Material Adverse Effect and shall be considered a Material Modification. Notwithstanding anything to the contrary in this definition, the entrance into a Permitted Replacement MileagePlus Agreement shall not constitute a Material Modification.

“Maximum Quarterly Debt Service” means, with respect to any Determination Date, an amount equal to the sum of:

(1)            the Maximum Scheduled Principal Amortization Amount for the related Payment Date;

(2)            the “Maximum Scheduled Principal Amortization Amount” (as defined in the Credit Agreement) for the related Payment Date;

(3)            the Interest Distribution Amount for the related Payment Date; and

(4)            the “Interest Distribution Amount” (as defined in the Credit Agreement) for the related Payment Date.

“Maximum Scheduled Principal Amortization Amount” means (x) with respect to any Payment Date on or prior to September 21, 2022, the Scheduled Principal Amortization Amount of the September 21, 2022 Payment Date and (y) with respect to any Payment Date after September 21, 2022, the Scheduled Principal Amortization Amount for such Payment Date.

“MileagePlus Agreements” means all currently existing, future and successor co-branding, partnering or similar agreements related to or entered into in connection with the MileagePlus Program or other Loyalty Program (other than a Permitted Acquisition Loyalty Program) of the Parent Guarantors or MPH and their respective Subsidiaries (other than a Specified Acquisition Subsidiary), including each Integrated Agreement.

“MileagePlus Customer Data” means all data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by UAI, MPH or any of MPH’s Subsidiaries and used, generated or produced as part of the MileagePlus Program, including all of the following: (a) a list of all members of the MileagePlus Program; and (b) the MileagePlus Member Profile Data for each member of the MileagePlus Program, but excluding United Traveler Related Data.

“MileagePlus Intellectual Property” means (a) MileagePlus Customer Data and (b) all Intellectual Property (but excluding data, which is addressed in clause (a)) owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by UAI, MPH or any of MPH’s Subsidiaries and required or necessary to operate the MileagePlus Program, but excluding in the case of clause (b), Intellectual Property used to operate the UAI airline business that, even if used in connection with the MileagePlus Program, would be required or necessary to operate the UAI airline business in the absence of a Loyalty Program. The MileagePlus Intellectual Property includes or excludes, as applicable, any Intellectual Property listed in a Collateral Document or Contribution Agreement as being included or excluded, respectively.

“MileagePlus Intercompany Loan” means one or more loans made by MPH to UAI pursuant to the MileagePlus Intercompany Note with proceeds from the issuance of the Notes and the Term Loan drawn under the Credit Agreement on or around the Closing Date.

“MileagePlus Intercompany Note” means the promissory note(s) evidencing the MileagePlus Intercompany Loan.

“MileagePlus Member Profile Data” means with respect to each member of the MileagePlus Program such member’s (a) name, mailing address, email address, and phone numbers, (b) communication and promotion opt-ins, (c) Premiere Program history, (d) total miles flown, including miles flown for Million Miler program, (e) third party engagement history and (f) accrual and redemption activity of each such MileagePlus member, including any data related to member segment designations or member segment activity or qualifications, but in the case of clauses (b) through (f) excluding United Traveler Related Data.

“MileagePlus Program” means any Loyalty Program which is operated, owned or controlled, directly or indirectly by MPH, the Parent Guarantors or any of their respective Subsidiaries, or principally associated with MPH, a Parent Guarantor or any of their respective Subsidiaries, as in effect from time to time, whether under the “MileagePlus” name or otherwise (in each case including any successor program, but excluding any Permitted Acquisition Loyalty Program).

“Miles” means the Currency under the MileagePlus Program.

“Moody’s” means Moody’s Investors Service, Inc.

“MPH HoldCo” means Mileage Plus Intellectual Property Assets Holdings MIP, Ltd. an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“MPH License” means that certain Intellectual Property License Agreement, dated on or prior to the Closing Date, between MIPA, as licensor, and MPH, as licensee and the Parent Guarantors.

“MPH Revenue Account” means that certain account held at JPMorgan Chase Bank, N.A. in the name of MPH, and any replacement account. For the avoidance of doubt, each MPH Revenue Account shall at all times be an Eligible Deposit Account subject to an Account Control Agreement.

“MPH Subsidiary Guarantors” means each Subsidiary of MPH that executes this Indenture as of the Closing Date and each other Subsidiary of MPH that executes a supplemental indenture substantially in the form of Exhibit D or otherwise provides a Note Guarantee, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Net Proceeds” means (a) with respect to any Recovery Event or Contingent Payment Event, the aggregate cash and Cash Equivalents received by UAL or any of its Restricted Subsidiaries in respect of any Recovery Event or Contingent Payment Event, net of: (i) the direct costs and expenses relating to such Recovery Event or Contingent Payment Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Recovery Event or Contingent Payment Event, taxes paid or payable as a result of the Recovery Event or Contingent Payment Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and (ii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP; and (b) with respect to any issuance or incurrence of Indebtedness (including Indebtedness under the Credit Agreement or Permitted Pre-paid Miles Purchases), the cash proceeds thereof, net of (i) any fees, underwriting discounts and commissions, premiums, and other costs and expenses incurred in connection with such issuance and (ii) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses, and brokerage, consultant, accountant, and other customary fees.

“Non-Recourse Debt” means Indebtedness:

(1)            as to which neither UAL nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)            as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of UAL or any of its Restricted Subsidiaries (other than the Equity Interests of any Unrestricted Subsidiary).

“Non-Recourse Financing Subsidiary” means any Subsidiary of UAL that (a) has no Indebtedness other than Non-Recourse Debt and (b) engages in no activities other than those relating to the financing of specified assets and other activities incidental thereto; provided that neither the MPH nor any of its Subsidiaries shall be a “Non-Recourse Financing Subsidiary”.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture.

“Notes Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Notes Depositary with respect to the Notes, and any and all successors thereto appointed as Notes Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Notes Documents” means this Indenture, the Collateral Documents, any supplemental indentures executed in favor of the Trustee or the Master Collateral Agent and any other instrument or agreement (which is designated as a Notes Document therein) executed and delivered by any Issuer or any Guarantor to the Trustee or the Master Collateral Agent.

“Notes Reserve Account Required Balance” means, with respect to any Payment Date, an amount equal to the Interest Distribution Amount due with respect to the Notes on the related Payment Date.

“Notes Secured Parties” means the Holders of the outstanding Notes from time to time.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Issuers to any Agent or any Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Indenture or Collateral Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to any Agent or any Holder that are required to be paid by the Issuers pursuant hereto or under any other Collateral Document) or otherwise.

“Offering Memorandum” means the Offering Memorandum, dated June 25, 2020 relating to the offering of the Notes.

“Officer’s Certificate” means a certificate signed on behalf of an Issuer or UAL (or such other applicable Person) by a Responsible Officer of an Issuer or UAL (or such other applicable Person), respectively.

“On-line Tracking Data” means any information or data collected in relation to on-line activities that can reasonably be associated with a particular user or computer or other device.

“Operating Agreement” means the Fourth Amended and Restated MileagePlus Operating Agreement, dated on or before the Closing Date, between MPH and UAI.

“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Issuers or the Guarantors.

“Parent Guarantors” means UAL and UAI collectively, and each individually a “Parent Guarantor.”

“Parent Security Agreement” means that certain Parent Security Agreement, dated as of the Term Loan Closing Date, among Parent Guarantors and the Master Collateral Agent.

“Participant” means, with respect to the Notes Depositary, Euroclear or Clearstream, a Person who has an account with the Notes Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Payment Date” means (a) the 20th calendar day of March, June, September and December of each year, or if such day is not a Business Day, the next succeeding Business Day and (b) each Termination Date.

“Payment Date Statement” means a written statement substantially in the form attached hereto as Exhibit E setting forth the amounts to be paid pursuant to the Payment Waterfall on the related Payment Date.

“Payroll Accounts” means depository accounts used only for payroll.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Peak Debt Service Coverage Ratio” means, with respect to any Determination Date, the ratio obtained by dividing (i) the sum of (x) the aggregate amount of Collections deposited to the Collection Account during the related Quarterly Reporting Period and (y) Cure Amounts deposited to the Collection Account on or prior to such Determination Date (and which remain on deposit in the Collection Account on such Determination Date) by (ii) the Maximum Quarterly Debt Service for such Determination Date; provided, however, that any amounts due during a Quarterly Reporting Period but deposited into the Collection Account no later than the Determination Date related to such Quarterly Reporting Period may at MPH’s option upon notice to the Master Collateral Agent and the Trustee, be treated as if such amounts were on deposit in the Collection Account as of the end of such Quarterly Reporting Period and if so treated, such amounts shall not be considered Collections for any other Payment Date for purposes of the Peak Debt Service Coverage Ratio calculation.

“Peak Debt Service Coverage Ratio Test” shall be satisfied as of any Determination Date if the Peak Debt Service Coverage Ratio is not less than (A) so long as the DSCR Step-up Period is not in effect, (i) for the Determination Dates in September 2020, December 2020 and March 2021, 0.75 to 1.0; (ii) for the Determination Dates in June 2021, September 2021 and December 2021, 1.0 to 1.0; (iii) for the Determination Dates in March 2022 and June 2022, 1.5 to 1.0; and (iv) for any Determination Date thereafter, 2.0 to 1.0, and (B) for any Determination Date on which a DSCR Step-up Period is in effect, 2.0 to 1.0.

“Permitted Acquisition Loyalty Program” means a Loyalty Program owned, operated or controlled, directly or indirectly by a Specified Acquisition Subsidiary or any of its Subsidiaries, or principally associated with such Specified Acquisition Subsidiary or any of its Subsidiaries, so long as (a) the MileagePlus Program is the primary Loyalty Program for United Airlines, and (b) the Specified Acquisition Subsidiary’s Loyalty Program is operated so that it is not more competitive, taken as a whole, to the MileagePlus Program (as determined by UAI in good faith).

“Permitted Business” means (a) with respect to UAL and its Restricted Subsidiaries any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which UAL and its Restricted Subsidiaries are engaged on the Closing Date and (b) with respect to MPH and its Restricted Subsidiaries any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which MPH and its Restricted Subsidiaries are engaged on the Closing Date.

“Permitted Disposition” means any of the following:

(1)            the Disposition of Collateral permitted under the applicable Collateral Documents;

(2)            the licensing or sub-licensing or granting of similar rights of Intellectual Property or other general intangibles pursuant to any MileagePlus Agreement or as otherwise permitted by (or pursuant to) the IP Agreements;

(3)            the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor;

(4)            to the extent constituting a Disposition, (i) the incurrence of Liens that are permitted to be incurred pursuant to Section 4.10 or (ii) the making of (x) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 4.08 or (y) any Permitted Investment;

(5)            dispositions in connection with any Intercompany Agreement or IP Agreements;

(6)            with respect to assets of any Issuer or Guarantor other than MIPA or any Aggregator Entity: (x) any Disposition of (I) obsolete, negligible, uneconomical, worn out or surplus property or (II) other property (including any leasehold property interest) that is no longer (A) economically practical in its business, (B) commercially desirable to maintain or (C) used or useful in its business, (y) any Disposition in the ordinary course of business of goods, inventory, or other assets and (z) any Disposition of immaterial assets;

(7)            with respect to assets of any Issuer or Guarantor other than MIPA or any Aggregator Entity, Dispositions of Collateral (x) among the MPH Subsidiary Guarantors or (y) among the Parent Guarantors and UAL Subsidiary Guarantors (including any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by Section 4.31); provided that:

(a)            such Collateral remains at all times subject to a Lien with the same priority and level of perfection as was the case immediately prior to such Disposition (and otherwise subject only to Permitted Liens) in favor of the Master Collateral Agent for the benefit of the Senior Secured Parties following such Disposition,

(b)            concurrently therewith, the Grantors shall execute any documents and take any actions reasonably required to create, grant, establish, preserve or perfect such Lien in accordance with the other provisions of this Indenture or the Collateral Documents,

(c)            concurrently therewith or promptly thereafter, the Trustee, for the benefit of the Notes Secured Parties, and the Master Collateral Agent shall receive an Officer’s Certificate, with respect to the matters described in subclauses (a) and (b) of this clause (7) and, if reasonably requested by the Trustee, an opinion of counsel to the applicable Issuer (which may be in-house counsel) as to the validity and perfection of such Lien on the Collateral, in each case in form and substance reasonably satisfactory to the Trustee,

(d)            concurrently with any Disposition of Collateral to any Person that shall become a Grantor simultaneous with such Disposition in the manner contemplated by this Indenture, such Person shall comply with the requirements of this Indenture in connection therewith, and

(e)            the preceding provisions of the foregoing subclauses (a) through (d) of this clause (7) shall not be applicable to any Disposition resulting from a merger or consolidation permitted by Section 5.01(a);

(8)            with respect to assets of any Issuer or other Guarantor other than MIPA or any Aggregator Entity, the lease or sublease of assets and properties (and the termination of leases or subleases of assets and properties) in the ordinary course of business so long as such leases or subleases (x) do not relate to Intellectual Property (other than the IP Agreements) or MileagePlus Agreements and (y) do not interfere in any material respect with the business of the Issuers and their Subsidiaries (taken as a whole);

(9)            foreclosures, condemnation, expropriation or any similar action on assets or other dispositions required by a Governmental Authority or casualty or insured damage to assets;

(10)            the Issuers or any Guarantor or Restricted Subsidiary may surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other disposition of assets in connection therewith);

(11)            with respect to assets of any Issuer or Guarantor other than MIPA or any Aggregator Entity, the disposition or discount of inventory, accounts receivable, or Notes receivable in the ordinary course of business or the conversion of accounts receivable to Notes receivable, in each case other than in respect of (A) the Intercompany Agreements and (B) the MileagePlus Agreements;

(12)            the expiration of the following registered Intellectual Property:  (A) any copyright, the term of which has expired under applicable law; (B) any patent, the term of which has expired under applicable law, taking into account all patent term adjustments and extensions, and provided that all maintenance fees are paid; and (C) any trademark or service mark, the term of which has expired under applicable law because a declaration or statement of use cannot be submitted to, or has been rejected by, the relevant governmental authority to maintain the registration of such trademark or service mark; in each case, subject to the terms and conditions of the Management Agreement;

(13)            the settlement or unwinding of any Banking Product Obligations;

(14)            the issuance of directors’ qualifying shares and shares issued to non-U.S. nationals as required by applicable law;

(15)            the sale of Miles in the ordinary course of business under the terms of the MileagePlus Agreements.

“Permitted Investments” means:

(1)            any Investment in UAL or UAI or in a Restricted Subsidiary of UAL;

(2)            any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)            any Investment by UAL or any Restricted Subsidiary of UAL in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of UAL; or

(b) such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, UAL or a Restricted Subsidiary of UAL;

(4)            any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5)            any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6)            any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of UAL, or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)            Investments represented by Hedging Obligations;

(8)            loans or advances to officers, directors or employees made in the ordinary course of business of UAL or any Restricted Subsidiary of UAL in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(9)            redemption or purchase of the Notes;

(10)            any Guarantee of Indebtedness other than a Guarantee of Indebtedness of an Affiliate of UAL that is not a Restricted Subsidiary of UAL;

(11)            any Investment existing on, or made pursuant to binding commitments existing on, the Term Loan Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Term Loan Closing Date, including all MileagePlus Agreements; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Term Loan Closing Date or (b) as otherwise permitted under this Indenture;

(12)            Investments acquired after the Term Loan Closing Date as a result of the acquisition by UAL or any Restricted Subsidiary of UAL of another Person, including by way of a merger, amalgamation or consolidation with or into UAL or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01(a) after the Term Loan Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)            the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by UAL or a Subsidiary of UAL in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14)            accounts receivable arising in the ordinary course of business;

(15)            Investments in connection with outsourcing initiatives in the ordinary course of business; and

(16)            Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed 30% of the total consolidated assets of UAL and its Restricted Subsidiaries at the time of such Investment.

“Permitted Liens” means

(1)            Liens securing the Priority Lien Debt, including pursuant to this Indenture and the Collateral Documents, so long as such Indebtedness and such Liens are subject to the Collateral Agency and Account Agreement;

(2)            Liens securing Junior Lien Debt; provided that such Liens secured by the Collateral shall (i) rank junior to the Liens secured by the Collateral securing the Obligations and (ii) be subject to a Junior Lien Intercreditor Agreement;

(3)            Liens for taxes, assessments or governmental charges or claims that are not required to be paid pursuant to this Indenture;

(4)            Liens imposed by law, including carriers’ warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(5)            Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default under this Indenture;

(6)            (i) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (ii) Liens arising by operation of law or that are contractual rights of set-off in favor of the depository bank or securities intermediary in respect of any deposit or securities accounts;

(7)            (i) leases and subleases by any Grantor as they relate to any Collateral and to the extent such leases or subleases (A) do not interfere in any material respect with the business of MPH and its Subsidiaries, taken as a whole, and (B) do not relate to Intellectual Property (other than the IP Agreements) or MileagePlus Agreements or (ii) licenses and sub-licenses and similar rights as they relate to any Collateral that is MileagePlus Intellectual Property (A) granted to any Person pursuant to any MileagePlus Agreements or Intercompany Agreements or (B) as otherwise expressly permitted by the IP Licenses and the Collateral Documents to be granted to any Person;

(8)            salvage or similar rights of insurers, in each case as it relates to any Collateral, if any;

(9)            Liens incurred in the ordinary course of business of UAL or any Restricted Subsidiary of UAL with respect to obligations that do not exceed in the aggregate $10.0 million at any one time outstanding;

(10)            Liens granted by such Person under workmen’s compensation laws, health, disability or unemployment insurance laws, other employee benefit legislation, unemployment insurance legislation and similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or other obligations of a like nature to which such Person is a party, or Liens granted to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds or requirements, in each case incurred in the ordinary course of business, or letters of credit or bankers acceptances issued, and letters of credit or bank guaranties provided to support payment of the items in this clause (10);

(11)            (i) Liens (x) in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or (y) with respect to other regulatory requirements or (ii) letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(12)            Liens existing on the Term Loan Closing Date (including, Liens securing any modifications, replacements, renewals, refinancings, or extensions of the Indebtedness or other obligations secured by such Liens);

(13)            Liens arising from UCC or any similar financing statement filings regarding operating leases or consignments entered into by an Issuer or any Restricted Subsidiary in the ordinary course of business;

(14)            Liens (a) of a collection bank arising under Section 4-208 of the New York UCC or any comparable or successor provision on items in the course of collection, (b) other than in the case of MIPA or Aggregator Entities, attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(15)            Liens consisting of an agreement to dispose of any property pursuant to a disposition permitted under this Indenture (or reasonably expected to be so permitted by the applicable Issuer at the time such Lien was granted);

(16)            rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Issuer or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights (A) do not interfere in any material respect with the business of MPH and its Subsidiaries, taken as a whole, and (B) do not relate to Intellectual Property (other than IP Agreements) or MileagePlus Agreements except as provided in the Collateral Documents;

(17)            Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Priority Lien Debt or Junior Lien Debt in connection with a permitted repayment thereof and in favor of the Master Collateral Agent (in the case of Priority Lien Debt) or the collateral agent, administrative agent or trustee in respect of such Junior Lien Debt; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted under this Indenture;

(18)            with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(19)            purported Liens (other than Liens securing Indebtedness for borrowed money) evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar public filings;

(20)            Liens arising in connection with Intercompany Agreements and IP Agreements; and

(21)            Liens (including all rights) of counterparties to MileagePlus Agreements under the terms thereof.

“Permitted Noteholders” means, at any time, Holders holding more than 50% of the aggregate outstanding principal amount of the Notes.

“Permitted Pre-paid Miles Purchases” means Pre-paid Miles Purchases permitted by Section 4.09.

“Permitted Refinancing Indebtedness” means any Indebtedness (or commitments in respect thereof) of UAL or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of UAL or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed (i) the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith and unused commitments); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith and unused commitments) and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness;

(2)            if such Permitted Refinancing Indebtedness has a maturity date that is after the latest maturity date of the Notes (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date) (except in the case of customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature prior to the maturity date of the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (A) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) more than sixty (60) days longer than the Weighted Average Life to Maturity of the then-outstanding Notes;

(3)            if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness (A) is subordinated in right of payment to the Notes on terms (taken as a whole) at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) is as otherwise on customary subordination terms;

(4)            no Restricted Subsidiary that is not an Issuer or a Guarantor shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such Restricted Subsidiary was an obligor with respect to the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(5)            notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by UAL or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than thirty-six (36) months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Permitted Replacement MileagePlus Agreement” means any MileagePlus Agreement entered into by any Parent Guarantor or MPH to replace any Significant MileagePlus Agreement (other than an Integrated Agreement) that has been (or will be) terminated, cancelled or expired; provided that:

(1)            the Rating Agency Condition has been met;

(2)            the counterparty to such Permitted Replacement MileagePlus Agreement shall have a corporate rating from at least two of S&P, Moody’s and Fitch of not lower than BBB, Baa2 and BBB, respectively;

(3)            the projected cash revenues (as determined in good faith by the Issuers and the Guarantors) under such Permitted Replacement MileagePlus Agreement for the immediately succeeding 12 months shall equal no less than 85% of the actual cash revenues of the Significant MileagePlus Agreement that it is replacing for the 12 months preceding the termination of such Significant MileagePlus Agreement;

(4)            such Permitted Replacement MileagePlus Agreement shall expressly permit the applicable Issuer or Guarantor to pledge its rights thereunder to the Master Collateral Agent;

(5)            such Permitted Replacement MileagePlus Agreement shall have confidentiality obligations that are not materially more restrictive (taken as a whole) than the confidentiality obligations in the Significant MileagePlus Agreements in existence on the date hereof (as determined in good faith by the Issuers and Guarantors); and

(6)            such Permitted Replacement MileagePlus Agreement shall not have a scheduled termination date prior to the Stated Maturity.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into on or after the date hereof by UAL or it Restricted Subsidiaries so long as (a) such Permitted Tax Restructuring (i) does not impair the security interests of the Holders and (ii) is otherwise not adverse to the Holders; (b) after giving effect to such Permitted Tax Restructuring, the Issuers and the Guarantors otherwise comply with Section 5.01(a); and (c) such transaction shall not involve the Issuers or the Aggregator Entities. Notwithstanding anything in this Indenture to the contrary, no provision of this Indenture or Collateral Documents shall be interpreted to prevent MPH I, Inc. or MileagePlus, Inc. from converting to limited liability companies in order to be treated as disregarded entities for U.S. federal income tax purposes.

“Person” means any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

“Personal Data” means (i) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable law.

“Plan” means a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Pre-paid Miles Purchases” means the sale by MPH of pre-paid Miles to a counterparty of a MileagePlus Agreement.

“Priority Lien Cap” means $6.8 billion.

“Priority Lien Debt” means (i) the Term Loans outstanding under the Credit Agreement on the Closing Date; (ii) the Notes issued and outstanding on the Closing Date; and (iii) any Indebtedness incurred or issued after the Closing Date pursuant to and in accordance with Section 4.09(c).

“Priority Lien Debt Documents” means any documents, instruments, Notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Priority Lien Debt (including the Note Documents and the Term Loan Documents).

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“proceeds” means all “proceeds” as such term is defined in Article 9 of the UCC, including, without limitation, payments or distributions made with respect to any investment property, whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and any and all proceeds of loans.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by UAL or any of its Subsidiaries pursuant to which UAL or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary or any other Person (in the case of a transfer by UAL or any of its Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of UAL or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, other than assets that constitute Collateral or proceeds of Collateral.

“Qualified Replacement Assets” means assets used or useful in the business of the Issuers and the Guarantors that shall be Collateral.

“Qualifying Equity Interests” means Equity Interests of UAL other than Disqualified Stock.

“Quarterly Reporting Period” means (a) initially, the period commencing on the Term Loan Closing Date and ending on August 31, 2020, and (b) thereafter, each successive period of three consecutive months.

“Quitclaim Agreement” means that certain Intellectual Property Quitclaim Assignment, dated on or prior to the Closing Date, between MPH and UAI.

“Rating Agency” means each nationally recognized statistical rating organization.

“Rating Agency Condition” means, with respect to any then-existing Notes and any applicable action, the Issuers have provided evidence to the Trustee that at each Rating Agency that has provided a rating for the Notes has provided a written confirmation that such action will not result in either (A) a withdrawal of its credit ratings on the then-existing Notes or (B) the assignment of credit ratings on the then-existing Notes below the lower of (x) the then-current credit ratings on such Notes or (y) the initial credit ratings assigned to such Notes (in each case, without negative implications); provided that any time that there are no Notes rated by such a Rating Agency, references to any condition or requirement that the “Rating Agency Condition” shall have been satisfied shall have no effect and no such action shall be required.

“Rating Decline” means with respect to the Notes, if, within 60 days after public notice of the occurrence of a UAL Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency), the rating of the Notes by each Rating Agency that has provided a rating for the Notes shall be decreased by one or more gradations; provided that a Rating Decline shall not be deemed to have occurred if such Rating Agencies have not expressly indicated that such downgrade is a result of such UAL Change of Control.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Grantor or any Subsidiary of any Grantor.

“Receivables Subsidiary” means a Subsidiary of UAL which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of UAL (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by UAL or any Restricted Subsidiary of UAL (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates UAL or any Restricted Subsidiary of UAL in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of UAL or any Subsidiary of UAL (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither UAL nor any Subsidiary of UAL has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to UAL or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of UAL, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither UAL nor any Subsidiary of UAL has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of UAL will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of UAL giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Notes Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Notes Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Required Debtholders” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Required Deposit Amount” means, with respect to any Quarterly Reporting Period:

(1)            for any Quarterly Reporting Period with respect to which (x) no Event of Default shall have occurred and be continuing and (y) the Deferred Accrual Conditions have been met,

(a)            with respect to any day in the first calendar month of any Quarterly Reporting Period, one third of the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

(b)            with respect to any day in the second calendar month of any Quarterly Reporting Period, two thirds of the Estimated Quarterly Payment Amount for such Quarterly Reporting Period; and

(c)            with respect to any day in the third calendar month of any Quarterly Reporting Period and until the time when amounts are transferred to the Notes Payment Account on the Allocation Date related to such Quarterly Reporting Period, the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

in the case of each of clause (1)(a) through (c), calculated on the basis that the Scheduled Principal Amortization Amount for the related Payment Date is deemed to be zero (0), it being agreed that (1) on or prior to the applicable Determination Date, the Issuers shall cause an amount equal to the Scheduled Principal Amortization Amount for the related Payment Date to be deposited into the Collection Account and (2) any amounts so deposited shall not constitute Cure Amounts, but shall be deemed to be Collections retained in the Collection Account;

(2)            for any Quarterly Reporting Period with respect to which (1) no Event of Default shall have occurred and be continuing and (2) the Deferred Accrual Conditions have not been met,

(a)            with respect to any day in the first calendar month of any Quarterly Reporting Period, one third of the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

(b)            with respect to any day in the second calendar month of any Quarterly Reporting Period, two thirds of the Estimated Quarterly Payment Amount for such Quarterly Reporting Period; and

(c)            with respect to any day in the third calendar month of any Quarterly Reporting Period and until the time when amounts are transferred to the Notes Payment Account on the Allocation Date related to such Quarterly Reporting Period, the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

(3)            for any Quarterly Reporting Period during an Early Amortization Period, so long as no Event of Default has occurred and is continuing, the Estimated Quarterly Payment Amount for such Quarterly Reporting Period;

(4)            for any Quarterly Reporting Period with respect to which an Event of Default shall have occurred and be continuing, the Required Deposit Amount shall be the outstanding principal amount of the Notes and accrued interest thereon.

For the avoidance of doubt, amounts resulting from the occurrence of possible contingent events shall not be included in the Required Deposit Amount.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, or requirements of, any Governmental Authority, in each case having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer, the Secretary or Assistant Secretary, or other similar officer, manager or member of the Board of Directors or Board of Managers of the Issuers, the Guarantors or any other Person (other than the Trustee), as the case may be, with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof and with respect to the Trustee or the Collateral Custodian, any officer within the Corporate Trust Office of the Trustee or the Collateral Custodian (or any successor division, unit, or group of the Trustee or the Collateral Custodian) who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means, with respect to a Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services.

“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions, which as of the Closing Date include Crimea, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sale of a Grantor” means, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral other than (1) an issuance of Equity Interests by a Grantor to UAL or another Restricted Subsidiary of UAL, and (2) an issuance of directors’ qualifying shares.

“Scheduled Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Scheduled Principal Amortization Amount” means the principal amount that is payable in quarterly installments commencing on September 20, 2022 and payable on each Payment Date thereafter, initially in an aggregate amount per Payment Date equal to $190.0 million, which is 5% of the original principal amount of the Initial Notes (as such amounts may be increased or reduced, on a pro rata basis, from time to time as provided in Section 2.01(d), Section 2.11, Section 3.07(e), Section 3.08(e), Section 3.09(i) and Section 4.23(f). For the avoidance of doubt, any payment of premium due under this Indenture shall not reduce the Scheduled Principal Amortization Amount.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Agreement” means that certain Security Agreement, dated on or prior to the Closing Date, among the Issuers, the MPH Subsidiary Guarantors and the Master Collateral Agent, as it may be amended and restated from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Debt” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Senior Secured Debt Documents” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Senior Secured Debt Obligations” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Senior Secured Debt Representative” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Senior Secured Parties” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Series of Senior Secured Debt” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Significant MileagePlus Agreement” means (i) each Integrated Agreement, (ii) the Chase Co-Branded Agreement, (iii) the Visa Co-Branded Agreement, (iv) any Permitted Replacement MileagePlus Agreement and (v) as of any date, each other MileagePlus Agreement that generated Transaction Revenue equal to 15% or more of Transaction Revenue received over the twelve months prior to such date, in each case, as amended, restated, extended, replaced, supplemented, or otherwise modified from time to time as permitted by this Indenture or the Collateral Documents.

“Specified Acquisition Subsidiary” means any Subsidiary (x) acquired by UAL or any of its Subsidiaries (other than any Issuer or an MPH Subsidiary Guarantor) after the Term Loan Closing Date or (y) which is an entity formed in connection with the acquisition of a Subsidiary or any other assets (including any business lines or divisions) from (or constituting) a commercial airline carrier or any of its Affiliates with a Loyalty Program, in each case so long as (a) a guarantee by such Subsidiary of the Obligations under the Notes Documents is prohibited by applicable law, rule or regulation or by any contractual obligation, or require consent, approval, license or authorization from any other Person, including from a Governmental Authority or counterparty to any contract (unless such consent, approval, license or authorization has been received; provided, that there shall be no obligation to obtain such consent) so long as (except in the case of a Subsidiary described in clause (y) of this definition) such prohibition is not created in contemplation of such acquisition; (b) such Subsidiary has not guaranteed or pledged its assets to secure (nor has its equity been pledged to secure) any Indebtedness of UAL or any of its Subsidiaries (other than any other Specified Acquisition Subsidiary or any of its Subsidiaries); and (c) any Indebtedness of such Subsidiary which is not guaranteed or secured by the assets of UAL or any of its Subsidiaries (other than any other Specified Acquisition Subsidiary or any of its Subsidiaries).

“Specified Domain Name” means the mileageplus.eu domain name.

“Specified Ground Handling Subsidiary” shall mean any Subsidiary acquired or formed by UAL or any of its Subsidiaries (other than any Issuer or an MPH Subsidiary Guarantor) after the Closing Date to maintain assets supporting (or otherwise constituting) the ground handling business of the Parent Guarantors, in each case as designated by UAL.

“Specified Intellectual Property” means Intellectual Property listed in a Collateral Document or Contribution Agreement as being Specified Intellectual Property.

“Specified Organization Documents” means (i) the Limited Liability Company Agreement of MPH, dated as of the date hereof, (ii) the Second Amended and Restated Memorandum of Association of MIPA, dated as of the date hereof, (iii) the Amended and Restated Memorandum of Association of Mileage Plus Intellectual Property Assets Holding UIP, Ltd., dated as of the date hereof, (iv) the Amended and Restated Memorandum of Association of Mileage Plus Intellectual Property Assets Holding MIP, Ltd., dated as of the date hereof and (v) the Amended and Restated Memorandum of Association of Mileage Plus Intellectual Property Assets Aggregator, Ltd., dated as of the date hereof, in each case, as may be amended from time to time.

“Stated Maturity” means, with respect to any installment of interest or principal on the Notes, the date on which the payment of interest or principal was scheduled to be paid under this Indenture as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership, limited liability company or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock, unless and until any such instruments are so converted or exchanged.

“Stock Equivalents” means all equity securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock, unless and until any such instruments are so converted or exchanged.

“Subsidiary” means, with respect to any Person:

(1)            any corporation, company, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)            any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Closing Date” means July 2, 2020.

“Term Loan Documents” means the Credit Agreement, the Collateral Documents, and all other documents designated as “Loan Documents” (or similar terms) in or pursuant to the Credit Agreement.

“Term Loans” means all term loans made pursuant to the Credit Agreement.

“Termination Date” means the earlier to occur of (a) June 20, 2027 and (b) the date of acceleration of the Notes in accordance with the terms of this Indenture.

“Third Party Processors” means a third party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses Personal Data on behalf of an Issuer.

“Trade Secrets” means all confidential and proprietary information, including trade secrets (as defined under the Uniform Trade Secrets Act or the federal Defend Trade Secrets Act of 2016) and proprietary know-how, which may include all inventions (whether or not patentable), invention disclosures, methods, processes, designs, algorithms, source code, customer lists and data (including MileagePlus Customer Data), databases, compilations, collections of data, practices, processes, specifications, test procedures, flow diagrams, research and development, or formulas.

“Transaction Documents” means the Notes Documents, the IP Agreements, the Intercompany Agreements, MileagePlus Intercompany Note, the Material MileagePlus Agreements, the Deeds of Undertaking, the Specified Organization Documents, the Equity Contribution Agreements and the Co-Brand Payment Rights Assignment.

“Transaction Revenues” means, without duplication, (a) all cash revenues of the Issuers and the MPH Subsidiary Guarantors, (b) all payments to the Issuers and any other Guarantors under the MileagePlus Agreements, other than the Integrated Agreements (it being agreed that revenues from MileagePlus Agreements with third-party counterparties that are airlines and/or their Subsidiaries or Affiliates that operate Loyalty Programs (other than UAL and its Subsidiaries) shall be net payments received from such third-party counterparties) and (c) all payments to the Issuers and MPH Subsidiary Guarantors under Intercompany Agreements and the IP Licenses. For the avoidance of doubt, none of (i) amounts deposited into the Collection Account to pre-fund the Aggregate Required Deposit Amount, (ii) payments made by any Issuer or any of its Subsidiaries to any other Issuer or any of its Subsidiaries (including payments made pursuant to the MPH License) or (iii) Cure Amounts shall constitute Transaction Revenue.

“Treasury Rate” means with respect to any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the redemption date (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the anniversary of the Closing Date (or, if such period is shorter than the shortest period which such yield is so published or otherwise so publicly available, such shortest period).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date hereof.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UAI” means United Airlines, Inc., a corporation incorporated under the laws of the State of Delaware.

“UAI HoldCo” means Mileage Plus Intellectual Property Assets Holdings UIP, Ltd. an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“UAI Sublicense” means that certain Intellectual Property License Agreement, dated on or before the Closing Date, among MPH, as licensor, UAI as licensee, UAL and certain Subsidiaries of UAL from time to time party thereto as guarantors.

“UAL” means United Airlines Holdings, Inc., a corporation incorporated under the laws of the State of Delaware.

“UAL Bankruptcy Event” means (a) any Parent Guarantor (i) commences a voluntary case or procedure or (ii) consents to the entry of an order for relief against it in an involuntary case or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against any Parent Guarantor, (ii) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any Parent Guarantor or for all or substantially all of the property of any Parent Guarantor, or (iii) orders the liquidation of any Parent Guarantor, and in each case under clause (b) of this definition, the order or decree remains unstayed and in effect for sixty (60) consecutive days.

“UAL Change of Control” means the occurrence of any of the following:

(1)            the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of UAL and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), together with a Rating Decline; or

(2)            the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of UAL (measured by voting power rather than number of shares), other than (A) any such transaction where the Voting Stock of UAL (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares), or (B) any merger or consolidation of UAL with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement); or

(3)            a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares), together with a Rating Decline; provided that the occurrence of the Airline/Parent Merger shall not be deemed to constitute a UAL Change of Control.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“UAL Subsidiary” means each Subsidiary of UAL other than the Issuers and their Subsidiaries; provided that the term “UAL Subsidiary” shall not include any Subsidiary of UAL that is a Subsidiary solely because it is a Variable Interest Entity.

“UAL Subsidiary Guarantors” means each Subsidiary of UAL (other than UAI, an Issuer or a MPH Subsidiary Guarantor) that executes this Indenture as of the Closing Date and each other Subsidiary of UAL (other than UAI, an Issuer or MPH Subsidiary Guarantor) that executes a supplemental indenture substantially in the form of Exhibit D or otherwise provides a Note Guarantee, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Umbrella Agreement” means Fourth Amended and Restated Umbrella Agreement, dated on or prior to the Term Loan Closing Date, between MPH and UAI.

“Unaffiliated Loyalty Programs” means any Loyalty Program not operated, owned or controlled by MPH, the Parent Guarantors or any of their respective Subsidiaries and, in each case, not principally associated with MPH, the Parent Guarantors or any of their respective Subsidiaries.

“United Case Milestones” means that, after the commencement or any institution of any proceeding under any Bankruptcy Law (the “Bankruptcy Case”) of any Parent Guarantor or UAL Subsidiary Guarantor:

(1)            each Issuer and Guarantor shall continue to perform its respective obligations under the Notes Documents, the Term Loan Documents, the IP Agreements, the Intercompany Agreements, and all other Material MileagePlus Agreements to which such Issuer or Guarantor is party (collectively, the “United Agreements”) and there shall be no material interruption in the flow of funds under the United Agreements in accordance with the terms thereunder; provided, that (i) the performance by the Issuers and the Guarantors under this clause (1) shall in all respects be subject to any applicable materiality qualifiers, cure rights and/or grace periods provided for under the respective United Agreements, and (ii) the Issuers and the Guarantors shall have thirty (30) days from the Petition Date (as defined below) to cure any failure to perform that requires court authorization to perform;

(2)            the debtors in respect of the Bankruptcy Case (the “Debtors”) shall file with the applicable U.S. bankruptcy court (the “Bankruptcy Court”), within ten (10) days of the date of petition in respect of the Bankruptcy Case (the “Petition Date”), a customary and reasonable motion to assume all United Agreements under section 365 of title 11 of the United States Code, as heretofore and hereafter amended, 11 U.S.C. Section 101-1532 (the “Assumption Motion”), and shall thereafter pursue (including by contesting any objections to) the approval of the Assumption Motion;

(3)            the Bankruptcy Court shall have entered a customary and reasonable final order (the “Assumption Order”) granting the Assumption Motion, within sixty (60) days after the Petition Date, and such Assumption Order shall not be amended, stayed (unless the party seeking a stay has posted a cash bond pledged in favor of the Agents, the Trustee and the secured parties in respect of any other Priority Lien Debt (ratably, as determined by the relative priority of its Priority Lien Debt) (the “Cash Bond”) in an amount equal to or greater than the maximum amount of the License Termination Payment (as defined in the UAI Sublicense) that could be asserted if the UAI Sublicense were to terminate (without reduction for any potential mitigation), vacated, or reversed;

(4)            the parties agree and acknowledge that the Assumption Motion and Assumption Order shall be reasonable and customary and the Assumption Order shall provide, among other things, that: (i) the Debtors are authorized to assume and perform all obligations under the United Agreements and implement actions contemplated thereby and, pursuant to the Assumption Order will assume the United Agreements pursuant to section 365 of the Bankruptcy Code; (ii) the United Agreements are binding and enforceable against the parties thereto in accordance with their terms, without exception or amendment; (iii) any amounts payable under the United Agreements are actual and necessary costs and expenses of preserving the Debtors’ estates and shall be entitled to priority as an allowed administrative expenses of the Debtors pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code; (iv) the Debtors must cure any defaults under the United Agreements as a condition to assumption; and (v) the Debtors are authorized to take any action necessary to implement the terms of the Assumption Order;

(5)            each of the Debtors and each other Issuer and Guarantor (i) shall not take any action to materially interfere with the assumption of the United Agreements, or support any other Person to take any such action; and (ii) shall take all steps commercially reasonably necessary, to contest any action that would materially interfere with the assumption of the United Agreements, including, without limitation, litigating any objections and/ or appeals;

(6)            each of the Debtors and each other Issuer and Guarantor (i) shall not file any motion seeking to avoid, disallow, subordinate, or recharacterize any obligation under the Notes Documents, the MileagePlus Intercompany Loan or any IP License and (ii) shall take all steps commercially reasonably necessary, to contest any action that would seek to avoid, disallow, subordinate, or recharacterize any obligation under the Notes Documents, the MileagePlus Intercompany Loan or any IP License, including, without limitation, litigating any objections and/or appeals;

(7)            in the event there is an appeal of the Assumption Order:

(a)            if the appeal has not been dismissed within sixty (60) days, then (A) the Notes Reserve Account Required Balance shall increase by the Notes’ Allocable Share of $15.0 million per month (the “Monthly Additional Reserve”) as long as such appeal is pending, up to a cap of $300.0 million (the “Additional Reserve Cap”), and (B) such additional amounts accrued pursuant to subclause (A) of this clause (7) shall be released to UAI within five (5) Business Days after the end of such appeal; and

(b)            the Debtors shall pursue a court order requiring any appellants to post a Cash Bond in an amount equal to $300.0 million, to an account held solely for the sole benefit of the Senior Secured Parties;

(8)            the Bankruptcy Case shall not, and is not converted into, a case under chapter 7 of the Bankruptcy Code; and

(9)            any plan of reorganization filed or supported by any Debtor shall expressly provide for assumption of the United Agreements and reinstatement or replacement of each of the related guarantees, subject to applicable cure periods.

For the avoidance of doubt, notwithstanding the foregoing, during the pendency of and following any stay or appeal of the Assumption Order, each Issuer and Guarantor must continue to perform all obligations under the United Agreements, including making any and all payments under the United Agreements in accordance with the terms thereof and as described above and, in the event of any such payment default (subject to any applicable cure or grace periods under the applicable United Agreements), nothing shall limit any of the Holders’ rights and remedies including but not limited to any termination rights under the United Agreements.

Notwithstanding the foregoing, for the avoidance of doubt and without limiting the other rights and remedies of the Issuers and the Guarantors, during the sixty (60) day period following the Petition Date, the Issuers and the Guarantors shall have the right to pay all obligations in cash and in full as if there has been an acceleration under this Indenture as though such filing constituted an Event of Default.

“United Traveler Related Data” means data (a) generated, produced or acquired as a result of the issuance, modification or cancellation of customer tickets from UAI or for flights on UAI or United Express, including data in or derived from “Passenger Name Records” (including name and contact information) associated with flights on UAI or United Express, and (b) regarding a customer’s flight-related experience, but excluding in the case of clause (a) information that would not be generated, produced or acquired in the absence of a Loyalty Program. For the avoidance of doubt, customer name and contact information is included in both MileagePlus Customer Data and United Traveler Related Data.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Notes Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of UAL that is designated by the Board of Directors of UAL as an Unrestricted Subsidiary in compliance with Section 4.16 pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1)            is not an Issuer or any of such Issuer’s Subsidiaries;

(2)            has no Indebtedness other than Non-Recourse Debt;

(3)            except as permitted by Section 4.12 hereof, is not party to any agreement, contract, arrangement or understanding with UAL or any Restricted Subsidiary of UAL unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to UAL or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of UAL;

(4)            is a Person with respect to which neither UAL nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(5)            has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of UAL or any of its Restricted Subsidiaries; and

(6)            does not own any assets or properties that constitute Collateral.

Notwithstanding the foregoing, (i) no Subsidiary may be designated an “Unrestricted Subsidiary” if, as a result of such designation, either (a) the assets of all Subsidiaries that are Immaterial Subsidiaries or Unrestricted Subsidiaries shall constitute, in the aggregate, more than 5.0% of the total assets of UAL and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of UAL for which financial statements are available to the Trustee pursuant to Section 4.17), or (b) the revenues of all Subsidiaries that are Immaterial Subsidiaries or Unrestricted Subsidiaries account for, in the aggregate, more than 5.0% of the total revenues of UAL and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of UAL for which financial statements are available to the Trustee pursuant to Section 4.17 and (ii) (x) CALFINCO Inc. and (y) Covia LLC shall not be Unrestricted Subsidiaries.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Variable Interest Entity” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership or other entity that is consolidated under GAAP because UAL or a Restricted Subsidiary is considered the primary beneficiary of such entity in accordance with GAAP.

“Vehicles” means all vehicles covered by a certificate of title law of any state.

“Visa Co-Branded Agreement” means the Amended and Restated Co-Branded Card Strategic Alliance Agreement dated September 11, 2015 by and among VISA U.S.A. Inc., UAI and MPH.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(x) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(y) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02	Other Definitions.

Term	Defined in Section
“Additional Reserve Cap”	Definition of “United Case Milestones”
“Affiliate Transaction”	4.12
“Agreed Guarantee Principles”	4.31
“Alternative Madrid Structure”	4.22(b)
“Applicable Mandatory Repurchase Offer Proceeds”	3.09(a)
“Applied Mandatory Prepayment Amount”	3.08(a)
“Authentication Order”	2.02
“Contingent Payment Event Proceeds”	3.09(a)
“Covenant Defeasance”	8.03
“Cure Amounts”	4.03(f)
“Early Amortization Event”	6.01
“Event of Default”	6.02(a)
“Excess PPM Net Proceeds”	3.08(a)
“Excess Recovery Event Proceeds”	3.09(a)
“Independent Manager”	4.13(c)(xxiii)
“Initial Notes”	Recitals
“Legal Defeasance”	8.02
“Madrid IP Lux Holdco”	4.22(a)
“Madrid IP Lux Holdco 2”	4.22(a)
“Madrid Protocol Holding Structure”	4.22(a)

Term	Defined in Section
“Mandatory Offer Repurchase Price”	3.09(c)
“Mandatory Prepayment Event”	3.08(a)
“Mandatory Repurchase Date”	3.09(c)
“Mandatory Repurchase Offer”	3.09(a)
“Mandatory Repurchase Offer Amount”	3.09(c)
“Mandatory Repurchase Offer Event”	3.09(a)
“Mandatory Repurchase Offer Period”	3.09(c)
“Mandatory Repurchase Offer Notices”	3.09(c)
“Monthly Additional Reserve”	Definition of “United Case Milestones”
“MIPA”	Preamble
“MPH”	Preamble
“Note Guarantees”	10.01(a)
“Note Register”	2.03
“Notes Payment Account”	4.04(a)
“Notes Reserve Account”	4.05(a)
“Paying Agent”	2.03
“Payment Waterfall”	4.01
“Permitted Person”	Definition of “UAL Change of Control”
“Prepayment Date”	3.08(a)
“Prepayment Record Date”	3.08(b)
“Recovery Event Proceeds”	3.09(a)
“Redemption Date”	3.07(a)
“Registrar”	2.03
“Remitted Amount”	3.08(a)
“Required Currency”	12.18
“Restricted Payments”	4.08(a)
“Subject Company”	5.01(a)
“UAL Change of Control Offer”	4.23(a)
“UAL Change of Control Payment”	4.23(a)
“UAL Change of Control Payment Date”	4.23(a)
“United Agreements”	Definition of “United Case Milestones”

Section 1.03	[Reserved].

Section 1.04	Rules of Construction.

Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            words in the singular include the plural, and in the plural include the singular;

(e)            “will” shall be interpreted to express a command;

(f)             provisions apply to successive events and transactions;

(g)            references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)            unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and

(i)             the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit.

Section 1.05	Acts of Holders.

(a)            Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee, the Collateral Custodian, if applicable, and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Collateral Custodian and the Issuers, if made in the manner provided in this Section 1.05.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)         The ownership of Notes shall be proved by the Note Register.

(d)         Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Custodian or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e)         The Issuers may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)          Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)         Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)         The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Article 2

THE NOTES

Section 2.01           Form and Dating; Terms.

(a)         General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

(b)         Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect prepayments, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby resulting from exchange from one Global Note to another shall be made by the Trustee or the Collateral Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)         Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Notes Depositary, and registered in the name of the Notes Depositary or the nominee of the Notes Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Notes Depositary or its nominee, as the case may be, in connection with transfers of interest, exchanges, prepayments and redemption as hereinafter provided.

(d)         Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes in Exhibit A attached hereto shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to a Mandatory Repurchase Offer as provided in Section 3.09 hereof or a UAL Change of Control Offer as provided in Section 4.23 hereof. The Notes shall not be redeemable or prepayable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided, that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09 hereof. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture. Upon issuance of Additional Notes, the remaining Scheduled Principal Amortization Amounts shall be increased on a pro rata basis to reflect such issuance, which increase will occur automatically upon the issuance of such Additional Notes.

(e)         Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02           Execution and Authentication.

One or more Responsible Officers of each Issuer shall sign the Notes on behalf of the Issuers by manual or facsimile signature.

If a Responsible Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. A Note shall be dated the date of its authentication unless otherwise provided by a Board Resolution, a supplemental indenture or an Officer’s Certificate. On the Closing Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent of services of notices and demands.

Section 2.03           Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers hereby appoint the Trustee at its Corporate Trust Office as Registrar and Paying Agent for the Notes unless another Registrar or Paying Agent, as the case may be, is appointed prior to the time the Notes are first issued. The Issuers shall notify the Trustee of the name and address of any Agent not a party to this Indenture.

The Issuers initially appoint DTC to act as Notes Depositary with respect to the Global Notes.

Section 2.04           Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of interest, principal and premium, if any, on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money. If the Issuers or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05           Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06           Transfer and Exchange.

(a)         Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Notes Depositary or to a successor Notes Depositary or a nominee of such successor Notes Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Notes Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Notes Depositary is not appointed by the Issuers within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Notes Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or Section 2.06(c) hereof.

(b)         Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Notes Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)             Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Notes Depositary in accordance with the Applicable Procedures directing the Notes Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) subsequent to any of the events in clauses (i) or (ii) of Section 2.06(a), a written order from a Participant or an Indirect Participant given to the Notes Depositary in accordance with the Applicable Procedures directing the Notes Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Notes Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of the certificates in the form of Exhibit B hereto. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)        Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)         if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)          if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)         if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)          if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(iv), if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)         Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)             Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)         if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)          if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)          if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)          if such beneficial interest is being transferred to the Issuers, the Guarantors or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)          if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Notes Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)            Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(i)(A) and Section 2.06(c)(i)(C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Exhibit B hereto, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:

(A)         if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)          if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from or through the Notes Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)         Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)             Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)         if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)          if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)          if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)          if such Restricted Definitive Note is being transferred to the Issuers, the Guarantors or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)          if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.06(d)(i), the applicable 144A Global Note, and in the case of clause (C) of this Section 2.06(d)(i), the applicable Regulation S Global Note.

(ii)            Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)         if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)          if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)          Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (ii) or (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)         Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)             Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)         if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)          if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)          if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)            Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)         if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)          if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar or Issuers so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)          [Reserved].

(g)         Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)             Private Placement Legend.

(A)         Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS OR REGISTRAR SO REQUEST), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B)          Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)            Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE NOTES DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(H) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR NOTES DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE NOTES DEPOSITARY TO A NOMINEE OF THE NOTES DEPOSITARY OR BY A NOMINEE OF THE NOTES DEPOSITARY TO THE NOTES DEPOSITARY OR ANOTHER NOMINEE OF THE NOTES DEPOSITARY OR BY THE NOTES DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR NOTES DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR NOTES DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)           Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)         Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Depositary at the direction of the Trustee to reflect such increase.

(i)            General Provisions Relating to Transfers and Exchanges.

(i)             To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)            No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, Section 2.10, Section 3.06, Section 3.07, Section 3.08, Section 3.09, Section 4.23 and Section 9.05 hereof).

(iii)           Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)            The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a UAL Change of Control Offer, a Mandatory Repurchase Offer or other tender offer, in whole or in part, except the unredeemed or untendered portion of any Note being redeemed or repurchased in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of interest, principal and premium, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii)         Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.24 hereof, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)        At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a Participant or Indirect Participant in, the Notes Depositary or other Person with respect to the accuracy of the records of the Notes Depositary or its nominee or of any Participant or Indirect Participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant, member, beneficial owner, or other Person (other than the Notes Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee may rely and shall be fully protected in relying upon information furnished by the Notes Depositary with respect to its members, Participants or Indirect Participants, and any beneficial owners.

(xi)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Notes Depositary’s participants, members, or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Collateral Custodian nor any of their agents shall have any responsibility for any actions taken or not taken by the Notes Depositary.

Section 2.07           Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Issuers shall execute, and the Trustee shall authenticate and deliver in exchange therefor, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Issuers and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Issuers or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuers shall execute, and upon the Issuers’ request the Trustee shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers, in their discretion, may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Issuers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

Section 2.08           Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in this Section 2.08 or Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, repurchase date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Subject to Section 2.09, in determining whether the Holders of the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of Notes that shall be deemed to be outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof pursuant to Section 6.02.

Section 2.09           Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuers or any obligor upon the Notes or any Affiliate of the Issuers or of such other obligor.

Section 2.10           Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial Holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial Holders, respectively, of Notes under this Indenture.

Section 2.11           Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the disposal of all cancelled Notes shall be delivered to the Issuers upon its written request. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. Upon any cancellation of Notes that have been acquired by the Issuers and delivered to the Trustee for cancellation pursuant to this Section 2.11, the remaining Scheduled Principal Amortization Amounts shall be reduced on a pro rata basis to reflect such cancellation.

Section 2.12           Defaulted Interest.

If the Issuers or the Guarantors default in a payment of interest or principal on the Notes or in the payment of any other amount become due under the Indenture, whether at the Stated Maturity, by acceleration or otherwise, the Issuers shall on written demand of the Trustee pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate equal to the rate then applicable plus 2.0%, pursuant to clause (a) or (b) below, as the Issuers shall elect:

(a)         The Issuers may elect to make such payment to the persons who are Holders of the Notes on a subsequent special record date. The Issuer shall fix the payment date for such defaulted interest and the special record date therefor, which shall not be more than 15 days nor less than 10 days prior to such payment date. At least 10 days before the special record date, the Issuers shall mail to the Trustee and to each Holder of the Notes a notice that states the special record date, the payment date and the amount of interest to be paid.

(b)         The Issuers may elect to make such payment in any other lawful manner.

Payment of defaulted interest and any interest thereon to the Trustee shall be deemed to satisfy the Issuers’ obligation to pay such defaulted interest and any interest thereon for all purposes of this Indenture.

Section 2.13           CUSIP and ISIN Numbers.

The Issuers in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other elements of identification printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers.

Article 3

REDEMPTION

Section 3.01           Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, they shall furnish to the Trustee, not less than 10 days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02           Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, such Notes shall be selected for redemption by the Trustee (1) if the Notes are listed on an exchange and such listing is known to the Trustee, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with customary procedures of the Notes Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary. Such Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof; no Notes of $1.00 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1.00, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to its Applicable Procedures.

Section 3.03           Notice of Redemption.

If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, the Issuers shall deliver notices of redemption electronically or by first-class mail, postage prepaid, at least 10 but not more than 60 days before the purchase or redemption date to each Holder of Notes (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be conditional.

(a)         The notice shall identify the Notes to be redeemed and shall state:

(b)         the redemption date;

(c)         the redemption price;

(d)         if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(e)          the name and address of the Paying Agent;

(f)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(g)          that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(h)          the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(i)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(j)           any condition to such redemption.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at their expense; provided that the Issuers shall have delivered written notice to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be sent (unless a shorter notice shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Section 3.04          Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05          Deposit of Redemption or Purchase Price.

Prior to 4:00 p.m. (Eastern time) on the Business Day prior to the redemption or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06          Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided, that each new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07          Optional Redemption.

(a)          At any time prior to June 30, 2023, the Issuers may on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes to be redeemed plus the Make-Whole Amount as of, and accrued and unpaid interest, if any, thereon, to, but not including, the date of redemption (the “Redemption Date”).

(b)          On and after June 30, 2023, the Issuers may on one or more occasions redeem all or a part of the Notes upon notice as described under Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in this Section 3.07(b), plus accrued and unpaid interest, if any, thereon to, but not including, the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 30 of each of the years indicated below:

Year	Percentage
2023	103.250%
2024	101.625%
2025 and thereafter	100.000%

(c)          Notwithstanding this Section 3.07, in connection with a UAL Change of Control Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 20 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to 101% of the principal amount thereof plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the applicable Redemption Date (subject to the right of Holders on record on the relevant record date to receive interest on the relevant interest payment).

(d)          If the optional Redemption Date is on or after a record date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest, if any, to, but not including, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

(e)          If a portion but not all of the Notes are redeemed, automatically upon such redemption the remaining Scheduled Principal Amortization Amounts shall be reduced on a pro rata basis to reflect such partial redemption.

(f)           Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.08          Mandatory Prepayments.

(a)          Upon the Issuers or any of their respective Restricted Subsidiaries (i) receiving Net Proceeds from the issuance or incurrence of any Indebtedness of the Issuers or any of their respective Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 4.09) or (ii) receiving Net Proceeds from a Permitted Pre-paid Miles Purchase for which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Permitted Pre-paid Miles Purchases after the Closing Date, are in excess of $300.0 million (such excess, “Excess PPM Net Proceeds”) (each of the events set forth in the foregoing clauses (i) and (ii), a “Mandatory Prepayment Event”), the Issuers will cause the Notes’ Allocable Share of such Net Proceeds or Excess PPM Net Proceeds, as applicable (the “Applied Mandatory Prepayment Amount”), plus accrued and unpaid interest on the aggregate principal amount of Notes to be prepaid to, but excluding, the Prepayment Date (as defined below) (the “Remitted Amount”), to be remitted to the Trustee to be paid by the Trustee to Holders as of the Prepayment Record Date (as defined below) by a date that is (a) with respect to the Mandatory Prepayment Event set forth in clause (i), five (5) Business Days after the receipt of such Net Proceeds and (b) with respect to the Mandatory Prepayment Event set forth in clause (ii), ten (10) Business Days after the receipt of such Net Proceeds (such remittance date, as the case may be, a “Prepayment Date”).

(b)          On such Prepayment Date, the Trustee will apply the Remitted Amount to prepay the maximum principal amount of Notes that may be prepaid with the portion of such Remitted Amount representing the Applied Mandatory Prepayment Amount at a prepayment price equal to the redemption price that would be due if the Notes were being redeemed pursuant to Section 3.07 on the applicable Prepayment Date, plus accrued and unpaid interest on the principal amount being prepaid up to, but excluding, the Prepayment Date. The “Prepayment Record Date” for any Prepayment Date will be the Business Day prior to the Prepayment Date.

(c)          Notwithstanding Sections 3.08(a) and (b), if following a Mandatory Prepayment Event but prior to the related Prepayment Date, the Issuers pay the related Applied Mandatory Prepayment Amount (inclusive of any applicable premium) to the Holders on an intervening Payment Date pursuant to the provisions described under Section 4.01, no mandatory prepayment pursuant to the provisions of Sections 3.08(a) and (b) will be required.

(d)          In connection with any mandatory prepayment of the Notes pursuant to this Section 3.08, the Issuers, or the Trustee of behalf of the Issuers pursuant to written instructions from the Issuers to the Trustee, shall issue a written notice to the Holders at least two (2) Business Days prior to the Prepayment Date, which notice shall include a description of the Mandatory Prepayment Event, the aggregate principal amount of Notes to be prepaid, the prepayment price and the Prepayment Date.

(e)          If a portion but not all of the Notes are prepaid (which, for the avoidance of doubt, shall include a prepayment consummated on an intervening Payment Date pursuant to Section 3.08(c)), automatically upon such prepayment the remaining Scheduled Principal Amortization Amounts shall be reduced on a pro rata basis to reflect such partial repayment.

(f)           Any prepayment made pursuant to this Section 3.08 shall be made pursuant to the procedures set forth in this Indenture, except to the extent inconsistent with this Section 3.08(c). The Issuers shall not be required to make any mandatory prepayment or sinking fund payment with respect to the Notes, except pursuant this Section 3.08 and Section 3.09(b).

Section 3.09          Mandatory Repurchase Offers.

(a)          In the event that UAL or any of its Subsidiaries receives Net Proceeds in respect of (i) a Recovery Event (“Recovery Event Proceeds”) that causes the aggregate amount of all Recovery Event Proceeds received since the Closing Date to exceed $10.0 million (such excess amount, “Excess Recovery Event Proceeds”) or (ii) any Contingent Payment Event (“Contingent Payment Event Proceeds”) that causes the aggregate amount of all Contingent Payment Event Proceeds received to exceed $50.0 million (each of the events set forth in clauses (i) and (ii), a “Mandatory Repurchase Offer Event”), the Issuers shall make, except as provided in Section 3.09(b), an offer (a “Mandatory Repurchase Offer”) to all Holders to purchase the maximum principal amount of Notes on a pro rata basis that may be purchased out of the Notes’ Allocable Share of such Excess Recovery Event Proceeds or Contingent Payment Event Proceeds, as applicable (the “Applicable Mandatory Repurchase Offer Proceeds”).

(b)          Upon the occurrence of a Mandatory Repurchase Offer Event in respect of a Recovery Event, the Issuers must provide notice to the Trustee of the Recovery Event and, as long as no Event of Default shall have occurred and be continuing at the time of such Mandatory Repurchase Offer Event, the Issuers shall have the option, in lieu of making a Mandatory Repurchase Offer, to (x) invest the Recovery Event Proceeds within 365 days of receipt thereof in Qualified Replacement Assets or (y) repair, replace or restore the assets which are the subject of such Recovery Event; provided further, that any Recovery Event Proceeds from such Recovery Event that are not invested within such 365-day period will thereafter not constitute Excess Recovery Event Proceeds, but any such amounts in excess of $10.0 million will be deemed to be an Applied Mandatory Prepayment Amount and must be applied as a mandatory prepayment in accordance with Section 3.08.

(c)          The Mandatory Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Mandatory Repurchase Offer Period”). Promptly after the expiration of the Mandatory Repurchase Offer Period (the “Mandatory Repurchase Date”), the Issuers shall apply all of the Applicable Mandatory Repurchase Offer Proceeds to repurchase all of the Notes tendered in the Mandatory Repurchase Offer at a repurchase price equal to the redemption price that would be due if the Notes were being redeemed pursuant to Section 3.07 on the Mandatory Repurchase Date (except that any Make-Whole Amount that would be owed on the Mandatory Repurchase Date shall be calculated as of a date within three (3) Business Days prior to the date of the applicable Mandatory Repurchase Offer Notice), plus accrued and on paid interest thereon to, but excluding the Mandatory Repurchase Date (the "Mandatory Offer Repurchase Price"); provided that if the aggregate Mandatory Offer Repurchase Price for all Notes tendered in such Mandatory Repurchase Offer exceeds the total amount of Applicable Mandatory Repurchase Offer Proceeds, then such tendered Notes shall be repurchased pro rata up to the maximum amount of Notes that can be repurchased with such Applicable Mandatory Repurchase Offer Proceeds.

(d)          If the Mandatory Repurchase Date is on or after a record date and on or before the related Payment Date, any accrued and unpaid interest up to but excluding the Mandatory Repurchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Mandatory Repurchase Offer.

(e)          Subject to Section 3.09(b), notices of a Mandatory Repurchase Offer (“Mandatory Repurchase Offer Notices”) shall be sent by first class mail or sent electronically, no later than (a) with respect to the Mandatory Repurchase Offer Event set forth in clause (i) of Section 3.09(a), five (5) Business Days after the receipt of Net Proceeds therefrom and (b) with respect to the Mandatory Repurchase Offer Event set forth in clause (ii) of Section 3.09(a), ten (10) Business Days after the receipt of Net Proceeds therefrom, in each case, to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC. The Mandatory Repurchase Offer Notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Mandatory Repurchase Offer. The Mandatory Repurchase Offer shall be made to all Holders. The Mandatory Repurchase Offer Notice, which shall govern the terms of the Mandatory Repurchase Offer, shall state:

(i)            that the Mandatory Repurchase Offer is being made pursuant to this Section 3.09 and the length of time the Mandatory Repurchase Offer shall remain open;

(ii)           the Applicable Mandatory Repurchase Offer Proceeds, the repurchase price and the Mandatory Repurchase Date;

(iii)          that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)          that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Mandatory Repurchase Offer shall cease to accrue interest after the Mandatory Repurchase Date;

(v)           that Holders electing to have a Note purchased pursuant to a Mandatory Repurchase Offer may elect to have Notes purchased in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof only;

(vi)          that Holders electing to have a Note purchased pursuant to any Mandatory Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuers, the Notes Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least two (2) Business Days before the Mandatory Repurchase Date;

(vii)         that Holders shall be entitled to withdraw their election if the Issuers, the Notes Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Mandatory Repurchase Offer Period, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)        that, if the aggregate principal amount of Notes surrendered by the Holders thereof exceeds the amount that can be repurchased with the Applicable Mandatory Repurchase Offer Proceeds, the Trustee shall select the Notes (while the Notes are in global form pursuant to the procedures of the Notes Depositary) to be purchased on a pro rata basis based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall remain outstanding after such purchase) to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary; and

(ix)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(f)           To the extent that the aggregate principal amount of Notes validly tendered or otherwise surrendered in connection with a Mandatory Repurchase Offer is less than the Applicable Mandatory Repurchase Offer Proceeds, the Issuers may, after purchasing all such Notes validly tendered and not withdrawn, use the remaining Applicable Mandatory Repurchase Offer Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes validly tendered pursuant to any Mandatory Repurchase Offer exceeds the amount that can be repurchased with the Applicable Mandatory Repurchase Offer Proceeds, the Issuers will allocate the Applicable Mandatory Repurchase Offer Proceeds to purchase Notes on a pro rata basis on the basis of the aggregate principal amount of tendered Notes; provided that no Notes will be selected and purchased in an unauthorized denomination. Upon completion of any repurchase of Notes in a Mandatory Repurchase Offer, the amount of Applicable Mandatory Repurchase Offer Proceeds shall be reset at zero.

(g)          On or before the Mandatory Repurchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof validly tendered pursuant to the Mandatory Repurchase Offer, or if less than the Mandatory Repurchase Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(h)          The Issuers, the Notes Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the repurchase price of the Notes properly tendered by such Holder and accepted by the Issuers for repurchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Mandatory Repurchase Offer on or as soon as practicable after the Mandatory Repurchase Date.

(i)           If a portion but not all of the Notes are repurchased, automatically upon such repurchased the remaining Scheduled Principal Amortization Amounts shall be reduced on a pro rata basis to reflect such partial repurchase.

Article 4

COVENANTS

Section 4.01          Payment of Notes.

On each Payment Date prior to (i) the occurrence and continuance of an Issuer Bankruptcy Event or (ii) the occurrence and continuance of any other Event of Default with respect to which the Trustee (at the direction of the Permitted Noteholders) has provided the Issuers with at least two (2) Business Days’ prior written notice that this Section 4.01 shall no longer apply, all Available Funds in the Notes Payment Account as of such Payment Date (based upon instructions in the Payment Date Statement furnished to it on the related Determination Date by the Issuers) on such Payment Date shall be distributed by the Trustee in the following order of priority (the “Payment Waterfall”):

(a)          first, (x) ratably to (i) the Master Collateral Agent and Depositary, the Notes’ Allocable Share of Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Persons pursuant to the terms of this Indenture and the Collateral Documents and so long as Wilmington Trust, National Association shall be serving as the Master Collateral Agent and Depositary, such amounts to be transferred to the payment account under the Credit Agreement for payment to the Master Collateral Agent and Depositary in accordance with the Credit Agreement and (ii) the Trustee and Collateral Custodian, the Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Persons pursuant to the terms of this Indenture; provided that the amounts distributed pursuant to this clause (x) shall not exceed $200,000 in the aggregate per annum, then (y) ratably, to each other Person (other than UAL or any of its Subsidiaries), for the Notes’ Allocable Share of the fees, expenses and other amounts due and owing to such Person by the Issuers (to the extent not otherwise paid), including with respect to fees owed to any Independent Manager of MIPA or any Aggregator Entity and the IP Manager in an amount not to exceed $200,000 in the aggregate per Payment Date;

(b)          second, to the Trustee, on behalf of the Holders, an amount equal to the Interest Distribution Amount with respect to such Payment Date minus the amount of interest paid by the Issuers or in connection with any redemptions, prepayments or repurchases of any Notes pursuant to this Indenture after the immediately preceding Payment Date and prior to such Payment Date;

(c)          third, to the Trustee, on behalf of the Holders, in an amount equal to the Scheduled Principal Amortization Amount due and payable on such Payment Date;

(d)          fourth, to the Notes Reserve Account, to the extent the amount on deposit in the Notes Reserve Account is less than the Notes Reserve Account Required Balance;

(e)          fifth, to the extent not already paid, to the Trustee on behalf of the Holders, the Remitted Amount for any mandatory prepayments required pursuant to Section 3.08;

(f)           sixth, after the fifth anniversary of the Closing Date, any “AHYDO catch-up payments” on the Notes;

(g)          seventh, any premium without any duplication for any premium paid pursuant to Section 4.01(e) due and unpaid as of such Payment Date;

(h)          eighth, to pay (x) ratably to (i) the Master Collateral Agent and Depositary, and so long as Wilmington Trust, National Association shall be serving as the Master Collateral Agent and Depositary, such amounts to be transferred to the payment account under the Credit Agreement for payment to the Master Collateral Agent and Depositary in accordance with the Credit Agreement and (ii) the Trustee and the Collateral Custodian, and then (y) to any other Person (other than UAL or any of its Subsidiaries), any additional Obligations due and payable to such Person on such Payment Date to the extent not paid pursuant to the limitations set forth in clause (a) of this Section 4.01;

(i)           ninth, if an Early Amortization Period is in effect as of the last day of the related Quarterly Reporting Period, then to the Trustee on behalf of the Holders, as a reduction in the outstanding principal balance of the Notes, an amount equal to the Early Amortization Payment for such Payment Date;

(j)           tenth, to the extent any amounts are due and owing under any other Priority Lien Debt, to the Master Collateral Agent for further distribution to the appropriate Person pursuant to the Collateral Agency and Accounts Agreement; and

(k)          eleventh, (i) if an Event of Default has occurred and is continuing, all remaining amounts shall be remitted to, and remain on deposit in, the Collection Account (and held under the sole control of the Master Collateral Agent) or (ii) if no Event of Default has occurred and is continuing, all remaining amounts shall be released to or at the direction of MPH.

For the avoidance of doubt, to the extent Available Funds with respect to any Payment Date are insufficient to pay amounts due under this Indenture to the Agents, Holders or any other Person on such Payment Date, the Issuers, and to the extent provided in Article 10 hereof, the Guarantors, are fully obligated to timely pay such amounts to the Agents, Holders or other Persons.

Section 4.02          MPH Revenue Account; Collections.

(a)          The Parent Guarantors and the Issuers shall instruct and use commercially reasonable efforts to cause sufficient counterparties to MileagePlus Agreements and Intercompany Agreements to direct payments of Transaction Revenues into the MPH Revenue Account, such that in any Quarterly Reporting Period, at least 90% of Collections are deposited directly into the MPH Revenue Account; provided, that, if, with respect to any Quarterly Reporting Period beginning on or after September 1, 2020, less than 90% of Collections are deposited directly into the MPH Revenue Account, UAI shall cause control agreements to be granted to the Master Collateral Agent with respect to the accounts into which Transaction Revenues were deposited such that the Master Collateral Agent has control over the accounts into which at least 90% of the Collections with respect to such Quarterly Reporting Period are directly deposited. To the extent UAL, any UAL Subsidiary, any Issuer or any of their respective controlled Affiliates receives any payments of Transaction Revenues to an account other than the MPH Revenue Account or the Collection Account, such Person shall cause such amounts to be deposited into the MPH Revenue Account within three (3) Business Days after receipt and identification thereof.

(b)          MPH shall enter into an Account Control Agreement relating to the MPH Revenue Account providing that the Master Collateral Agent may, upon the occurrence of an Event of Default, direct the account bank at which the MPH Revenue Account is held with respect to the application of funds on deposit in the MPH Revenue Account. The MPH Revenue Account shall be subject at all times to an Account Control Agreement.

(c)            Other than as required to provide for any successor account that becomes the MPH Revenue Account, no Issuer or Guarantor shall revoke, or permit to be revoked, any Direction of Payment.

Section 4.03          Collection Account; Peak Debt Service Coverage Ratio Cure.

(a)          Promptly after the Closing Date, and no later than September 1, 2020 (or such later date as the Collateral Controlling Party may agree in its reasonable discretion), MPH shall establish a standing order that shall sweep funds on a daily basis from the MPH Revenue Account to the Collection Account, in each case, no later than the Business Day after the day such funds are deposited into the MPH Revenue Account.

(b)          MPH shall determine the Required Deposit Amount and notify the Trustee and the Master Collateral Agent in writing of such Required Deposit Amount for each calendar month in such Quarterly Reporting Period no later than the first Business Day of each Quarterly Reporting Period; provided that at any time that MPH determines that the Required Deposit Amount for any calendar month in the related Quarterly Reporting Period is greater (including as a result of the occurrence of an Early Amortization Event) or less, than the Required Deposit Amount for such calendar month as previously calculated, then MPH shall promptly (i) notify the Trustee and the Master Collateral Agent in writing and (ii) such revised Required Deposit Amount shall thereafter be applicable for each such calendar month in such Quarterly Reporting Period unless subsequently revised.

(c)          Subject to the terms of the Collateral Agency and Accounts Agreement, MIPA may cause funds to be transferred to the Collection Account from time to time for the purpose of pre-funding the Aggregate Required Deposit Amount for any Quarterly Reporting Period. Any such funds so deposited not constitute “Collections” for purposes of the Peak Debt Service Coverage Ratio Test.

(d)          MPH shall not withdraw or release funds from the Collection Account unless the amount remaining on deposit therein is at least equal to the Aggregate Required Deposit Amount and such withdrawal or release is permitted by the terms of the Collateral Agency and Accounts Agreement.

(e)          To the extent that Collections received in the Collection Account with respect to any Quarterly Reporting Period are insufficient to satisfy the Peak Debt Service Coverage Ratio Test for such Quarterly Reporting Period, MPH may deposit, or cause to be deposited into the Collection Account, funds in an amount necessary to satisfy the Peak Debt Service Coverage Ratio Test for such Quarterly Reporting Period (such amounts, the “Cure Amounts”); provided that such deposit and deemed cures shall not occur more than five (5) times prior to the final maturity date of the Notes and no more than two (2) times in any twelve (12) month period. To the extent that Cure Amounts are received in the Collection Account on or prior to the Determination Date with respect to the Quarterly Reporting Period in which such funds are necessary to satisfy the Peak Debt Service Coverage Ratio Test, Cure Amounts will be allocated to the Notes and other Senior Secured Debt on the Allocation Date with respect to such Quarterly Reporting Period (but not treated as Collections for such Quarterly Reporting Period). Cure Amounts deposited to the Collection Account after such Determination Date shall constitute an Early Amortization Cure for the existing Early Amortization Event, and shall be allocated to the Quarterly Reporting Period in which such funds were deposited (but not treated as Collections for such Quarterly Reporting Period).

Section 4.04          Notes Payment Account.

(a)          MIPA shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account, for the purpose of holding amounts allocated to the Notes pursuant to the terms of this Indenture (such account, the “Notes Payment Account”). Amounts on deposit in the Notes Payment Account shall remain uninvested.

(b)          On each Allocation Date, the Notes Payment Account shall be funded with amounts allocated from the Collection Account as set forth under Section 4.03.

(c)          As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, MIPA hereby grants to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Issuers’ right, title and interest in and to the Notes Payment Account, (i) all funds held in the Notes Payment Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (ii) all Investments from time to time of amounts in the Notes Payment Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the Notes Payment Account, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Notes Payment Account.

(d)          Each Issuer and Guarantor hereby acknowledges and agrees that: (i) at all times, the Trustee shall be the only Person that has a right to withdraw from the Notes Payment Account and (ii) the funds on deposit in the Notes Payment Account shall at all times continue to be Collateral security for all of the Obligations and shall not be subject to any Lien other than a Lien benefiting the Trustee on behalf of the Notes Secured Parties.

(e)          If, at any time, the Notes Payment Account shall no longer be an Eligible Deposit Account, MIPA shall provide prompt written notice to the Trustee and, within thirty (30) days (as may be extended by the Collateral Controlling Party), move the Notes Payment Account to a new depositary institution pursuant to Section 7.11.

Section 4.05          Notes Reserve Account.

(a)          MIPA shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account (such account, the “Notes Reserve Account”), for the purpose of holding a minimum balance of not less than the Notes Reserve Account Required Balance as of each Payment Date. MIPA shall maintain a minimum balance of not less than the Notes Reserve Account Required Balance in the Notes Reserve Account as of each Payment Date. The Notes Reserve Account shall be subject at all times to an Account Control Agreement.

(b)          So long as the Collateral Custodian has not been notified by the Trustee or any Issuer that an Event of Default exists, then the Collateral Custodian shall, at the written direction of either Issuer from time to time cause the funds held in the Notes Reserve Account, from time to time, to be invested in one or more Cash Equivalents selected by such Issuer (which Cash Equivalents shall at all times be subject to the Lien created hereunder); provided that in no event shall the Collateral Custodian: (i) have any responsibility whatsoever as to the validity or quality of any Cash Equivalent, (ii) be liable for the selection of Cash Equivalents or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Cash Equivalent before its stated maturity pursuant to this Section 4.05 or the failure of an Issuer to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction. Notwithstanding anything else in this Indenture to the contrary, in no event shall any Issuer direct any investment in any such Cash Equivalent that will mature later than the Business Day before the next occurring Payment Date. It is agreed and understood that the entity serving as the Trustee or the Collateral Custodian may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Trustee or the Collateral Custodian be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Trustee, the Collateral Custodian or their respective affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s or the Collateral Custodian’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments. All income from such Cash Equivalents shall be retained in the Notes Reserve Account, subject to release as permitted by this Indenture. All investments in such Cash Equivalents shall be at the risk of the Issuer. All income from Investments in the Notes Reserve Account shall be taxable to MIPA (or its regarded parent entity), and the Collateral Custodian shall prepare and timely distribute to MIPA, as required, Form 1099 or other appropriate U.S. federal and state income tax forms with respect to such income.

(c)          As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, MIPA hereby grants to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Issuers’ right, title and interest in and to the Notes Reserve Account, (i) all funds held in the Notes Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (ii) all Investments from time to time of amounts in the Notes Reserve Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iii) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the Notes Reserve Account, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Notes Reserve Account.

(d)          The Issuers hereby acknowledge and agree that: (i) the Trustee shall be the only Person that has a right to withdraw from the Notes Reserve Account and (ii) the funds on deposit in the Notes Reserve Account shall at all times continue to be Collateral security for the benefit of the Notes Secured Parties and shall not be subject to any Lien other than a Lien benefiting the Trustee on behalf of the Notes Secured Parties.

(e)          If, at any time, the Notes Reserve Account shall no longer be an Eligible Deposit Account, MIPA shall provide prompt written notice to the Trustee and the Administrative Agent and, within thirty (30) days (as may be extended by the Collateral Controlling Party), move the Notes Reserve Account to a new depositary institution pursuant to Section 7.11.

(f)           If, on any Determination Date, the amount on deposit in the Notes Reserve Account would exceed the then applicable Notes Reserve Account Required Balance for the related Payment Date, MIPA shall be entitled to request the Trustee by notice in writing (which may be the Payment Date Statement) to transfer such excess amounts in the Notes Reserve Account to the Collection Account. In such circumstances, the Trustee shall promptly direct the Collateral Custodian to wire such excess amounts from the Notes Reserve Account to the Collection Account.

(g)          If, on any Determination Date, the Available Funds for the related Payment Date will not be sufficient to pay the amounts due in accordance with Section 4.01(a) through Section 4.01(c) on the related Payment Date, MIPA shall request by notice in writing (which may be the Payment Date Statement) to the Trustee that the Trustee, on or prior to the related Payment Date, transfer amounts in the Notes Reserve Account to the Notes Payment Account to the extent necessary so that the Available Funds on the related Payment Date will be sufficient to pay such amounts on the related Payment Date. In such circumstances, the Trustee shall promptly direct the Collateral Custodian to wire such amounts from the Notes Reserve Account to the Notes Payment Account.

Section 4.06          Operation of the MileagePlus Program.

(a)          Each Issuer and Guarantor (as applicable) agrees to honor Miles according to the policies and procedure of the MileagePlus Program, subject to cure, except to the extent that would not be reasonably expected to cause a Material Adverse Effect, and shall take any action permitted under the MileagePlus Agreements and applicable law that it, in its reasonable business judgment, determines is advisable, in order to diligently and promptly (i) enforce its rights and any remedies available to it under the MileagePlus Agreements, (ii) perform its obligations under the MileagePlus Agreements and (iii) cause the applicable counterparties to perform their obligations under the related MileagePlus Agreements, including such counterparties’ obligations to make payments to and indemnify the applicable Issuers or Guarantors in accordance with the terms thereof, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

(b)          Neither Parent Guarantor nor MPH shall substantially reduce the MileagePlus Program business or modify the terms of the MileagePlus Program in any manner that would reasonably be expected to result in a Material Adverse Effect.

(c)          UAL shall not and shall not permit any of its Subsidiaries to change the policies and procedures of the MileagePlus Program except to the extent that would not be reasonably expected to cause a Material Adverse Effect.

(d)          UAL shall not and shall not permit any of its Subsidiaries establish, create or operate any Loyalty Program, other than a Permitted Acquisition Loyalty Program, unless substantially all Loyalty Program cash revenues (which, excludes, for the avoidance of doubt, airline revenues such as ticket sales and baggage fees), accounts in which such cash revenue is deposited, intellectual property and member data (but solely to the extent that such intellectual property and member data would be included in the definition of MileagePlus Intellectual Property, substituting references to the MileagePlus Program with references to such other Loyalty Program), and third-party contracts and intercompany agreements, related to such Loyalty Program are Collateral on a first lien basis (but solely to the extent such cash revenues and assets would have been required to have been granted as Collateral as of the Term Loan Closing Date, subject to Permitted Liens); provided that, for the avoidance of doubt, nothing shall prohibit UAL or any of its Subsidiaries from offering and providing discounts or other incentives for travel or carriage on UAI, United Express or any of the Star Alliance partners (or, in the case of, UAI’s Global Services from offering and providing other goods and services) to businesses or members of Unaffiliated Loyalty Programs or UAI’s Global Services program so long as no Currency is provided to such members other than Currency under the MileagePlus Program.

(e)          On or prior to each Determination Date, MPH shall deliver updates to Schedule 4.06(e) to the extent necessary to cause the Material MileagePlus Agreements listed on such schedule, in the aggregate, to represent at least 90% of the cash revenues of MPH in the prior twelve (12) months, calculated with respect to any calendar month prior to the Term Loan Closing Date, as if UAI had paid cash to MPH for the Miles purchased from MPH during such month.

(f)           Each applicable Issuer or Guarantor shall maintain in effect commercially reasonable privacy and data security policies. Without limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect, each applicable Issuer and Guarantor shall comply in all material respects and shall cause each of its Subsidiaries and each of its Third Party Processors to be in compliance in all material respects with (i) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of each such Issuer or Guarantor or such Subsidiary and such policies are accurate, not misleading and consistent with the actual practices of MPH, (ii) all Data Protection Laws with respect to Personal Data in the United States, the State of California, the United Kingdom and the European Union and (iii) its contractual commitments and obligations regarding Personal Data.

Section 4.07          Maintenance of Rating.

The Issuers and the Guarantors shall cooperate with the Rating Agencies in obtaining a rating for the Notes from two of the Rating Agencies and shall use commercially reasonable efforts to cause the Notes to be continuously rated by such Rating Agencies but shall not be required to obtain any specific rating. The Issuers and the Guarantors shall make commercially reasonable efforts to provide the Rating Agencies (at MPH’s sole expense) such reports, records and documents as each shall reasonably request to monitor or affirm such ratings, except to the extent the disclosure of any such document or any such discussion would result in the violation of any Issuer’s or Guarantor’s contractual (including all confidentiality obligations set forth in the MileagePlus Agreements) or legal obligations; provided that the Issuers’ or Guarantors’ failure to obtain such a rating after using commercially reasonable efforts shall not constitute an Event of Default.

Section 4.08          Restricted Payments.

(a)          UAL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of UAL’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving UAL or any of its Restricted Subsidiaries) or to the direct or indirect holders of UAL’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (1) solely with respect to the Guarantors other than MPH and its Subsidiaries, (x) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of UAL, an increase in the liquidation value thereof, and (y) dividends, distributions or payments payable to UAL or a Restricted Subsidiary of UAL and (2) solely with respect to the Subsidiaries of MPH, dividends, distributions or payments payable to MIPA or a Restricted Subsidiary of MIPA);

(ii)            purchase, redeem or otherwise acquire or retire for value any Equity Interests of UAL;

(iii)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of the Issuers and the Guarantors that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among UAL and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Scheduled Maturity thereof; or

(iv)          make any Restricted Investment (all such payments and other actions set forth in this Section 4.01(a)(i) through (iv) being collectively referred to as “Restricted Payments”),

unless, solely with respect to UAL and the Restricted Subsidiaries other than MPH and its Subsidiaries, at the time of and after giving effect to such Restricted Payment, no Event of Default shall have occurred and be continuing as of such time or would result immediately therefrom and such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by UAL and its Restricted Subsidiaries since the Term Loan Closing Date (excluding Restricted Payments permitted by Section 4.08(b)(ii)-(xx), is less than the sum, without duplication, of:

(A)            the sum of (x) 50% of the Consolidated Net Income of UAL for the period (taken as one accounting period) from July 1, 2011 to the end of UAL’s first fiscal quarter of 2020 and (y) 50% of the Consolidated Net Income of UAL for the period (taken as one accounting period) from January 1, 2021), to the end of UAL’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)            100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by UAL since May 7, 2013 as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of UAL and excluding Excluded Contributions); plus

(C)            100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by UAL or a Restricted Subsidiary of UAL from the issue or sale of convertible or exchangeable Disqualified Stock of UAL or a Restricted Subsidiary of UAL or convertible or exchangeable debt securities of UAL or a Restricted Subsidiary of UAL (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since May 7, 2013 for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of UAL); plus

(D)            to the extent that any Restricted Investment that was made after May 7, 2013 (other than in reliance on Section 4.08(b)(xvi)) is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of UAL, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(E)            to the extent that any Unrestricted Subsidiary of UAL designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the lesser of (i) the Fair Market Value of UAL’s Restricted Investment in such Subsidiary (made other than in reliance on Section 4.08(b)(xvi)) as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(F)            100% of any dividends received in cash by UAL or a Restricted Subsidiary of UAL after May 7, 2013 from an Unrestricted Subsidiary of UAL, to the extent that such dividends were not otherwise included in the Consolidated Net Income of UAL for such period.

(b)          Solely in the case of UAL and its Restricted Subsidiaries other than MPH and its Subsidiaries, the preceding provisions will not prohibit:

(i)            the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii)           the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of UAL) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to UAL; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4.08(a)(B) and will not be considered to be Excluded Contributions;

(iii)          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of UAL to the holders of its Equity Interests on a pro rata basis;

(iv)          the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of UAL or UAI that is contractually subordinated to the Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(v)           the repurchase, redemption, acquisition or retirement for value of any Equity Interests of UAL or any Restricted Subsidiary of UAL held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of UAL or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $50.0 million in any twelve-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (x) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Indenture and in such case the aggregate price paid by UAL and its Restricted Subsidiaries may not exceed $100.0 million in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation or (y) the Continental/UAL Merger, in which case no dollar limitation shall be applicable); provided further that UAL or any of its Restricted Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $25.0 million of unutilized capacity under this Section 4.08(b)(v) attributable to the immediately preceding twelve-month period;

(vi)          the repurchase of Equity Interests or other securities deemed to occur upon (a) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (b) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of UAL or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(vii)         so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of UAL or any preferred stock of any Restricted Subsidiary of UAL;

(viii)        payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by UAL or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person or (iii) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;

(ix)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of UAL or any Disqualified Stock or preferred stock of any Restricted Subsidiary of UAL to the extent such dividends are included in the definition of Fixed Charges for such Person;

(x)            in the event of a UAL Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of UAL or any UAL Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that if prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, UAL or UAI (or a third party to the extent permitted by this Indenture) has made a UAL Change of Control Offer (it being agreed that UAL or UAI may pay, purchase, redeem, defease or otherwise acquire or retire such subordinated Indebtedness even if the purchase price exceeds 101% of the principal amount of such subordinated Indebtedness; provided, further that the amount paid in excess of 101% of such principal amount is otherwise permitted under Section 4.08(b));

(xi)          Restricted Payments made with Excluded Contributions;

(xii)         the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to UAL or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(xiii)        the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that (A) if such Subsidiary is not a Guarantor, no Default or Event of Default has occurred and is continuing and (B) the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(xiv)        the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed $600.0 million since the Term Loan Closing Date; provided that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(xv)         so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $1.0 billion, such aggregate amount to be calculated from the Term Loan Closing Date;

(xvi)        so long as no Default or Event of Default has occurred and is continuing, any Restricted Investment by UAL and/or any Restricted Subsidiary of UAL;

(xvii)       the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of UAL or any Restricted Subsidiary of UAL;

(xviii)      so long as no Default or Event of Default has occurred and is continuing, Restricted Payments (i) made to purchase or redeem Equity Interests of UAL or (ii) consisting of payments in respect of any Indebtedness (whether for purchase or prepayment thereof or otherwise);

(xix)         any Restricted Payment so long as both before and after giving effect to such Restricted Payment, UAL and its Restricted Subsidiaries have Liquidity in the aggregate of at least $3.5 billion; and

(xx)          Restricted Payments in an aggregate amount which do not exceed 5.0% of the Consolidated Tangible Assets of UAL and its Restricted Subsidiaries (calculated at the time of such Restricted Payment).

(c)          In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by UAL or such Restricted Subsidiary of UAL, as the case may be, pursuant to the Restricted Payment.

(d)          For purposes of determining compliance with this Section 4.08, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments set forth in Section 4.08(b)(i) through (xx), or is entitled to be made pursuant to Section 4.08(a), UAL will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.08.

(e)          For the avoidance of doubt, solely with respect to UAL and the Restricted Subsidiaries (other than MPH and its Subsidiaries), the following shall not constitute “Restricted Payments” and therefore will not be subject to any of the restrictions set forth in this Section 4.08:

(i)            the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of UAL or any Restricted Subsidiary of UAL that is not contractually subordinated to the Obligations;

(ii)           the payment of regularly scheduled amounts in respect of, and the issuance of common stock of UAL upon conversion of, the 6% Convertible Preferred Securities, Term Income Deferred Equity Securities (TIDES)SM issued by Continental Airlines Finance Trust II or the underlying 6% Convertible Junior Subordinated Debentures due 2030 issued by Continental;

(iii)          the conversion of the Capital Stock of UAI pursuant to the Airlines Merger; and

(iv)          the conversion of the Capital Stock of UAL or UAI pursuant to the Airline/Parent Merger.

(f)           If a Restricted Payment is made at a time when a Default has occurred and is continuing and such Default is subsequently cured, the Default or Event of Default arising from the making of such Restricted Payment during the existence of such Default shall simultaneously be deemed cured.

(g)          MPH and its Subsidiaries will not, directly or indirectly, make any Restricted Payments or any payments in respect of any intercompany Indebtedness; provided that the provisions of this paragraph will not prohibit (1) Restricted Payments with amounts released to the Issuers under Section 4.01(k) including the making of any intercompany loans and any payments in respect of intercompany debt or Junior Lien Debt, any payment with respect to Indebtedness in the nature of an “AHYDO catch-up payment” with respect to any Indebtedness that constitutes an applicable high-yield discount obligation and any payments in respect of intercompany debt; provided, further that (i) MPH and its Subsidiaries shall not (i) make any Investments other than Permitted Investments set forth in the following clauses of the definition of “Permitted Investments:” (1) (solely in the case of Investments in MPH and its Subsidiaries not otherwise prohibited under this Indenture or other Investments in connection with or pursuant to the IP Agreements, Transaction Documents or IP Licenses), (2), (4) (other than in the case of MIPA), (6) (other than in the case of MIPA), (7) (other than in the case of MIPA), (9), (10) (solely in the case of Guarantees of Indebtedness of MPH and its Subsidiaries permitted under this Indenture), (11), (14), (15) and (16); and (ii) MPH shall only be permitted to make Restricted Payments using such amounts so long as no Event of Default has occurred and is continuing (and, solely in the case of repayments of intercompany debt, the Collateral Controlling Party shall not have provided two (2) Business Days’ notice terminating such right to make such payments), (2) distributions by MPH of a portion of its rights in respect of the MileagePlus Intercompany Loan, so long as after giving effect to such distribution the principal amount owing to MPH shall not be less than the then-outstanding principal amount of Priority Lien Debt and (3) the making of the MileagePlus Intercompany Loan with the proceeds of the Notes and Term Loans; provided, further that the foregoing shall not restrict the ability of the Subsidiaries of MPH from making Restricted Payments (and payments in respect of intercompany Indebtedness) to MPH or another Subsidiary of MPH.

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock.

Neither Issuer shall nor shall either Issuer permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect any Indebtedness other than the following:

(a)            Junior Lien Debt; provided that (i) prior to the incurrence of such Junior Lien Debt, the Rating Agency Condition shall have been satisfied, (ii) no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the issuance of such Junior Lien Debt, (iii) to the extent that immediately after giving effect to the issuance of such Junior Lien Debt the aggregate outstanding amount of Junior Lien Debt would exceed $750.0 million, the ratio of (A) (I) the aggregate outstanding amount of Junior Lien Debt (including such Junior Lien Debt being then issued) plus (II) the greater of (x) the then outstanding principal amount of Priority Lien Debt and (y) the Priority Lien Cap divided by (B) the sum of (x) the aggregate amount of Transaction Revenues received during the period of four consecutive Quarterly Reporting Periods ending on the most recent Determination Date, and (y) funds transferred to the Collection Account pursuant to Section 4.03 in connection with such Determination Date shall not exceed 1.60 to 1.00 on a pro forma basis and (iv) such Junior Lien Debt shall not be incurred by or subject to a guarantee by any Subsidiary of MPH other than any MPH Subsidiary Guarantor;

(b)            Pre-paid Miles Purchases, so long as (i) the aggregate amount of Miles purchased thereunder does not exceed an amount equal to the result of (x) $500.0 million divided by (y) the rate by which such Person purchases Miles from MPH as of the Closing Date, (ii) such Pre-paid Miles Purchases are consummated on or before December 31, 2020, (iii) the proceeds of such Pre-paid Miles Purchases are deposited to the MPH Revenue Account and (iv) such sale is non-recourse and non-refundable by MPH and its Subsidiaries and (v) the Indebtedness related thereto is (x) unsecured and subordinated to the Obligations pursuant to an agreement in form and substance reasonably satisfactory to the Trustee and (y) not guaranteed by UAL or any of its Subsidiaries;

(c)            (x) Indebtedness represented by (i) the Notes issued and outstanding on the Closing Date, and the Note Guarantees related thereto and (ii) the Term Loans outstanding on the Closing Date, and the related Guarantees by the guarantors thereof; and (y) additional Indebtedness incurred under the Credit Agreement, this Indenture or another indenture; provided that (i) any such Indebtedness (other than with respect to Section 4.09(c)(A) and (B), customary bridge loans which, subject only to customary conditions (which shall be limited to no payment or bankruptcy event of default) would either automatically be converted into or required to be exchanged for long-term refinancing in the form of debt securities issued under an indenture or incremental term loans under the Credit Agreement, as applicable, permitted under (and subject to the requirements of) Section 4.09(c)(A) and (B) and each other provision of this Section 4.09(c)), (A) shall have a maturity date not earlier than the latest maturity date for the Notes (in the case of additional Notes to be issued under this Indenture or debt securities to be issued under an indenture) or the Credit Agreement (in the case of Indebtedness to be incurred under the Credit Agreement), (B) shall have a Weighted Average Life to Maturity thereof no shorter than the Weighted Average Life to Maturity of the Notes outstanding (in the case of additional Notes to be issued under this Indenture or debt securities to be issued under an indenture) or the Credit Agreement (in the case of Indebtedness to be incurred under the Credit Agreement), and (C) shall not be subject to any Guarantee by any Person other than an Issuer or Guarantor, (ii) after giving effect to the issuance of such Indebtedness, the outstanding principal amount of the Priority Lien Debt shall not exceed the Priority Lien Cap (plus fees, expenses, premium and accrued interest in respect of any Indebtedness incurred pursuant to this Section 4.09(c) which refinances other Indebtedness of the Issuers and their Subsidiaries permitted under this Indenture), (iii) prior to the issuance of any such Indebtedness after the initial incurrence on the Closing Date, the Rating Agency Condition shall have been satisfied, (iv) the terms (other than interest rate, principal amount, premiums, amortization payments, scheduled maturity of interest and principal), covenants, events of default and conditions governing such Indebtedness shall be substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by MPH) to the investors or holders providing such Indebtedness than those applicable to the Notes under this Indenture (except to the extent (I) such terms are conformed (or added) in this Indenture for the benefit of the holders of the Notes pursuant to an amendment or indenture supplement thereto or (II) applicable solely to periods after the latest final maturity date of the Notes existing at the time of such incurrence), (v) all such Indebtedness under this Section 4.09(c) shall be incurred (A) as additional Notes under this Indenture (as may be amended or supplemented otherwise in accordance with its terms), (B) as debt securities under an indenture or (C) under the Credit Agreement; provided that notwithstanding the foregoing, in each case, in no event shall such Indebtedness be subject to events of default resulting (either directly or through a cross-default or cross-acceleration provision) from a bankruptcy filing by UAL or any of its Subsidiaries (other than MPH or any of its Subsidiaries), (vi) no Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the issuance of such Indebtedness and (vii) the pro forma Peak Debt Service Coverage Ratio (calculated using the Maximum Quarterly Debt Service of the then existing Term Loans, the Notes, other Indebtedness previously incurred pursuant to this Section 4.09(c)) as of the immediately preceding Determination Date, immediately after giving effect to the issuance of such Indebtedness shall be more than (A) so long as a DSCR Step-up Period is not in effect, (i) for any date of determination prior to the Determination Date occurring in March 2022, 1.50:1.00, (ii) for any date of determination during the period beginning on or after the Determination Date occurring in March 2022 but excluding the Determination Date occurring in September 2022, 1.75:1.00 and (iii) for any date of determination occurring on or after the Determination Date in September 2022, 2.25:1.00 and (B) if a DSCR Step-up Period is in effect on any Determination Date, 2.25:1.00;

(d)            (x) Indebtedness of MPH or any of its Restricted Subsidiaries (other than MIPA) (including any unused commitment) outstanding on the Term Loan Closing Date and to the extent the principal amount is in excess of $2.5 million, listed on Schedule 4.09(d) and (y) intercompany Indebtedness (including any unused commitment) outstanding on the Term Loan Closing Date owed by MPH to a Restricted Subsidiary (other than MIPA), by a Restricted Subsidiary (other than MIPA) to MPH or by a Restricted Subsidiary (other than MIPA) to another Restricted Subsidiary (other than MIPA);

(e)            Indebtedness incurred by MPH or any of its Restricted Subsidiaries (other than MIPA) (including letter of credit obligations and reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or consistent with past practice;

(f)            Indebtedness of MPH or any of its Restricted Subsidiaries (other than MIPA) owing to UAL or any of its Subsidiaries that is a counterparty to a Transaction Document;

(g)            Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) of MPH and its Restricted Subsidiaries (other than MIPA and the Aggregator Entities) and obligations in respect of Banking Product Obligations;

(h)            (i) any guarantee by MPH or any of its Restricted Subsidiaries (other than MIPA) of Indebtedness or other obligations of any Issuer or any of its Subsidiaries, so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (ii) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of an Issuer;

(i)            Indebtedness arising from agreements of any Issuer or any of its Subsidiaries (other than MIPA) providing for customary indemnification or other similar obligations, in each case, incurred or assumed in connection with any transaction not expressly prohibited by this Indenture or any other Collateral Document;

(j)            Indebtedness otherwise permitted under Section 4.10; and

(k)           Indebtedness of MPH and its Restricted Subsidiaries (other than MIPA) not otherwise permitted under this Indenture in an aggregate outstanding amount not to exceed $50.0 million.

Section 4.10	Liens.

UAL will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Liens of any kind on any property or asset that constitutes Collateral, other than any Permitted Liens. The Issuers will not directly or indirectly, create, incur, assume or suffer to exist any consensual Lien of any kind on its rights under any MileagePlus Agreement or of any asset or Equity Interest of MIPA or any Aggregator Entity, except Liens arising under clauses (1), (2), (3), (4), (5), (6), (7), (10), (11) (solely with respect to the assets of MPH and any MileagePlus Agreement, Liens in favor of issuers of appeal bonds), (14), (16), (20) and (21) of the definition of “Permitted Liens.”

Section 4.11	Restrictions on Disposition of Collateral.

No Issuer or Guarantor shall sell or otherwise Dispose of any Collateral (or in the case of either Issuer or any MPH Subsidiary Guarantor, any other asset) (including, without limitation, by way of any Sale of a Grantor) except that such sale or other Disposition shall be permitted in the case of (i) a Permitted Disposition, (ii) Permitted Pre-paid Miles Purchases in an aggregate amount not to exceed $500.0 million, (iii)the lapse, cancellation or abandonment of the intellectual property registrations or applications set forth on Schedule 4.11, (iv) pursuant to the Quitclaim Agreement, or (v) any other sale or Disposition (other than a Sale of a Grantor) of assets having a Fair Market Value in an aggregate amount not to exceed $25.0 million in any fiscal year.

Section 4.12	Transactions with Affiliates.

(a)            UAL will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of UAL (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50.0 million, unless:

(i)            the Affiliate Transaction is on terms that are not materially less favorable to UAL or the relevant Restricted Subsidiary (taking into account all effects UAL or such Restricted Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by UAL or such Restricted Subsidiary with an unrelated Person; and

(ii)            UAL delivers to the Trustee:

(A)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 4.12(a)(i); and

(B)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $200.0 million, an opinion as to the fairness to UAL or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)            The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of this Section 4.12:

(i)            any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by UAL or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii)            transactions between or among UAL and/or its Restricted Subsidiaries (including without limitation in connection with any full or partial “spin-off” or similar transactions);

(iii)           transactions with a Person (other than an Unrestricted Subsidiary of UAL) that is an Affiliate of UAL solely because UAL owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)           payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of UAL or any of its Restricted Subsidiaries;

(v)            any issuance of Qualifying Equity Interests to Affiliates of UAL or any increase in the liquidation preference of preferred stock of UAL;

(vi)           transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the ordinary course of business;

(vii)          Permitted Investments and Restricted Payments that do not violate the covenants set forth in Section 4.08;

(viii)         loans or advances to employees in the ordinary course of business not to exceed $20.0 million in the aggregate at any one time outstanding;

(ix)            transactions pursuant to agreements or arrangements in effect on the Term Loan Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Term Loan Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Holders than the original agreement as in effect on the Term Loan Closing Date);

(x)             transactions between or among UAL and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(xi)            any transaction effected as part of a Qualified Receivables Transaction;

(xii)           any purchase by UAL’s Affiliates of Indebtedness of UAL or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of UAL;

(xiii)          transactions pursuant to, in connection with or contemplated by any Marketing and Service Agreement, any Intercompany Agreement or any IP Agreement;

(xiv)            transactions between UAL or any of its Restricted Subsidiaries and any employee labor union or other employee group of UAL or such Restricted Subsidiary provided that such transactions are not otherwise prohibited by this Indenture;

(xv)             transactions with captive insurance companies of UAL or any of its Restricted Subsidiaries;

(xvi)            transactions between a Non-Recourse Financing Subsidiary and any Person in which the Non-Recourse Financing Subsidiary has an Investment;

(xvii)           transactions entered into in order to consummate a Permitted Tax Restructuring; and

(xviii)          entering into the Quitclaim Agreement or effectuating the transactions contemplated thereby.

Section 4.13	Restrictions on Business Activities.

(a)            UAL will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to UAL and its Restricted Subsidiaries taken as a whole.

(b)            The Issuers will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

(c)            Other than as required or permitted by the Transaction Documents, MIPA has not and shall not:

(i)            engage in any business or activity other than (i) the purchase, receipt, management and sale of Collateral and Excluded Property; provided, that in no event shall MIPA purchase, receive, manage or sell real property, (ii) the transfer and pledge of Collateral pursuant to the terms of the Collateral Documents and the Priority Lien Debt Documents and the Junior Lien Debt Documents, (iii) the entry into and the performance under the Transaction Documents to which it is a party and (iv) such other activities as are incidental thereto;

(ii)            acquire or own any material assets other than (i) the Collateral and Excluded Property; provided, that in no event shall MIPA acquire or own real property or (ii) incidental property as may be necessary or desirable for the operation of MIPA and the performance of its obligations under the Transaction Documents to which it is a party and the Priority Lien Debt Documents and the Junior Lien Debt Documents;

(iii)            except as permitted by this Indenture (i) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, or (ii) change its legal structure, or jurisdiction of incorporation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the Termination Date;

(iv)           except as otherwise permitted under Section 4.13(c)(iii), fail to preserve its existence as an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(v)            form, acquire or own any Subsidiary, own any Equity Interests in any other entity, or make any Investment in any Person other than to the extent permitted in its memorandum and articles;

(vi)           except as contemplated in the Senior Secured Debt Documents, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii)          incur any Indebtedness other than (i) Indebtedness to the Notes Secured Parties under this Indenture or in conjunction with a repayment of all or a portion of the Notes owed to the Holders, (ii) any other Senior Secured Debt, (iii) any Junior Lien Debt and (iv) ordinary course contingent obligations under or any terms thereof related to the MileagePlus Agreements (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.);

(viii)         become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due in the ordinary course of business;

(ix)            fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x)             enter into any contract or agreement with any Person, except (i) the Transaction Documents to which it is a party and the Priority Lien Debt Documents and the Junior Lien Debt Documents, (ii) organizational documents and (iii) other contracts or agreements that (x) are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person and (y) contain non-recourse and non-petition covenants with respect to the MIPA consistent with the provisions set forth in this Indenture;

(xi)            seek its dissolution or winding up in whole or in part;

(xii)           fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of MIPA, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;

(xiii)          except pursuant to the Transaction Documents, the Priority Lien Debt Documents and the Junior Lien Debt Documents, guarantee, become obligated for, or hold itself out to be responsible for the Indebtedness of another Person;

(xiv)          fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (i) to mislead others as to the identity of the Person with which such other party is transacting business, or (ii) to suggest that it is responsible for the Indebtedness of any third party (including any of its principals or Affiliates (other than as contemplated or required pursuant to the Transaction Documents));

(xv)            fail, to the extent of its own funds (taking into account the requirements in the Transaction Documents ), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)           except as may be required or permitted by the Code and regulations thereunder or other applicable state or local tax law, hold itself out as or be considered as a department or division of (i) any of its principals or Affiliates, (ii) any Affiliate of a principal or (iii) any other Person;

(xvii)          fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that MIPA’s assets may be included in a consolidated financial statement of its Affiliates so long as (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of MIPA from such Person and to indicate that MIPA’s assets and credit are not available to satisfy the Indebtedness and other obligations of such Person or any other Person except for Indebtedness incurred and other obligations pursuant to the Priority Lien Debt Documents and the Junior Lien Debt Documents and (ii) such assets shall also be listed on MIPA’s own separate balance sheet (in each case, subject to Section 4.13(c)(xxv));

(xviii)         fail to pay its own separate liabilities and expenses only out of its own funds (other than as contemplated under any Director Services Agreement);

(xix)            maintain, hire or employ any individuals as employees;

(xx)             acquire the obligations or securities issued by its Affiliates or members (other than in connection with implementation of the Madrid Protocol Holding Structure or an Alternative Madrid Structure);

(xxi)            fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxii)           pledge its assets to secure the obligations of any other Person other than pursuant to the Priority Lien Debt Documents and the Junior Lien Debt Documents;

(xxiii)            fail for seven (7) consecutive Business Days to have at least two (2) independent directors (each, an “Independent Manager”) who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who (a) either is (i) approved by the Collateral Controlling Party or (ii) provided by a company nationally recognized in the United States or the Cayman Islands for providing professional independent managers, that is not an Affiliate of any Issuer or Guarantor or the Master Collateral Agent and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an independent manager and (b) is not, and has never been, and will not while serving as independent manager be, any of the following: (w) a member, partner, equityholder, manager, director, officer or employee of MIPA or any of its equityholders, the Master Collateral Agent or any Affiliates of the foregoing (other than as an Independent Manager of MPH, the Aggregator Entities or any other Affiliate of the MIPA that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Independent Manager either is approved by the Collateral Controlling Party or is employed by a company that routinely provides professional Independent Managers or directors); (x) a creditor, supplier or service provider (including provider of professional services) to MIPA, the Master Collateral Agent or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Managers and other corporate services to MIPA, the Master Collateral Agent or any of its equityholders or Affiliates in the ordinary course of business); (y) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (z) a Person that controls (whether directly, indirectly or otherwise) any of clauses (w), (x) or (y) of this Section 4.13(c)(xxiii). A natural person who otherwise satisfies the preceding sentence and satisfies clause (w) of this Section 4.13(c)(xxiii) by reason of being the Independent Manager of a “special purpose entity” affiliated with MIPA shall be qualified to serve as an Independent Manager of MIPA, provided that any director who is an employee of Walkers Fiduciary Limited shall be deemed to meet the requirements of an “Independent Manager” for purposes of this Section 4.13(c)(xxiii);

(xxiv)            (i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for MIPA, (v) make any general assignment for the benefit of MIPA’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action to approve any of the foregoing; or

(xxv)            fail to file its own tax returns separate from those of any other Person, except to the extent that MIPA is treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 4.14	Independent Managers of MPH and Aggregator Entities.

(a)            MPH and each Aggregator Entity shall not fail for seven (7) consecutive Business Days to have at least one Independent Manager who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who either is (A) approved by the Collateral Controlling Party or (B) provided by a company nationally recognized in the United States or the Cayman Islands for providing professional independent managers, that is not an Affiliate of the Issuers or the Guarantors or the Master Collateral Agent and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an independent manager and is not, and has never been, and will not while serving as independent manager be, any of the following: (i) a member, partner, equityholder, manager, director, officer or employee of any Issuer or Guarantor or any of its equityholders, the Master Collateral Agent or any Affiliates of the foregoing (other than as an Independent Manager of MIPA, the Aggregator Entities or any other Affiliate of MPH that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Independent Manager either is approved by the Collateral Controlling Party or is employed by a company that routinely provides professional Independent Managers or directors); (ii) a creditor, supplier or service provider (including provider of professional services) to MIPA, the Master Collateral Agent or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Managers and other corporate services to MIPA, the Master Collateral Agent or any of its equityholders or Affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i), (ii) or (iii) of this Section 4.14. A natural person who otherwise satisfies the foregoing and satisfies preceding sentence by reason of being the Independent Manager of a “special purpose entity” affiliated with MPH shall be qualified to serve as an Independent Manager of MPH and each Aggregator Entity; provided, however, that any director who is an employee of Walkers Fiduciary Limited shall be deemed to meet the requirements of an “Independent Manager” for purposes of this Section 4.14.

Section 4.15	Liquidity

UAL will not permit the aggregate amount of Liquidity at the close of any Business Day to be less than $2.0 billion.

Section 4.16	Designation of Restricted and Unrestricted Subsidiaries.

(a)            The Board of Directors of UAL may designate any Restricted Subsidiary (other than either Issuer or their respective Subsidiaries) to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by UAL and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will be permitted only if the Investment would be permitted at that time under Section 4.08 and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(b)            Any designation of a Subsidiary of UAL as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions.

(c)            The Board of Directors of UAL may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of UAL; provided that no Default or Event of Default would be in existence following such designation.

Section 4.17	Financial Statements and Other Reports.

(a)            MPH shall furnish to the Trustee:

(i)            within ninety (90) days after the end of each fiscal year, (i) UAL’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of UAL and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of UAL to be audited for UAL by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of UAL and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if UAL shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year via EDGAR or any similar successor system;

(ii)            within 180 days after the end of the fiscal year ending December 31, 2020, and within ninety (90) days after the end of each fiscal year thereafter, the consolidated financial statements of MPH (including cash flows) to be audited by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of MPH and its Subsidiaries on a consolidated basis in accordance with GAAP;

(iii)            within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, UAL’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of UAL and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of UAL as fairly presenting in all material respects the financial condition and results of operations of UAL and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if UAL shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter via EDGAR or any similar successor system; and

(iv)            within ninety (90) days after the end of the fiscal quarter ending June 30, 2020, and within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year thereafter, consolidated financial statements (including cash flows) of MPH and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, each certified by a Responsible Officer of MPH as fairly presenting in all material respects the financial condition and results of operations of MPH and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes;

(v)             within ninety (90) days after the end of the fiscal year, a certificate of a Responsible Officer of UAL certifying that, to the knowledge of such Responsible Officer, no Early Amortization Event or Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Early Amortization Event or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(vi)            within (a) ninety (90) days after the end of each fiscal year, and (b) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year thereafter, a certificate of a Responsible Officer demonstrating in reasonable detail compliance with the covenants set forth in Section 4.15 and Section 4.31(a) (with respect to Excluded Subsidiaries) as of the end of the preceding fiscal quarter;

(vii)            no later than each Determination Date with respect to each Quarterly Reporting Period, a certificate of a Responsible Officer of MPH, (i) setting forth the name of each new Material MileagePlus Agreement entered into as of such date and each of the parties thereto and (ii) with respect to any Quarterly Reporting Period beginning on or after September 2020, verifying that Collections representing 90% of all Transaction Revenues for such Quarterly Reporting Period were deposited directly into the MPH Revenue Account or a Deposit Account subject to a control agreement required under Section 4.02;

(viii)           on each Determination Date, a Payment Date Statement to the Trustee and the Master Collateral Agent. The Trustee may, prior to the related Payment Date, provide notice to the Issuers and the Master Collateral Agent of any information contained in the Payment Date Statement that the Trustee believes to be incorrect. If the Trustee provides such a notice, the Issuers shall use their reasonable efforts to resolve the discrepancy and provide an updated Payment Date Statement on or prior to the related Payment Date. If the discrepancy is not resolved and a replacement Payment Date Statement is not received by the Trustee prior to the payment of Available Funds on the related Payment Date pursuant to Section 4.01 and it is later determined that the information identified by the Trustee as incorrect was in fact incorrect and such error resulted in a party receiving a smaller distribution on the Payment Date than they would have received had there not been such an error, then the Issuers shall indemnify such party for such shortfall. For the avoidance of doubt and, notwithstanding anything to the contrary in this Indenture or in any Collateral Document, the Trustee shall have no obligation to inquire into, investigate, verify or perform any calculations in connection with a Payment Date Statement or notice from the Trustee in respect of the same; it being understood and agreed that the Trustee shall be entitled to conclusively rely, and shall not be liable for so relying, on the Payment Date Statement last received by it on or prior to each Payment Date and the Trustee shall have no obligation, responsibility or liability in connection with any indemnification payment of the Issuers pursuant to the immediately preceding sentence.

(ix)             promptly after the occurrence thereof, written notice of the termination of a Plan of UAL pursuant to Section 4042 of ERISA to the extent such termination would constitute an Event of Default;

(x)              promptly after the Chief Financial Officer or the Treasurer of UAL becoming aware of the occurrence of a Default, an Early Amortization Event or an Event of Default that is continuing, an Officer’s Certificate specifying such Default, Early Amortization Event or Event of Default and what action UAL and its Subsidiaries are taking or propose to take with respect thereto; and

(xi)             subject to any confidentiality restrictions under binding agreements or limitations imposed by applicable law, a copy posted on a password protected website to which the Trustee will have access (or otherwise delivered to the Trustee, including, without limitation, by electronic mail) of (i) any material amendment, restatement, supplement, waiver or other modification to any Material MileagePlus Agreement promptly (but in no case within thirty (30) days) upon the effectiveness of such amendment, restatement, supplement, waiver or other modification and (ii) any notice of termination, cancellation or expiration received or delivered by an Issuer or Guarantor with respect to a Material MileagePlus Agreement, together with a reasonably detailed explanation of the circumstances giving rise to such termination, cancellation or expiration, a forecast of expected impact to future Transaction Revenues and the business plan for replacement of the revenue of such Material MileagePlus Agreement.

(b)            In no event shall the Trustee be entitled to inspect, receive and make copies of materials (except in connection with any enforcement or exercise of remedies in the case of Section 4.17(b)(i)) (i) that constitute non registered MileagePlus Intellectual Property, Excluded Intellectual Property, non-financial Trade Secrets (including the MileagePlus Customer Data) or non-financial proprietary information, (ii) in respect of which disclosure to the Trustee, the Master Collateral Agent or any Holder (or their respective representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder), (iii) that constitute Excluded Intellectual Property, or (iv) that are subject to attorney client or similar privilege or constitute attorney work product.

(c)            Information required to be delivered pursuant to this Indenture to the Trustee pursuant to Section 4.17(a)(i) through Section 4.17(a)(x) may be made available by the Trustee to the Holders by posting such information on the Trustee’s website on the Internet at http://wilmingtontrustconnect.com. Information required to be delivered pursuant to this Indenture shall be deemed to have been delivered to the Trustee on the date on which MPH provides written notice to the Trustee that such information has been posted on UAI’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by MPH to the Trustee from time to time, and shall be in a format which is suitable for transmission.

(d)            Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance by any Issuer, Guarantor or any other Person with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the content, filing or timeliness of any report or other information delivered, filed or posted under or in connection with this Indenture, the other Transaction Documents or the transactions contemplated thereunder. The Trustee has no duty to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to matters disclosed in any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Section 4.18	Corporate Existence.

Each Issuer and each Guarantor shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(a)            its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational and/or constitutional documents (as the same may be amended from time to time) of such Issuer, other Guarantor or Restricted Subsidiary; and

(b)            the rights (charter and statutory) and material franchises of each Issuer, Guarantor and their Restricted Subsidiaries; provided that no Issuer or Guarantor shall be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Restricted Subsidiaries, if its Board of Directors, Manager or equivalent (or the Board of Directors of UAL) shall determine that the preservation thereof is no longer desirable in the conduct of the business of UAL and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 4.18 shall not prohibit any actions permitted by in this Article 4.

Section 4.19	Use of Proceeds.

UAL will not use, and will not permit any of its Subsidiaries to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Notes (A) in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (except to the extent permitted by applicable law), or (C) in any manner that would result in the violation of any Sanctions applicable to UAL or any of its Subsidiaries.

Section 4.20	Corporate Matters.

No Issuer or Guarantor shall amend, modify or waive any provision of any Specified Organization Document to the extent such amendment, modification or waiver (a) would adversely affect the bankruptcy remoteness of MIPA or any Aggregator Entity or (b) would reasonably be expected to result in a Material Adverse Effect.

Section 4.21	Intellectual Property.

(a)            The Issuers and the Guarantors shall not terminate, amend, waive, supplement or otherwise modify any IP Agreement or any provision thereof, exercise any right or remedy under or pursuant to or under any IP Agreement, without the prior written consent of the Permitted Noteholders if such termination, amendment, waiver, supplement or modification or exercise of remedies would reasonably be expected to result in a Material Adverse Effect; provided however, that (i) termination of any IP License or the Management Agreement or any amendment to the termination provisions thereof, or (ii) any amendment to an IP Agreement that (A) materially and adversely affects rights to the MileagePlus Intellectual Property or rights to use the MileagePlus Intellectual Property, (B) shortens the scheduled term thereof, (C) in the case of the UAI Sublicense and the MPH License, materially and adversely changes the amount or calculation of the termination payment, or the amount, calculation or rate of fees due and owing thereunder, (D) changes the contractual subordination of payments thereunder in a manner materially adverse to Holders, (E) reduces the frequency of payments thereunder or permits payments due to MPH or MIPA thereunder to be deposited to an account other than the MPH Revenue Account or the Collection Account, respectively, (F) changes the amendment standards applicable to such IP Agreement (other than changes affecting rights of the Trustee or the Master Collateral Agent to consent to amendments, which is covered by the following clause (G)) in a manner that would reasonably be expected to result in a Material Adverse Effect or (G) materially impairs the rights of the Trustee or the Master Collateral Agent to enforce or consent to amendments to any provisions thereof in accordance therewith shall, in each case, be deemed to have a Material Adverse Effect.

(b)            Any assignment, pursuant to a Contribution Agreement, of MileagePlus Intellectual Property registered in the United States shall be filed in the applicable intellectual property office on or before the date that is thirty (30) days after Term Loan Closing Date (as extendable automatically for not more than thirty (30) days without consent of the Collateral Controlling Party to the extent the Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Issuers); provided that such period may be extended to a later date as the Collateral Controlling Party may agree in its reasonable discretion. Any assignment, pursuant to a Contribution Agreement, of MileagePlus Intellectual Property registered outside the United States shall be filed in the applicable intellectual property office on or before the date that is one hundred and eighty (180) days after Term Loan Closing Date (as extended automatically for not more than thirty (30) days without consent of the Collateral Controlling Party to the extent the Issuers are diligently pursuing satisfaction of the terms of such filings, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Issuers); provided that such period may be extended to a later date as the Collateral Controlling Party may agree in its reasonable discretion.

(c)            On or before the date that is sixty (60) days after the Term Loan Closing Date (as extended automatically for not more than thirty (30) days without consent of the Collateral Controlling Party to the extent the Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Issuers), provided that such period may be extended to a later date as the Collateral Controlling Party may agree in its reasonable discretion, MIPA shall file an application with the United States Copyright Office to register the copyright in the MileagePlus X mobile application. MIPA shall notify the Trustee and the Master Collateral Agent within five (5) Business Days of filing such application, and shall take all reasonable actions necessary or advisable, or requested by the Master Collateral Agent, to grant to the Master Collateral Agent a perfected security interest in such application for copyright registration.

(d)            On or before the date that is six (6) months after the Term Loan Closing Date, or such later dated as agreed by the Collateral Controlling Party, UAI shall segregate, compile, host and maintain MileagePlus Customer Data on a database separate from the database containing United Traveler Related Data; provided that such period may be extended (i) by an additional one (1) month period upon written notice to the Collateral Controlling Party certifying that it is diligently taking steps to complete such action and (ii) thereafter to a later date as the Collateral Controlling Party may agree.

(e)            With respect to Composite Marks registered in the United States, UAI shall, on or before the date that is thirty (30) days after the Term Loan Closing Date (as extended automatically for not more than thirty (30) days without consent to the extent the Issuers are diligently pursuing satisfaction of the terms of this Indenture, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Issuers); provided that such period may be extended to a later date as the Collateral Controlling Party may agree, make the necessary filings with the applicable intellectual property office to expressly cancel (or the equivalent) such registrations. With respect to Composite Marks registered in jurisdictions outside the United States, UAI shall, on or before the date that is one hundred and eighty (180) days after Term Loan Closing Date (as extended automatically for not more than thirty (30) days without consent of the Collateral Controlling Party as long as the Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Issuers), make the necessary filings with the applicable intellectual property office to expressly cancel (or the equivalent) such registrations); provided that such period may be extended to a later date as the Collateral Controlling Party may agree in its reasonable discretion.

Section 4.22	Madrid Protocol Holding Structure.

(a)            Within ninety (90) days after the Term Loan Closing Date (as extended automatically for not more than 60 days without further consent to the extent the Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Issuers); provided that such period may be extended to a later date as the Collateral Controlling Party may agree, the Issuers and Guarantors shall enter into a series of transactions that will result in, among other things: (i) the transfer of the rights in the Madrid IP and Specified Domain Name to an entity to be organized in Luxembourg as a wholly-owned subsidiary of MPH (“Madrid IP Lux Holdco”), (ii) the assignment by MPH, as licensor, of the Madrid IP License to Madrid IP Lux Holdco, (iii) the contribution of the equity of Madrid IP Lux Holdco to an entity to be organized in Luxembourg as a wholly-owned subsidiary of MPH HoldCo (“Madrid IP Lux Holdco 2”), resulting in Madrid IP Lux Holdco becoming a wholly-owned subsidiary of Madrid IP Lux Holdco 2 (the “Madrid Protocol Holding Structure”) and (iv) the contribution of the equity of Madrid IP Lux Holdco 2 to MIPA, resulting in Madrid IP Lux Holdco 2 becoming a wholly-owned subsidiary of MIPA. For the avoidance of doubt, all transfers of the Madrid IP and the Specified Domain Name and the assignment of the Madrid IP License as described above shall be subject to Permitted Liens.

(b)            Notwithstanding the foregoing or any provision herein or in any Transaction Document to the contrary, if, (a) at any time after the Closing Date, an Issuer or Guarantor determines in its reasonable judgment that due to applicable law or a change in law (including, for the avoidance of doubt, any legislative or regulatory action or decision by any administrative or judicial body responsible for the administration of Taxes) implementation or maintenance of the Madrid Protocol Holding Structure has resulted or will result in any Issuer or Guarantor or any of its Subsidiaries incurring any material tax detriment (determined after taking into account the ability to utilize any foreign tax credit within the same tax year) that such Issuer or Guarantor (or such Subsidiary) would not have incurred if the Madrid Protocol Holding Structure was not in place; or (b) MPH and the Collateral Controlling Party reasonably conclude that there is no other structure for holding the Madrid IP in a bankruptcy remote special purpose entity that is a subsidiary of MIPA that would not eliminate the material tax detriment described in Section 4.22(a) without the incurrence of material costs, then upon notice to the Trustee and the Master Collateral Agent that the Madrid Protocol Holding Structure cannot be implemented or is required to be unwound for the foregoing reasons, the Issuers and Guarantors and their applicable Subsidiaries shall implement an alternative structure for the ownership and licensing of the Madrid IP (the “Alternative Madrid Structure”) in which, if applicable, the Madrid Protocol Holding Structure will be unwound and that will result in: (A) pursuant to existing or newly-entered into Contribution Agreements, the transfer of the Madrid IP to MIPA, (B) the filing of national trademark registrations in material Madrid Protocol jurisdictions in the name of MIPA in each Madrid Protocol Contracting State or Organization originally designated in International Registration No. 1303560 registered with the World Intellectual Property Organization, and (C) the termination of the existing Madrid IP License and the licensing of the Madrid IP by MIPA to MPH pursuant to the MPH License; provided that the Issuers and the Guarantors shall exercise commercially reasonable efforts to take such actions to implement such Alternative Madrid Structure that are within the control of the Issuers and the Guarantors within one hundred and eighty (180) days of providing such notice to the Trustee and Master Collateral Agent (as extended automatically for not more than sixty (60) days without further consent to the extent the Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of events and conditions (e.g., natural disaster, pandemic) outside the control of the Issuers); and provided, further, that such period may be extended to a later date as the Collateral Controlling Party may agree. For the avoidance of doubt, if the Alternative Madrid Structure described above is implemented, the Specified Domain Name shall not be transferred to MIPA but shall be transferred to UAI and shall constitute Specified Intellectual Property for all purposes under the Transaction Documents.

(c)            The actions taken by any Issuer or Guarantor to consummate the Madrid Protocol Holding Structure consistent with this Section 4.22 shall be permitted under this Indenture and, notwithstanding anything to the contrary in this Indenture, shall not constitute a violation of any other provision of this Indenture. If the Madrid Protocol Holding Structure is implemented, the Issuers and the Guarantors will cause any registrations of MileagePlus Intellectual Property under the Madrid System of the World Intellectual Property Organization after the Closing Date to be filed in the name of Madrid IP Lux Holdco (provided that no Issuer or Guarantor has any obligation to file any such registrations). If the Alternative Madrid Structure is implemented, and during the period before the Madrid Protocol Holding Structure is implemented, the Issuers and the Guarantors will not file any registrations for MileagePlus Intellectual Property under the Madrid System of the World Intellectual Property Organization after the Closing Date.

Section 4.23	Offer to Repurchase Upon UAL Change of Control.

(a)            If a UAL Change of Control occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any part of that Holder’s Notes pursuant to an offer (a “UAL Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of repurchase (the “UAL Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Payment Date. Within thirty (30) days following any UAL Change of Control, the Issuers will mail or send electronically pursuant to applicable DTC procedures a notice to each Holder and the Trustee describing the transaction or transactions that constitute the UAL Change of Control and offering to repurchase Notes on the date specified in the notice (the “UAL Change of Control Payment Date”), which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed or sent, pursuant to the procedures required by this Indenture and described in such notice and stating:

(i)             that the UAL Change of Control Offer is being made pursuant to this Section 4.23 and that all Notes tendered will be accepted for payment;

(ii)            the purchase price and the UAL Change of Control Purchase Date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(iii)            that any Note not tendered will continue to accrue interest;

(iv)            that, unless the Issuers default in the payment of the UAL Change of Control Payment, all Notes accepted for payment pursuant to the UAL Change of Control Offer will cease to accrue interest after the UAL Change of Control Payment Date;

(v)            that Holders of Notes electing to have any Notes purchased pursuant to a UAL Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer such Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the UAL Change of Control Payment Date; and

(vi)            that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the UAL Change of Control Payment Date, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a UAL Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.23, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.23 by virtue of such compliance. The Issuers will provide a copy of such notice to the Trustee.

(b)            On the UAL Change of Control Payment Date, the Issuers will, to the extent lawful:

(i)            accept for payment all Notes or portions of Notes properly tendered pursuant to the UAL Change of Control Offer;

(ii)            deposit with the paying agent an amount equal to the UAL Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)          deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by UAI.

(c)            The paying agent will promptly mail or otherwise pay in accordance with this Indenture and applicable DTC procedures to each Holder of Notes properly tendered the UAL Change of Control Payment for the Notes, and the Issuers will issue and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

(d)            UAI will not be required to make a UAL Change of Control Offer upon a UAL Change of Control if (1) a third party makes the UAL Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a UAL Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the UAL Change of Control Offer, or (2) notice of redemption with respect to all Notes has been given pursuant to Section 3.07 unless and until there is a default in payment of the applicable redemption price; and a UAL Change of Control Offer may be made in advance of a UAL Change of Control, conditioned upon the consummation of such UAL Change of Control, if a definitive agreement is in place for the UAL Change of Control at the time the UAL Change of Control Offer is made. If a UAL Change of Control occurs at a time when the Issuers are prohibited, by the terms of any of their indebtedness, from purchasing the Notes, the Issuers may seek the consent of their lenders to the purchase of the Notes or may attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, they would remain prohibited from purchasing the Notes. For the avoidance of doubt, the Issuers’ failure to offer to purchase the Notes shall constitute an Event of Default under Section 6.02(a)(iii) and not Section 6.02(a)(i), but the failure of the Issuers to pay the UAL Change of Control Payment when due shall constitute an Event of Default under Section 6.02(a)(i).

(e)            If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw the Notes in a UAL Change of Control Offer and the Issuers, or any third party making a UAL Change of Control Offer in lieu of the Issuers, purchase all of such Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right, upon not less than twenty (20) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the UAL Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

(f)            If a portion but not all of the Notes are repurchased, automatically upon such repurchase the remaining Scheduled Principal Amortization Amounts shall be reduced on a pro rata basis to reflect such partial repurchase.

Section 4.24	Maintenance of Office or Agency.

(a)            The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

(b)            The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)            The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof; provided, that no service of legal process on the Issuers or any Guarantor may be made at any office of the Trustee.

Section 4.25	Taxes.

UAL shall pay, and cause each of its Restricted Subsidiaries to pay, all material taxes, assessments, and governmental levies before the same shall become more than ninety (90) days delinquent, other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which could not reasonably be expected to have a Material Adverse Effect.

Section 4.26	Stay, Extension and Usury Laws.

Each Issuer and other Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer and each Guarantor (to the extent that it may lawfully do so) expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.27          Compliance with Laws.

UAL shall comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. UAL will maintain in effect policies and procedures intended to ensure compliance by UAL, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 4.28          Regulatory Matters; Citizenship, Utilization; Collateral Requirements.

UAI will:

(a)         maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49;

(b)        be a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies; and

(c)         maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14 as currently in effect or as may be amended or recodified from time to time.

Section 4.29          Access to Books and Records.

(a)         Each Issuer and Guarantor will make and keep books, records and accounts in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities, including, without limitation, an accurate and fair reflection of the transactions and dispositions of the assets of the Issuers and the Guarantors.

(b)        Each Issuer and Guarantor will permit, to the extent not prohibited by applicable law or contractual obligations (including all confidentiality obligations set forth in the MileagePlus Agreements), any representatives designated by the Trustee or any Governmental Authority that is authorized to supervise or regulate the operations of a Holder, as designated by such Holder, upon reasonable prior written notice and, so long as no Event of Default has occurred and is continuing, at no out-of-pocket cost to such Issuer or Guarantor, as applicable, to (x) visit and inspect the Collateral and the properties of such Issuer or Guarantor, (y) examine its books and records, including the MileagePlus Agreements, and (z) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours (it being understood that a representative of MPH will be present), but not more than once per fiscal year (absent the existence of an Event of Default) and subject to any restrictions in any applicable Collateral Document; provided that if an Event of Default has occurred and is continuing, the Issuers and Guarantors shall be responsible for the reasonable costs and expenses of any visits of the Trustee and the Permitted Holders, acting together (but not separately); provided, further, that with respect to Collateral and matters relating thereto, the rights of Trustee and the Holders under this Section 4.29 shall, subject to the inspection provisions of the applicable Collateral Documents, be limited to the following: upon the request of the Trustee, the applicable Grantor will permit the Trustee or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to (x) visit during normal business hours its offices, sites and properties and (y) inspect any documents relating to (i) the existence of such Collateral, (ii) with respect to Collateral, the condition of such Collateral, and (iii) the validity, perfection and priority of the Liens on such Collateral, and to discuss such matters with its officers, except to the extent the disclosure of any such document or any such discussion would result in the applicable Grantor’s violation of its contractual (including all confidentiality obligations set forth in the MileagePlus Agreements) or legal obligations. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Trustee and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority. None of UAL or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter pursuant to this Section 4.29(b) (i) after the occurrence of an Event of Default and of the exercise of remedies hereunder, that constitutes non-registered MileagePlus Intellectual Property, non-financial Trade Secrets (including the MileagePlus Customer Data) or non-financial proprietary information, (ii) in respect of which disclosure to the Trustee or any Holder (or their respective designees or representatives) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder), (iii) that is Excluded Intellectual Property, or (iv) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 4.30          Further Assurances.

(a)         In each case, subject to the terms, conditions and limitations in the Notes Documents, each Issuer and Guarantor shall execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law or that the Master Collateral Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, in each case to the extent required under this Indenture or the Collateral Documents.

(b)        Promptly following the entry by UAL, UAI or MPH into any Material MileagePlus Agreements after the Closing Date, MPH will deliver to the Trustee an executed Direction of Payment. Within fifteen (15) Business Days of MPH designating an account (other than the initial designated bank account) to be the MPH Revenue Account, each of MPH and the Parent Guarantors shall provide confirmation to the Trustee and the Master Collateral Agent that a new Direction of Payment, referencing the successor MPH Revenue Account, has been delivered to each counterparty under a MileagePlus Agreement. To the extent any Direction of Payment has not been delivered on the Closing Date, MPH and the Parent Guarantors shall deliver to the Trustee confirmation that a Direction of Payment shall have been delivered to each counterparty under a MileagePlus Agreement as the Collateral Controlling Party may reasonably request (such delivery of confirmation to be made within ten Business Days of MPH's or applicable Parent Guarantor's receipt of such request; provided that such period may be extended to a later date as the Trustee (acting at the direction of the Collateral Controlling Party) may agree).

(c)         Promptly after the date upon which it is permissible to transfer and assign any Specified Intellectual Property, the Issuers and Guarantors shall, if such Specified Intellectual Property is not transferred and assigned pursuant to an existing Contribution Agreement, execute and deliver one or more Contribution Agreements together with all further documents and instruments that may be required and advisable, and take all further actions that may be required or advisable under applicable law or that the Master Collateral Agent may reasonably request, to transfer and assign all of the Issuers’ and Guarantors’ right, title and interest in and to such Specified Intellectual Property to MIPA, and shall promptly provide the Trustee and the Master Collateral Agent copies of any such documents.

Section 4.31          Guarantors; Grantors; Collateral.

(a)         UAL shall take, and cause each Subsidiary to take, such actions as are necessary (including, if applicable, the execution and delivery of a supplemental indenture substantially in the form attached hereto as Exhibit D and if reasonably requested by the Trustee, deliver to the Trustee, an Opinion of Counsel) in order to ensure that the obligations of the Issuers and the Guarantees under this Indenture and the other Notes Documents are guaranteed by all Subsidiaries of MPH and all UAL Subsidiary Guarantors (including within thirty (30) Business Days after the acquisition, creation or designation thereof, any Subsidiary created, designated or acquired after the date hereof, but excluding any Excluded Subsidiary).

(b)        UAL and the Issuers shall, in each case at their own expense, (A) cause each MPH Subsidiary Guarantor to become a Grantor and to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to Permitted Liens) in favor of the Master Collateral Agent for the benefit of the Notes Secured Parties in substantially all of its assets (other than Excluded Property and after giving effect to the Quitclaim Agreement), subject to and in accordance with the terms, conditions and provisions of this Indenture and the other Notes Documents (it being understood that only Parent Guarantors, the Issuers and the MPH Subsidiary Guarantors shall be required to become Grantors and pledge their respective Collateral), (B) promptly execute and deliver (or cause such Restricted Subsidiary to execute and deliver) to the Trustee and the Collateral Custodian such documents and take such actions to create, grant, establish, preserve and perfect the applicable priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under Section 4.10 and the filing of UCC financing statements, as applicable) in favor of the Master Collateral Agent for the benefit of the Notes Secured Parties on such assets of UAL or such Restricted Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Trustee or the Master Collateral Agent, and to ensure that such Collateral shall be subject to no other Liens other than Permitted Liens and (C) if reasonably requested by the Trustee, deliver to the Trustee, for the benefit of the Notes Secured Parties, the Master Collateral Agent, the Collateral Custodian and the Depositary, an Opinion of Counsel (which counsel shall be reasonably satisfactory to the Trustee), with respect to the matters set forth in clauses (A) and (B) hereof, in each case within twenty (20) Business Days after the addition of such Collateral.

(c)         Notwithstanding anything in this Indenture to the contrary, if (i) the assets of all Immaterial Subsidiaries and Unrestricted Subsidiaries constitute, in the aggregate, more than 5.0% of the total assets of UAL and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of UAL for which financial statements are available to the Trustee pursuant to Section 4.17), or (ii) the revenues of all Immaterial Subsidiaries and Unrestricted Subsidiaries account for, in the aggregate, more than 5.0% of the total revenues of UAL and its Subsidiaries on a consolidated basis for the twelve (12) month period ending on the last day of the most recent fiscal quarter of UAL for which financial statements are available to the Trustee pursuant to Section 4.17, UAL shall redesignate one or more of such Subsidiaries to not be Immaterial Subsidiaries or Unrestricted Subsidiaries within ten (10) Business Days after delivery of the compliance certificate for such fiscal quarter such that after giving effect thereto (x) the assets of all Immaterial Subsidiaries or Unrestricted Subsidiaries constitute, in the aggregate, no more than 5.0% of the total assets of Parent and its Subsidiaries on a consolidated basis, and (y) the revenues of all Immaterial Subsidiaries or Unrestricted Subsidiaries account for, in the aggregate, no more than 5.0% of the total revenues of UAL and its Subsidiaries on a consolidated basis.

(d)         Notwithstanding anything in this Indenture to the contrary, a supplemental indenture effecting a Note Guarantee pursuant to the terms of this Indenture following the Closing Date may be modified in respect of any Guarantor organized outside the United States of America to the extent necessary to (1) comply with applicable law, (2) avoid any applicable legal limitations such as applicable statutory limitations, financial assistance requirements, corporate benefit requirements, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles” in each case as determined by MPH in good faith in its reasonable discretion.

Article 5

SUCCESSORS

Section 5.01          Merger, Consolidation or Sale of All or Substantially All Assets.

(a)         No Issuer or Guarantor (whichever is applicable, the “Subject Company”) will directly or indirectly: (i) consolidate or merge with or into another Person (whether or not such Subject Company is the surviving Person), or (ii) sell, assign, convey, transfer, or otherwise dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries (taken as a whole), in one or more related transactions, to another Person provided that the foregoing shall not prohibit UAL or any UAL Subsidiary from such consolidation, merger, sale, assignment, transfer, conveyance or other transfer so long as:

(i)           either (x) the Subject Company is the surviving Person, or (y) the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of (i) the United States, any state of the United States or the District of Columbia, or (ii) the Cayman Islands;

(ii)          the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Subject Company under the Notes, the Note Guarantee, this Indenture and the Collateral Documents, as applicable, by operation of law (if the surviving Person is the Subject Company) or pursuant to agreements reasonably satisfactory to the Trustee;

(iii)         immediately after such transaction, no Event of Default exists; and

(iv)         the Subject Company will have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, sale, assignment or other transfer complies with the requirements of this Indenture and the Collateral Documents.

(b)        A Subject Company will not, directly or indirectly, lease all or substantially all of the properties and assets of such Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c)         The requirements set forth in Section 5.01(a)(iii) and Section 5.01(a)(iv) will not apply to the Airlines Merger or the Airline/Parent Merger, and the requirements set forth in Section 5.01(a)(i) through Section 5.01(a)(iv) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets (i) between or among any Parent Guarantors and UAL Subsidiary Guarantors (other than in respect of Collateral (other than Permitted Dispositions)); (ii) between or among any of UAL’s Restricted Subsidiaries that are not Issuers or MPH Subsidiary Guarantors (other than in respect of Collateral); (iii) that is permitted pursuant to Section 4.08; (iv) that is permitted pursuant to the IP Agreements; or (v) with or into an Affiliate solely for the purpose of reincorporating a Subject Company in another jurisdiction, provided such Subject Company is a Grantor, such Grantor remains in compliance with all Collateral Documents. Notwithstanding the foregoing, no Issuer or any of its Subsidiaries shall: (i) consolidate or merge with or into another Person or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties, in one or more related transactions, to another Person, other than transactions (A) among the Subsidiaries of the Issuers (other than MIPA) and (B) permitted or required by the Transaction Documents.

Section 5.02          Successor Corporation Substituted.

Upon any consolidation or merger, any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the foregoing exceptions, the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made will succeed to and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Indenture with the same effect as if such successor Person had been named as such Subject Company herein; provided, however, the predecessor Subject Company, if applicable, will not be relieved from the obligation to pay the principal of and interest (if any) on the Notes except in the case of a sale of all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of Section 5.01(a)(i) through Section 5.01(a)(iv).

Article 6

EARLY AMORTIZATION, DEFAULTS AND REMEDIES

Section 6.01          Early Amortization.

(a)         The occurrence of any of the following shall constitute an “Early Amortization Event”:

(i)           the Peak Debt Service Coverage Ratio Test as set forth in the related Payment Date Statement is not satisfied on any Determination Date;

(ii)          the balance in the Notes Reserve Account is less than the Notes Reserve Account Required Balance on any Payment Date after giving effect to the deposits set forth in Section 4.01 on such Payment Date;

(iii)         MPH has received written notice or has actual knowledge that an Event of Default shall have occurred under this Indenture or any other Senior Secured Debt Document; or

(iv)         MPH has received written notice or has actual knowledge that an “Early Amortization Event” shall have occurred under any Indebtedness incurred or issued after the Closing Date pursuant to and in accordance with Section 4.09(c).

(b)         In the case of the occurrence of any Early Amortization Event, the Trustee may, and at the direction of the Permitted Noteholders shall, by notice to the Issuers, provide written notice to the Issuers that an Early Amortization Event has occurred.

Section 6.02          Events of Default.

(a)         Each of the following is an “Event of Default”:

(i)           default in any payment of

(A)          any principal amount or premium, if any, on any of the Notes when such amount becomes due and payable;

(B)          any interest on the Notes and such default shall have continued for a period of more than five (5) Business Days; or

(C)          any other amount payable under this Indenture when due and such default shall have continued unremedied for more than ten (10) Business Days after the earlier of (y) a Responsible Officer of UAL, UAI or an Issuer obtaining knowledge of such default or (z) receipt by an Issuer of notice from the Trustee of such default; provided that, if any default shall have been made by any Issuer or Guarantor in the due observance or performance of the covenants set forth in Article 4 hereof it shall not constitute a default under this Section 6.02(a)(i)(C); or

(ii)          default shall have been made by any Issuer or Guarantor or Restricted Subsidiary in the due observance or performance of any of the covenants in Section 4.02(a), Section 4.03(a), Section 4.04, Section 4.05 or Section 4.15 and such default shall continue unremedied for more than ten (10) Business Days after the earlier of (i) a Responsible Officer of a Parent Guarantor or an Issuer obtaining knowledge of such default or (ii) receipt by an Issuer of notice from the Trustee of such default; or

(iii)         default by any Issuer or Guarantor or Restricted Subsidiary in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Indenture or any of the other Collateral Documents and such default continues unremedied or uncured for more than forty-five (45) days (or one hundred thirty-five (135) days in the case of the covenants described under Section 4.06(b) and Section 4.06(c)) after the earlier of (i) a Responsible Officer of a Parent Guarantor or an Issuer obtaining knowledge of such default or (ii) receipt by an Issuer of notice from the Trustee of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure or remedy, such forty-five (45) day period (or one hundred thirty-five (135) day period in the case of the covenants described under Section 4.06(b) and Section 4.06(c)) shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days (or one hundred fifty (150) days in the case of the covenants described under Section 4.06(b) and Section 4.06(c)) in the aggregate (inclusive of the original forty-five (45) days (or one hundred thirty-five (135) days in the case of the covenants described under Section 4.06(b) and Section 4.06(c))); or

(iv)         (A) any material provision of this Indenture or of any Collateral Document to which any Issuer or Guarantor is a party ceases to be a valid and binding obligation of such party, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, (B) the Lien on any material portion of the Collateral intended to be created by the Collateral Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated in this Indenture (subject to Permitted Liens, and except as permitted by the terms of this Indenture or the Collateral Documents or other than as a result of the action, delay or inaction of the Trustee) or (C) the Note Guarantee set forth in Article 10 shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such Note Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of such Note Guarantee, or any Guarantor shall deny that it has any further liability under such Note Guarantee, provided that, in each case, unless UAL or any of its Subsidiaries shall have contested or challenged, other than good faith disputes regarding interpretation of contractual provisions, the validity, perfection or priority of, or attempted to invalidate, such liens or the validity or enforceability of a material provision of any Collateral Document or material portion of any Collateral or Guarantee document, such breach shall not be an Event of Default unless such breach continues unremedied or uncured for more than twenty (20) Business Days after the earlier of (x) a Responsible Officer of a Parent Guarantor or an Issuer obtaining knowledge of such default or (y) receipt by an Issuer of written notice from the Trustee of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure, such twenty (20) Business Days shall be extended as may be necessary to cure such failure, such extended period not to exceed thirty (30) Business Days in the aggregate (inclusive of the original twenty (20) Business Day period); or

(v)          either Issuer or any of their respective Subsidiaries (i) commences a voluntary case or procedure, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, (v) admits in writing its inability generally to pay its debts as they become due, or (vi) in the case of MIPA, proposes or passes a resolution for its voluntary winding up or liquidation; or

(vi)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against either Issuer or any of their respective Subsidiaries;

(B)          appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any Issuer or any of its Subsidiaries or for all or substantially all of the property of any Issuer or any of its Subsidiaries; or

(C)          orders the liquidation of either Issuer or any of their respective Subsidiaries, in each case, the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(vii)        failure by UAL or any of UAL’s Restricted Subsidiaries (including the Issuers or any of their Subsidiaries) to pay one or more final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $150.0 million (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days; or

(viii)       (i) any Parent Guarantor or UAL Subsidiary Guarantor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) any Parent Guarantor or UAL Subsidiary Guarantor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such Guarantor, any applicable grace periods shall have expired and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $200.0 million; provided that such payment default or acceleration resulting from any UAL Bankruptcy Event shall not constitute a default under this Section 6.02(a)(viii); or

(ix)         (i) either Issuer or any of their respective Subsidiaries shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused, or shall be entitled or permit or have the right to cause, such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) any Issuer or any of its Subsidiaries shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such party, any applicable grace periods shall have expired following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $200.0 million; or

(x)          a termination of a Plan of UAL, UAI or MPH pursuant to Section 4042 of ERISA that would reasonably be expected to result in a Material Adverse Effect; or

(xi)         (i) an exit from, or a termination or cancellation of, the MileagePlus Program or (ii) any termination, expiration or cancellation of (1) an Intercompany Agreement, (2) the MileagePlus Intercompany Loan or (3) a Significant MileagePlus Agreement for which, solely in the case of this Section 6.02(a)(xi)(3), (other than an Intercompany Agreement) a Permitted Replacement MileagePlus Agreement is not entered into as of the effective date of such termination, expiration or cancellation; or

(xii)        any Issuer or any Guarantor makes a Material Modification to a Significant MileagePlus Agreement without the prior written consent of the Master Collateral Agent (acting at the direction of the Required Debtholders); or

(xiii)        a termination or cancellation of any IP License; or

(xiv)       after the occurrence of a UAL Bankruptcy Event, any of the United Case Milestones shall cease to be met or complied with, as applicable; or

(xv)        an Issuer Change of Control; or

(xvi)       (i) failure of (A) MIPA to maintain at least two Independent Managers for more than seven (7) consecutive Business Days or (B) MPH or any Aggregator Entity to maintain at least one Independent Manager for more than seven (7) consecutive Business Days; provided that, in each case, no vote for a “Material Action” (as defined in the organizational documents of the related entity) shall be held unless the required Independent Manager(s) has (have) been replaced, (ii) the removal of any Independent Manager of MIPA, any Aggregator Entity or MPH without “cause” (as such term is defined in the organizational or constitutional documents of the related entity) or without giving prior written notice to the Trustee, each as required in the organizational or constitutional documents of the related entity or (iii) an Independent Manager of MIPA, any Aggregator Entity or MPH that is not provided by a nationally recognized service reasonably acceptable to the Collateral Controlling Party shall be appointed without the consent of the Collateral Controlling Party.

(b)        Subject to the terms of the Collateral Agency and Accounts Agreement, after (i) the occurrence and continuance of an Issuer Bankruptcy Event or (ii) the occurrence and continuance of any other Event of Default of which the Master Collateral Agent (at the direction of the Required Debtholders) or the Trustee (at the direction of the Permitted Noteholders) has provided the Issuers with at least two (2) Business Days’ prior written notice that the Available Funds will be distributed pursuant to the priority set forth below, any payments, recoveries or distributions received in any proceeding under any Bankruptcy Laws, including adequate protection and Chapter 11 plan distributions, to the extent received by the Trustee from the Master Collateral Agent as the Notes’ Allocable Share thereof shall be applied by the Trustee and any Available Funds, as follows:

(i)            first, (y) ratably, (i) to the Master Collateral Agent and the Depositary, such amounts due to the Master Collateral Agent and Depositary for Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of this Indenture and the Collateral Documents, and so long as Wilmington Trust, National Association should be serving as the Master Collateral Agent and Depositary, such amounts to be transferred to the payment account under the Credit Agreement for payment to the Master Collateral Agent and Depositary in accordance with the Credit Agreement and (ii) to the Trustee and the Collateral Custodian, such amounts due to the Trustee and Collateral Custodian for Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of this Indenture and the Collateral Documents and then (z) ratably, to each other Person (other than UAL and its Subsidiaries), for the Notes’ Allocable Share of the fees, expenses and other amounts due and owing to such Person by the Issuers (to the extent not otherwise paid), including with respect to fees owed to any Independent Manager of MIPA or any Aggregator Entity and the IP Manager;

(ii)          second, to the Trustee, on behalf of the Holders, in the amount necessary to pay any due and unpaid interest on the Notes;

(iii)         third, to the Trustee, on behalf of the Holders, in an amount equal to the amount necessary to pay the outstanding principal balance of the Notes in full;

(iv)         fourth, to pay to the Trustee on behalf of the Holders, any additional Obligations then due and payable, including any premium; and

(v)          fifth, all remaining amounts shall be deposited into the Collection Account.

Section 6.03          Remedies Exercisable by the Trustee.

(a)         Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such event, the Trustee shall, at the request of the Permitted Noteholders, by written notice to the Holders (with a copy to the Master Collateral Agent and the Collateral Custodian), take one or more of the following actions, at the same or different times:

(i)           declare the Notes or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Notes and other Obligations and all other liabilities of the Issuers accrued under this Indenture and under any other Collateral Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the issuers or Guarantors, anything contained herein or in any other Collateral Document to the contrary notwithstanding;

(ii)          provide notice to the Issuers that any funds, payments, recoveries, distributions or Available Funds received shall be applied as set forth in Section 6.02(b) rather than as set forth in Section 4.01;

(iii)         set-off amounts in any accounts (other than accounts pledged to secure other Indebtedness of any Issuer or Guarantor, Escrow Accounts, Payroll Accounts, other accounts held in trust for an identified beneficiary or any other Excluded Accounts (as defined in the Security Agreement)) maintained with the Trustee, Collateral Custodian, the Master Collateral Agent or Depositary (or any of their respective affiliates) and apply such amounts to the obligations of the Issuers and the Guarantors under this Indenture and in the Collateral Documents; and

(iv)        subject to the terms of the Collateral Documents, exercise any and all remedies under the Collateral Documents and under applicable law available to the Trustee, the Master Collateral Agent and the Holders.

(b)        In case of any Event of Default described in Section 6.02(a)(v), Section 6.02(a)(vi) or Section 6.02(a)(xiv) hereof, the actions and events described in Section 6.03(a)(i) and Section 6.03(a)(ii) hereof shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which will be waived by the Issuers and the Guarantors.

Section 6.04          Waiver of Past Defaults.

The Permitted Noteholders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture, except a continuing Default in the payment of interest, principal and premium, if any, on any Note held by a non-consenting Holder; provided, that subject to Section 6.03 hereof, the Permitted Noteholders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05          Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that, subject to Section 7.01, the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would subject the Trustee to personal liability; provided, however that the Trustee has no duty to determine whether any such action is prejudicial to any Holder or beneficial owner of the Notes.

Section 6.06          Limitation on Suits.

(a)         Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(i)           such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii)          Holders of at least 25.0% in aggregate principal amount of the total outstanding Notes have made a written request to the Trustee to pursue the remedy;

(iii)         Holders of the Notes have offered and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(iv)        the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(v)         the Permitted Noteholders have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b)         A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07           Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, interest and premium, if any, on the Notes, on or after the respective due dates expressed in the Note (including in connection with a Mandatory Repurchase Offer or a UAL Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08          Collection Suit by Trustee.

If an Event of Default specified in Section 6.02(a)(i) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of interest remaining unpaid, principal and premium, if any, on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09          Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10          Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11          Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12          Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Collateral Custodian (including any claim for the reasonable compensation, expenses, disbursements and advances of the Collateral Custodian, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Custodian, their agents and counsel, and any other amounts due the Trustee or Collateral Custodian under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Custodian, their agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Article 7

TRUSTEE

Section 7.01          Duties of Trustee.

(a)        If an Event of Default has occurred and is continuing (which is known to the Trustee), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)        Except during the continuance of an Event of Default:

(i)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)          in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)        the Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)           this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)          the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)         the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.06 hereof.

(d)        Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of this Article 7.

(e)         The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes, unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f)         The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02          Rights of Trustee and Collateral Custodian.

(a)         The Trustee and the Collateral Custodian may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person and upon any order or decree of a court of competent jurisdiction. The Trustee and the Collateral Custodian need not investigate any fact or matter stated in the document, but the Trustee and the Collateral Custodian, in their discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Custodian shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of MPH and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)        Before the Trustee or the Collateral Custodian acts or refrains from acting, they may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Custodian shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Collateral Custodian may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)         The Trustee and the Collateral Custodian may act through their attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)         The Trustee and the Collateral Custodian shall not be liable for any action they take or omit to take in good faith that they believe to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)         Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by a Responsible Officer of the Issuers.

(f)         None of the provisions of this Indenture shall require the Trustee or the Collateral Custodian to expend or risk their own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of their duties hereunder, or in the exercise of any of their rights or powers if they shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to them against such risk or liability is not assured to them.

(g)        Neither the Trustee nor the Collateral Custodian shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Collateral Custodian, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee or the Collateral Custodian, as applicable, at the Corporate Trust Office of the Trustee or Collateral Custodian, respectively, and such notice references the Notes and this Indenture. Neither the Trustee nor the Collateral Custodian shall be responsible for knowledge of the terms and conditions of any other agreement, instrument or document other than this Indenture and the Collateral Documents to which it is party.

(h)        In no event shall the Trustee or the Collateral Custodian be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)          The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Custodian, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Custodian in each of its capacities hereunder and under the Collateral Documents, and each agent, custodian and other Person employed to act hereunder.

(j)          The Trustee and the Collateral Custodian may request that the Issuers and any Guarantor deliver an Officer’s Certificate (upon which the Trustee and the Collateral Custodian may conclusively rely) setting forth the names of the individuals and/or titles of Responsible Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)         The Trustee and the Collateral Custodian shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)          The permissive right of the Trustee and the Collateral Custodian to take or refrain from taking any actions enumerated herein shall not be construed as a duty.

(m)        The Trustee shall not be bound to make any investigation into (i) the performance or observance by the Issuers or any other Person of any of the covenants, agreements or other terms or conditions set forth in this Indenture or in any related document, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any related document or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by this Indenture or any related document or (iv) the value or the sufficiency of any Collateral.

(n)        The Trustee shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Indenture or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(o)        The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture or any related document, unless such Holders shall have offered to the Trustee security, indemnity or prefunding satisfactory to the Trustee, in its sole discretion, against the losses, costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by the Trustee in compliance with such request, order or direction.

(p)        Each Holder, by its acceptance of a Note hereunder, represents that it has, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it has deemed appropriate, made its own investment decision in respect of the Notes. Each Holder also represents that it will, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Indenture and in connection with the Notes. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Trustee hereunder, the Trustee shall not have any duty or responsibility to provide any Holder with any other information concerning the Issuer, the servicer or any other parties to any related documents which may come into the possession of the Trustee or any of its officers, directors, employees, agents, representatives or attorneys-in-fact.

(q)        If the Trustee requests instructions from the Issuers or the Holders with respect to any action or omission in connection with this Indenture, the Trustee shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Trustee shall have received written instructions from the Issuers or the Holders, as applicable, with respect to such request.

(r)         In no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture or any related documents because of circumstances beyond the Trustee’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, pandemics, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Indenture or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Trustee’s control whether or not of the same class or kind as specified above; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(s)         The Trustee shall not be liable for failing to comply with its obligations under this Indenture in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(t)         The Trustee shall be fully justified in failing or refusing to take any action under this Indenture or any other related document if such action (A) would, in the reasonable opinion of the Trustee, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Indenture or any other related document, or (B) is not provided for in this Indenture or any other related document.

Section 7.03          Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. The Collateral Custodian and any Agent may do the same with like rights.

Section 7.04          Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05          Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of interest, principal and premium, if any, on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee.

Section 7.06          [Reserved.]

Section 7.07          Compensation and Indemnity.

(a)         The Issuers shall pay to the Trustee and Collateral Custodian from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. Neither the Trustee’s nor Collateral Custodian’s compensation shall be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee and Collateral Custodian promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Custodian’s agents and counsel.

(b)        The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and the Collateral Custodian, each of their officers, directors, employees and agents for, and hold the Trustee and Collateral Custodian harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuers or any Guarantors, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee or Collateral Custodian, as applicable, shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Custodian, as applicable, to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee and Collateral Custodian may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or Collateral Custodian through the Trustee’s or Collateral Custodian’s, respectively, own willful misconduct or gross negligence.

(c)         The obligations of the Issuers and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or Collateral Custodian.

(d)        To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(e)         When the Trustee or Collateral Custodian incurs expenses or renders services after an Event of Default specified in Section 6.02(a)(v) or Section 6.02(a)(vi) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08          Replacement of Trustee.

(a)         A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(i)           the Trustee fails to comply with Section 7.10 hereof;

(ii)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)         a custodian or public officer takes charge of the Trustee or its property; or

(iv)         the Trustee becomes incapable of acting.

(b)        If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(c)        If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)        If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)            A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09     Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity, the successor entity without any further act shall be the successor Trustee.

Section 7.10     Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.11     Replacement of Collateral Custodian.

In the event that the Collateral Custodian shall no longer have the deposit rating necessary for the Notes Payment Account and Notes Reserve Account to be Eligible Deposit Accounts, MPH shall be permitted to and shall promptly, and in any event within 30 days (as such deadline may be extended by the Collateral Controlling Party), move the Notes Payment Account and the Notes Reserve Account, as applicable, to a depository institution selected by MPH, subject to the approval of the Collateral Controlling Party, such consent not to be unreasonably withheld, conditioned, delayed or denied, that that has the deposit rating necessary for the Notes Payment Account and Notes Reserve Account to be Eligible Deposit Accounts, and will cause such depositary institution to execute an Account Control Agreement.

Article 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01     Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02     Legal Defeasance and Discharge.

(a)            Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in this Section 8.02(a) and Section 8.01(b), and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuers acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)            the rights of Holders of Notes to receive payments in respect of the interest, principal and premium, if any, on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(ii)           the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii)          the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(iv)          this Article 8.

(b)            Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03     Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Section 4.06 through Section 4.17, Section 4.19 through Section 4.23, Section 4.27 through Section 4.31 and Section 5.01 (except for Section 5.01(a)(i) and (ii)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.02 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.02(a)(ii) (solely with respect to the defeased covenants listed above), Section 6.02(a)(iii) (solely with respect to the defeased covenants listed above) or Section 6.02(a)(iv) hereof shall not constitute Events of Default.

Section 8.04     Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:

(a)            the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the interest, principal and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b)            in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that,

(i)            the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii)           since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)            in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)            such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which either Issuer is bound;

(e)             the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

(f)             the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(g)            no Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) insofar as the Events of Default under Section 6.02(a)(v) or Section 6.02(a)(iv) are concerned, at any time in the period ending on the 91st day after the date of deposit.

Section 8.05     Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)             Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of interest, principal and premium, if any, on the Note, but such money need not be segregated from other funds except to the extent required by law.

(b)            The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)            Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06      Repayment to Issuers.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the interest, principal and premium, if any, on any Note and remaining unclaimed for two years after such interest, principal and premium, if any, on such Note has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 8.07     Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under the Notes Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that if the Issuers make any payment of interest, principal and premium, if any, on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.08     Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to this Article 8 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either of the Issuers acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the interest, principal and premium, if any, on the Notes for whose payment such money has been deposited with or received by the Trustee; but such money need not be segregated from other funds except to the extent required by law. Money so held in trust is subject to the Trustee’s rights under Section 7.07.

Article 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01     Without Consent of Holders of Notes.

(a)            Notwithstanding Section 9.02 hereof, the Issuers, any Guarantor (with respect to a Note Guarantee or this Indenture), the Trustee and the Master Collateral Agent (with respect to any Collateral Document), subject to the restrictions in the Collateral Agency and Accounts Agreement, may amend or supplement this Indenture and any of the Collateral Documents (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Collateral Document) without the consent of any Holder and the Issuers may direct the Trustee, and the Trustee shall (upon receipt of the documents required by the last paragraph of this Section 9.01), enter into an amendment to this Indenture or any of the Collateral Documents, as applicable, to:

(i)            effect the issuance of additional Notes in accordance with the terms of this Indenture and the Collateral Documents or terms of thereof (including by increasing (but, for the avoidance of doubt, not decreasing), the amount of amortization due and payable with regard to any outstanding series of Notes); or amend or supplement any Intercreditor Agreement; provided, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Trustee under this Indenture or any Collateral Document without its prior written consent;

(ii)           evidence the succession of another Person to UAI or UAL pursuant to a consolidation, merger or conveyance, transfer or lease of assets permitted under this Indenture;

(iii)          surrender any right or power conferred upon the Issuers or any Guarantors;

(iv)          add to the covenants such further covenants, restrictions, conditions or provisions for the protection of the Holders of the Notes, and to add any additional Events of Default for the Notes;

(v)            (x) to cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined in good faith by MPH), (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies and such amendment shall be deemed approved by the Holders if the Holders shall have received at least five (5) Business Days’ prior written notice of such change and the Trustee shall not have received, within five (5) Business Days of the date of such notice to the Holders, a written notice from the Permitted Noteholders stating that the Permitted Noteholders object to such amendment, in each case by an agreement in writing entered into by the Issuers and the Trustee;

(vi)          convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under this Indenture as shall not adversely affect the interests of any holders of Notes;

(vii)         to modify or amend this Indenture in such a manner as to permit the qualification of this Indenture or any supplemental Indenture under the Trust Indenture Act as then in effect;

(viii)        to add to or change any provisions of this Indenture to such extent as necessary to permit or facilitate the issuance of the Notes in bearer or uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Notes in any material respect;

(ix)            (A) effect the granting, perfection, protection, expansion or enhancement of any security interest for the benefit of the Senior Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Senior Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined in good faith by MPH with respect to this Indenture or the Collateral Controlling Party, as applicable, in the case of any Collateral Document) or to cause such guarantee, collateral or security document or other document to be consistent with this Indenture and the Collateral Documents;

(x)            provide additional guarantees for the Notes;

(xi)           evidence the release of liens in favor of the Master Collateral Agent in the Collateral in accordance with the terms of this Indenture or the Collateral Documents; or

(xii)            evidence and provide for the acceptance of appointment of a separate or successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of this Indenture by more than one Trustee.

(b)            Upon the request of the Issuers and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto and (ii) delivery of an Officer’s Certificate complying with the provisions of Section 9.06, Section 12.04 and Section 12.05 hereof.

Section 9.02     With Consent of Holders of Notes.

(a)            Except as provided in this Section 9.02, the Issuers and the Trustee may amend or supplement this Indenture and any Collateral Document with the consent of the Permitted Noteholders voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)            Upon the request of the Issuers and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Master Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture or amendment or supplement to Collateral Documents unless such amended or supplemental indenture or amendment or supplement to any Collateral Document affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)             It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d)            After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. The failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver. Furthermore, by its acceptance of the Notes, each Holder of the Notes is deemed to have consented to the terms of the Intercreditor Agreements and the Collateral Documents and to have authorized and directed the Trustee to execute, deliver and perform each of the Intercreditor Agreements and Collateral Documents to which it is a party, binding the Holders to the terms thereof.

(e)             Except as provided in Section 9.01, no modification, amendment or waiver of any provision of this Indenture or any Collateral Document (other than any Account Control Agreement), and no consent to any departure by any Issuer or Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Permitted Noteholders (or signed by the Trustee with the written consent of the Permitted Noteholders); and, with respect to any Collateral Document, subject to the restrictions in the Collateral Agency and Accounts Agreement, provided that no such modification, amendment or supplement shall without the prior written consent of:

(i)            each Holder directly and adversely affected thereby, (A) reduce the principal amount of, premium, if any, or interest if any, on, or (B) extend the Stated Maturity or interest payment periods, of the Notes (provided that only the consent of the Permitted Noteholders shall be necessary for a waiver of defaulted interest) or (C) modify such Holder’s ability to vote its obligations pursuant to the Collateral Agency and Accounts Agreement;

(ii)           all of the Holders, (A) amend or modify any provision of this Indenture which provides for the unanimous consent or approval of the Holders to reduce the percentage of principal amount of Notes the holders required thereunder or (B) release all or substantially all of the Liens granted to the Master Collateral Agent under this Indenture or under any Collateral Document (other than as permitted under this Indenture or by the terms of the Collateral Document or the Junior Lien Intercreditor Agreements);

(iii)          all of the Holders, except as referred to under Article 8, release all or substantially all of the Guarantors;

(iv)          the Holders holding no less than 66.67% of the outstanding principal amount of the Notes, (A) release any of the Collateral (other than as permitted under this Indenture or the Collateral Documents), (B) release any Note Guarantees of the Notes, (C) amend, modify or waive any provision of Section 4.20 or (D) effect any shortening or subordination of term or reduction in liquidated damages under the UAI Sublicense;

(v)           the Permitted Noteholders, to make the Notes of such holder payable in money or securities other than that as stated in the Notes;

(vi)          the Permitted Noteholders, to impair the right of such holder to institute suit for the enforcement of any payment with respect to the Notes;

(vii)         all Holders, reduce the percentage specified in the definition of “Permitted Noteholders;” and

(viii)        all Holders, modify any of the foregoing Section 9.02(e)(i) through (vii).

The Collateral Controlling Party may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements described in Section 4.30 and Section 4.31(a).

Section 9.03     [Reserved].

Section 9.04     Revocation and Effect of Consents.

(a)            Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)            The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05     Notation on or Exchange of Notes.

(a)            The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)            Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06     Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, and complies with the provisions hereof. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in the last sentence of Section 9.01 hereof, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

Article 10

GUARANTEES

Section 10.01   Guarantee.

(a)            Subject to this Article 10 and the Agreed Guarantee Principles contemplated by Section 4.15 hereof, each of the Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees (the “Note Guarantees”), to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Custodian, the Master Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, the due and punctual payment of the unpaid principal and interest on (including defaulted interest, if any, and interest accruing after the Stated Maturity of after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on each Note, whether at the Stated Maturity, upon redemption, upon required prepayment, upon acceleration, upon required repurchase at the option of the holder or otherwise according to the terms of this Indenture and all other obligations of the Issuers to the Holders, the Trustee or the Collateral Custodian hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)            The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to or any amendment of any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except pursuant to Article 8 or Article 10 or by complete performance of the obligations contained in the Notes and this Indenture.

(c)            If any Holder, the Trustee or the Collateral Custodian is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee, the Collateral Custodian or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Master Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(e)            Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation or reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10.02     Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or to comply with corporate benefit, financial assistance and other laws.

Section 10.03      Execution and Delivery.

(a)            To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by one of its Responsible Officers.

(b)            Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)            If a Responsible Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(d)            The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)            If required by Section 4.31 hereof, the Issuers shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.31 hereof and this Article 10, to the extent applicable.

Section 10.04     Benefits Acknowledged.

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.05     Release of Note Guarantees.

A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon:

(a)            any sale or other disposition of all or substantially all of the assets of any Guarantor (other than UAL), by way of merger, consolidation or otherwise, or a sale or other disposition of all Capital Stock of any Guarantor (other than UAL), in each case (a) to a Person that is not UAL or a Subsidiary of UAL and (b) in a transaction permitted under this Indenture;

(b)            any Guarantor becomes an Excluded Subsidiary (including by designation of such Guarantor as an Unrestricted Subsidiary or such Guarantor becoming an Immaterial Subsidiary); or

(c)            the Issuers’ exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture; in each case, so long as (i) no Event of Default shall have occurred and be continuing or shall result therefrom, (ii) the Issuers shall have delivered a certificate of a Responsible Officer certifying that such conditions to the release of such Note Guarantee have been satisfied together with such information relating thereto as the Trustee may reasonably request and (iii) the Trustee shall execute and deliver, at the Issuers’ expense, such documents as any Issuer or Guarantor may reasonably request and prepare to evidence the release of the Note Guarantee of such Guarantor provided herein.

Article 11

SATISFACTION AND DISCHARGE

Section 11.01   Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when:

(a)            either

(i)            all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii)            all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, shall become due and payable at their maturity within one year or may be called for redemption within one year, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of such deposit (in the case of Notes which have become due and payable) or to the final maturity date or redemption date, as the case may be;

(b)            the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(c)            the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (a) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02   Application of Trust Money.

(a)            Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the interest, principal and premium, if any on the Notes for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)            If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided, that if the Issuers have made any payment of interest, principal and premium, if any, on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 12

MISCELLANEOUS

Section 12.01  [Reserved].

Section 12.02   Notices.

(a)            Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or other electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:

If to the Issuers and/or any Guarantor:

c/o United Airlines Holdings, Inc.
233 South Wacker Drive
Chicago, IL 60606
Fax No.: 872-825-0316
Attention: Treasurer and General Counsel

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Fax: 212-446-4750
Attention: Sophia Hudson, P.C.

If to the Trustee or the Collateral Custodian:

1100 North Market Street

Drop: DE3-C050

Wilmington, DE 19890

Attention: Chad May

Email: CMay@WilmingtonTrust.com

The Issuers, any Guarantor, the Trustee or the Collateral Custodian, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(b)            The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(c)            Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(d)            Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(e)            Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Notes Depositary pursuant to the standing instructions from the Notes Depositary.

(f)             If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(g)            If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee, the Collateral Custodian and each Agent at the same time.

(h)            The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuers, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.03   [Reserved.]

Section 12.04   Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)            An Officer’s Certificate in form and substance satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)            An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied.

Section 12.05  Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.17 hereof) shall include:

(a)            a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)            a statement as to whether or not, in the opinion of such individual, such condition or covenant has been complied with; provided, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06   Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07   No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of UAL or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08   Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.09   Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE, COLLATERAL CUSTODIAN AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10   No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11   Successors.

All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.12   Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13   Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Indenture or any related document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Neither the Trustee nor the Collateral Custodian shall have a duty to inquire into or investigate the authenticity or authorization of any electronic signature and both shall be entitled to conclusively rely on any electronic signature without any liability with respect thereto.

Section 12.14   Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15   Section 12.15 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and Collateral Custodian are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or Collateral Custodian. The parties to this Indenture agree that they will provide the Trustee and Collateral Custodian with such information as the Trustee or Collateral Custodian may reasonably request in order for the Trustee and Collateral Custodian to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.16   Jurisdiction.

The Issuers and each Guarantor agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder, the Trustee or the Collateral Custodian arising out of or based up-on this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuers and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and each Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment. The Issuers and each Guarantor hereby designate and appoint MPH as their authorized agent upon which process may be served in any such action or proceeding that may be instituted in any such court, and agree that service of any process, summons, notice or document by U.S. registered mail addressed to MPH, with written notice of said service to such Person at the address of MPH set forth in Section 12.02 hereof, shall be effective service of process for any such legal action or proceeding brought in any such court.

Section 12.17   Legal Holidays.

If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a record date is a Legal Holiday, the record date shall not be affected.

Section 12.18   Currency Indemnity.

Dollars are the sole currency (the “Required Currency”) of account and payment for all sums payable by the Issuers or any Guarantor under or in connection with the Notes, this Indenture and the Note Guarantees, including damages. Any amount with respect to the Notes, this Indenture the Note Guarantees or the other Notes Documents received or recovered in a currency other than the Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers or any Guarantor or otherwise by any Holder or by the Trustee or Paying Agent or Master Collateral Agent, in respect of any sum expressed to be due to it from the Issuers or any Guarantor will only constitute a discharge to the Issuers or any Guarantor to the extent of the Required Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If the Required Currency amount is less than the Required Currency amount expressed to be due to the recipient or the Trustee or Paying Agent or Collateral Custodian under the Notes, the Issuers and each Guarantor will indemnify such recipient and/or the Trustee or Paying Agent or Collateral Custodian against any loss sustained by it as a result. In any event, the Issuers and each Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein, for the Holder of a Note or the Trustee or Paying Agent or Collateral Custodian to certify in a manner satisfactory to the Issuers (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuers’ and each Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee or Paying Agent or Collateral Custodian (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee or Collateral Custodian. For the purposes of determining the amount in a currency other than the Required Currency, such amount shall be determined using the Exchange Rate then in effect.

Section 12.19	Waiver of Immunity.

With respect to any proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any court of competent jurisdiction, and with respect to any judgment, each party waives any such immunity in any court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such proceeding or judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

Article 13

COLLATERAL

Section 13.01	Collateral Documents.

The due and punctual payment of the interest, principal and premium, if any, on the Notes and Note Guarantees when and as the same shall be due and payable, whether on a Payment Date, at maturity, by acceleration, repurchase, redemption, prepayment or otherwise, and interest on the overdue principal of and interest on the Notes and Note Guarantees and performance of all other Obligations of the Issuers and the Guarantors to the Notes Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Collateral Custodian, the Issuers and the Guarantors hereby acknowledge and agree that the Master Collateral Agent holds the Collateral in trust for the benefit of the Notes Secured Parties pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Trustee, Collateral Custodian and the Master Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements and authorizes and directs the Trustee to enter into the Collateral Agency and Accounts Agreement and any Junior Lien Intercreditor Agreement and authorizes and directs each of the Master Collateral Agent, the Collateral Custodian and the Trustee to perform its respective obligations and exercise its respective rights under and in accordance with the Collateral Documents and Intercreditor Agreements to which it is a party. The Issuers and the Guarantors shall deliver to the Master Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as required by the next sentence of this Section 13.01, to assure and confirm to the Master Collateral Agent a first-priority security interest in the Collateral, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers and the Guarantors shall, in each case at their own expense, (A) cause each MPH Subsidiary Guarantor to become a Grantor and to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to any Permitted Liens) in favor of the Master Collateral Agent for the benefit of the Senior Secured Parties in substantially all of its assets (other than Excluded Property, and after giving effect to the Quitclaim Agreement), subject to and in accordance with the terms, conditions and provisions of this Indenture and the Collateral Documents (it being understood that only the Parent Guarantors, the Issuers and the MPH Subsidiary Guarantors shall be required to become Grantors and pledge their respective Collateral), (B) promptly execute and deliver (or cause such Restricted Subsidiary to execute and deliver) to the Master Collateral Agent such documents and take such actions to create, grant, establish, preserve and perfect the applicable priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under Section 4.10 and the filing of UCC financing statements, as applicable) in favor of the Master Collateral Agent for the benefit of the Senior Secured Parties on such assets of UAL or such Restricted Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents, and to ensure that such Collateral shall be subject to no other Liens other than any Permitted Liens and (C) if reasonably requested by the Trustee or the Master Collateral Agent, deliver to the Trustee, for the benefit of the Trustee, the Notes Secured Parties, the Master Collateral Agent and the Collateral Custodian, a customary written opinion of counsel to UAL or such Subsidiary, as applicable, with respect to the matters described in clauses (A) and (B) of this Section 13.01, in each case within twenty (20) Business Days after the addition of such Collateral.

Section 13.02	Non-Impairment of Liens.

Any release of Collateral permitted by Section 13.03 will be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof.

Section 13.03	Release of Collateral.

The Liens granted to the Master Collateral Agent by the Issuers and Guarantors on any Collateral shall be automatically and unconditionally released with respect to the Notes:

(a)            upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted under this Indenture) to any Person other than another Issuer or Guarantor, to the extent such sale or other disposition is made in compliance with the terms of this Indenture and the Collateral Documents (and the Master Collateral Agent shall rely conclusively on an Officer’s Certificate and/or Opinion of Counsel to that effect provided to it by any Issuer or Guarantor, including upon its reasonable request without further inquiry);

(b)            to the extent such Collateral is comprised of property leased to an Issuer or a Guarantor, upon termination or expiration of such lease;

(c)            if the release of such Lien is approved, authorized or ratified in writing by the Holders holding more than 66.67% of the aggregate outstanding principal amount of the Notes;

(d)            to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Note Guarantee (in accordance with this Indenture);

(e)            as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Master Collateral Agent pursuant to the Collateral Documents; and

(f)            if such assets constitute Excluded Property.

Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Issuers and the Guarantors in respect of) all interests retained by the Issuers and the Guarantors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of this Indenture or the Collateral Documents.

During the continuance of an Event of Default, the Master Collateral Agent shall not release any Lien permitted to be released under the Collateral Agency and Accounts Agreement and the other Senior Secured Debt Documents unless the Required Debtholders have consented to such release pursuant to an Act of Required Debtholders.

Section 13.04	Release upon Termination of the Issuers’ Obligations.

Upon any discharge of Obligations with respect to the Notes, then (i) the application of the provisions of the Collateral Agency and Accounts Agreement to the Notes shall automatically cease, (ii) the Notes shall automatically no longer be secured by the Liens granted in favor of the Master Collateral Agent and (iii) the Master Collateral Agent, at the request and sole expense of the Grantors, shall, upon its receipt of the deliverables required by the Collateral Agency and Accounts Agreement, execute and deliver to the Grantors all releases or other documents reasonably necessary or desirable to evidence the foregoing.

Section 13.05	Suits to Protect the Collateral.

(a)            Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Master Collateral Agent to take all actions it determines in order to:

(i)            enforce any of the terms of the Collateral Documents; and

(ii)            collect and receive any and all amounts payable in respect of the Obligations hereunder.

(b)            Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Master Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee and/or the Master Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.05 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Master Collateral Agent.

Section 13.06	Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 13.07	Lien Sharing and Priority Confirmation.

Each Holder hereby agrees (i) that all Obligations will be and are secured equally and ratably by all Priority Liens (as defined in the Collateral Agency and Account Agreement) at any time granted by any Grantor to the Master Collateral Agent to secure any obligations in respect of any other Series of Senior Secured Debt (as defined in the Collateral Agency and Account Agreement), whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the Master Collateral Agent for the benefit of all holders of Senior Secured Debt Obligations (as defined in the Collateral Agency and Account Agreement) equally and ratably; and (ii) that each Holder is bound by the provisions of the Collateral Agency and Account Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and each Holder consents to the terms of the Collateral Agency and Account Agreement and the Master Collateral Agent’s performance of, and directing the Master Collateral Agent to enter into and perform its obligations under, the Collateral Agency and Account Agreement and the other Senior Secured Debt Documents.

Section 13.08	Limited Recourse; Non-Petition.

Notwithstanding any other provision of this Indenture or any other document to which it may be a party, the obligations of the IP Entities from time to time and at any time hereunder are limited recourse obligations of the IP Entities and are payable solely from the Collateral upon which a Lien was granted (or purported to be granted) available at such time and amounts derived therefrom and following realization of the Collateral upon which a Lien was granted (or purported to be granted), and application of the proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Indenture, all obligations of and any remaining claims against the IP Entities hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, administrator or incorporator of the IP Entities or their respective successors or assigns for any amounts payable hereunder. Notwithstanding any other provision of this Indenture, no Person may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the Discharge of Senior Secured Debt Obligations, institute against, or join any other Person in instituting against, the IP Entities any insolvency or liquidation proceeding, or other proceedings under Cayman Islands, Luxembourg, U.S. federal or state bankruptcy or similar laws. Nothing in this Section 13.08 shall preclude, or be deemed to estop, the parties hereto (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or insolvency or liquidation proceeding voluntarily filed or commenced by the IP Entities or (B) any involuntary insolvency or liquidation proceeding filed or commenced by a Person other than a party hereto, or (ii) from commencing against the IP Entities or any of their respective property any legal action which is not an insolvency or liquidation proceeding. It is understood that the foregoing provisions of this Section shall not (x) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (y) constitute a waiver, release or discharge of any Indebtedness or obligation secured hereby until such Collateral have been realized. It is further understood that the foregoing provisions of this Section 13.08 shall not limit the right of any Person to name the IP Entities as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons.

[Signature pages follow]

UNITED AIRLINES HOLDINGS, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President and Chief Financial Officer

UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President and Chief Financial Officer

MILEAGE PLUS HOLDINGS, LLC

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS, LTD.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

[Signature Page to Indenture]

MILEAGEPLUS, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

MPH I, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

MILEAGE PLUS MARKETING, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS HOLDINGS MIP, LTD.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS HOLDINGS UIP, LTD.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

[Signature Page to Indenture]

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS AGGREGATOR, LTD.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

COVIA LLC

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

CALFINCO INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Collateral Custodian

By:	/s/ Chad May
Name:	Chad May
Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS SECURITY WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE SECURITY BY CONTACTING THE ISSUERS AT: c/o United Airlines Holdings, Inc., 233 South Wacker Drive, Chicago, IL 60606.

CUSIP [ ]

ISIN [ ]1

[[RULE 144A][REGULATION S] GLOBAL NOTE
representing up to
$______________]

6.500% Senior Secured Notes due 2027

No.	___	[$______________]

MILEAGE PLUS HOLDINGS, LLC and

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS, LTD.

promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ________________________ United States Dollars] on July 2, 2027.

Payment Dates: 20th calendar day of March, June, September and December, or if such day is not a Business Day, the next succeeding Business Day

Record Dates: Each Business Day immediately preceding each Payment Date

[1]	Rule 144A Note CUSIP: 599191 AA1
Rule 144A Note ISIN: US599191AA16
Regulation S Note CUSIP: U60050 AA6
Regulation S Note ISIN: USU60050AA61

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:

Mileage Plus Holdings, LLC

By:
Name:
Title:

Mileage Plus Intellectual Property Assets, Ltd.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

Dated:
By:
Authorized Signatory

[Back of Note]

6.50% Senior Secured Notes due 2027

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            INTEREST AND PRINCIPAL. The Issuers promise to pay principal on the Notes (based on the aggregate principal amount of the Notes on the Closing Date, i.e. $3,800,000,000) in the amounts and on the Payment Dates set forth in the Indenture (the “Anticipated Principal Payment Schedule”), as such amounts may be increased or reduced, on a pro rata basis, from time to time, as provided in Section 2.01(d), Section 2.11, Section 3.07(e), Section 3.08(e), Section 3.09(i), and Section 4.23(f) of the Indenture. For the avoidance of doubt, any payment of premium due under the Indenture shall not reduce the Anticipated Principal Payment Schedule. To the extent not otherwise paid, the outstanding principal amount of the Notes shall be paid in full on June 20, 2027. The Notes will bear interest at a rate of 6.50% per annum on the outstanding principal amount thereof. Interest on the Notes is payable quarterly in arrears on each Payment Date and will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance, to but excluding such Payment Date, calculated on the basis of a 360-day year composed of twelve 30-day months.  Interest will also be paid on each prepayment date, redemption date or repurchase date, as the case may be, as provided in the Indenture on the amount of principal so paid for the period from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding such date of payment.

2.            METHOD OF PAYMENT. The Issuers will pay interest, principal and premium, if any, on the Notes to the Persons who are registered Holders of Notes at the close of business on the Business Day immediately preceding the Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided, that payment by wire transfer of immediately available funds will be required with respect to interest, principal and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. U.S. Dollars are the sole currency of account and payment for all sums payable by the Issuers or any Guarantor under or in connection with the Notes, the Indenture and the Guarantees.

3.            PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to the Holders. MPH or any of its Subsidiaries may act in any such capacity.

4.            INDENTURE. The Issuers issued the Notes under an Indenture, dated as of July 2, 2020 (the “Indenture”), among the Issuers, the Guarantors from time to time party thereto, the Trustee and Wilmington Trust, National Association, as Collateral Custodian. This Note is one of a duly authorized issue of Notes of the Issuers designated as its 6.50% Senior Secured Notes due 2027. The Issuers shall be entitled to issue Additional Notes pursuant to Section 2.01 and Section 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.            REDEMPTION, PREPAYMENT AND REPURCHASE. The Notes may be redeemed at the option of the Issuers and may be the subject of a Mandatory Prepayment Event, UAL Change of Control Offer and a Mandatory Repurchase Offer, as further provided in the Indenture. Except as provided in the Indenture, the Issuers shall not be required to make any mandatory prepayments, redemptions, repurchases or sinking fund payments with respect to the Notes.

6.            DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for prepayment, redemption or tendered (and not withdrawn) for repurchase in connection with a Mandatory Prepayment Event, UAL Change of Control Offer, a Mandatory Repurchase Offer or other tender offer, respectively, in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

7.            PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.            AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.            EARLY AMORTIZATION, DEFAULTS AND REMEDIES. The Early Amortization Events and Events of Default relating to the Notes are defined in Section 6.01 and Section 6.02 of the Indenture, respectively. Upon the occurrence of an Early Amortization Event or Event of Default, as applicable, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be set forth in the applicable provisions of the Indenture.

10.          AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid for any purpose until authenticated by the manual signature of the Trustee or an authenticating agent.

11.          GOVERNING LAW. THE INDENTURE, the notes and the guarantees SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

12.          NOTICES. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or other electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:

c/o United Airlines Holdings, Inc.
233 South Wacker Drive
Chicago, IL 60606

Fax: 872-825-0316
Attention: Treasurer and General Counsel

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Fax: 212-446-4750
Attention: Sophia Hudson, P.C.

If to the Trustee or the Collateral Custodian:

1100 North Market Street
Drop: DE3-C050
Wilmington, DE 19890
Attention: Chad May
Email: CMay@WilmingtonTrust.com

The Issuers, any Guarantor, the Trustee or the Collateral Custodian, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of the Indenture or this Note, where the Indenture or this Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Notes Depositary pursuant to the standing instructions from the Notes Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuers, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Sections 3.09 or 4.23 of the Indenture, check the appropriate box below:

[ ] Section 3.09            [ ] Section 4.23

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.09 or Section 4.23 of the Indenture, state the amount you elect to have purchased:

$_______________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

c/o United Airlines Holdings, Inc.
233 S. Wacker Drive
Chicago, Illinois 60606
Attention: Treasurer and General Counsel

With a copy to:

Wilmington Trust, National Association

1100 North Market Street

Drop: DE3-C050

Wilmington, DE 19890

Attention: Chad May

Email: CMay@WilmingtonTrust.com

Re: Mileage Plus Holdings, LLC and Mileage Plus Intellectual Property Assets, Ltd. 6.50% Senior Secured Notes due 2027

Reference is hereby made to the Indenture, dated as of July 2, 2020 (the “Indenture”), among Mileage Plus Holdings, LLC and Mileage Plus Intellectual Property Assets, Ltd., the Guarantors named therein, the Trustee and the Collateral Custodian. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.            ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)           ☐ such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c)            ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)            ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)            ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)            ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.            The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)           ☐ a beneficial interest in the:

(i)            ☐ 144A Global Note (CUSIP ☐), or

(ii)           ☐ Regulation S Global Note (CUSIP ☐), or

(b)           ☐ a Restricted Definitive Note.

2.            After the Transfer the Transferee will hold:

[CHECK ONE]

(a)           ☐ a beneficial interest in the:

(i)            ☐ 144A Global Note (CUSIP [ ]), or

(ii)           ☐ Regulation S Global Note (CUSIP [ ]), or

(iii)          ☐ Unrestricted Global Note (CUSIP [ ]); or

(b)           ☐ a Restricted Definitive Note; or

(c)           ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

c/o United Airlines Holdings, Inc.
233 S. Wacker Drive
Chicago, Illinois 60606
Attention: Treasurer and General Counsel

With a copy to:

Wilmington Trust, National Association

1100 North Market Street

Drop: DE3-C050

Wilmington, DE 19890

Attention: Chad May

Email: CMay@WilmingtonTrust.com

Re: Mileage Plus Holdings, LLC and Mileage Plus Intellectual Property Assets, Ltd. 6.50% Senior Secured Notes due 2027

Reference is hereby made to the Indenture, dated as of July 2, 2020 (the “Indenture”), among Mileage Plus Holdings, LLC and Mileage Plus Intellectual Property Assets, Ltd., the Guarantors named therein, the Trustee and the Collateral Custodian. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)            EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)            EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[__________] Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, [between][among] __________________ (the “Guaranteeing Subsidiary”), Mileage Plus Holdings, LLC (“MPH”) and Mileage Plus Intellectual Property Assets, Ltd. (“MIPA” together with MPH, the “Issuers”), and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral custodian (the “Collateral Custodian”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee and the Collateral Custodian an indenture, dated as of July 2, 2020 (as further amended and supplemented, the “Indenture”), providing for the initial issuance of $3,800,000,000 of 6.50% Senior Secured Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Custodian a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Guaranteeing Subsidiary, the Trustee and the Collateral Custodian are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof, as if it were an original signatory thereto.

(3)            Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)            Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(5)            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

(6)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)            The Trustee and the Collateral Custodian. Neither the Trustee nor the Collateral Custodian shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8)            Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(9)            Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture and the Indenture. All agreements of the Trustee and the Collateral Custodian in this Supplemental Indenture shall bind their respective successors.

(10)            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MILEAGE PLUS HOLDINGS, LLC

By:
Name:
Title:

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS, LTD.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, national Association, as Trustee and as Collateral Custodian

By:
Name:
Title:

EXHIBIT E

FORM OF PAYMENT DATE STATEMENT

[Date]

Wilmington Trust, National Association,

as Trustee and as Collateral Custodian

1100 North Market Street, Drop: DE3-C050
Wilmington, DE 19890
Attention: Chad May
email: CMay@WilmingtonTrust.com

Pursuant to Section 4.01 and Section 4.17(a)(viii) of that Indenture, dated as of July 2, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among Mileage Plus Holdings, LLC and Mileage Plus Intellectual Property Assets, Ltd. (together with Mileage Plus Holdings, LLC, the “Issuers”), the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and collateral custodian (in such capacity, the “Collateral Custodian”), the Issuers are required to provide to the Trustee a Payment Date Statement on each Determination Date, along with certain certifications.

This Payment Date Statement is being delivered to the Trustee and the Collateral Custodian with respect to the [_____] 20[_] Determination Date. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

The undersigned hereby certify as follows:

(a)            Pursuant to Section 4.17(vii) of the Indenture, the undersigned, being a Responsible Officer of the Mileage Plus Holdings, LLC hereby verifies that (i) [there are no new Material MileagePlus Agreements entered into as of the date hereof][Exhibit A sets forth the name of each new Material MileagePlus Agreement entered into as of the date hereof and each of the parties thereto] and (ii) Collections representing 90% of all Transaction Revenues for such Quarterly Reporting Period were deposited directly into the MPH Revenue Account or a Deposit Account subject to a control agreement required under Section 4.02 of the Indenture.

Determination Date:

Payment Date:

Quarterly Reporting Period Beginning:

Quarterly Reporting Period Ending:

Days in Quarterly Reporting Period:

Interest Period Beginning:

Interest Period Ending:

Days in Interest Period:

Occurrence of Event of Default During Quarterly Reporting Period (Yes/No):

Occurrence of Early Amortization Event During Quarterly Reporting Period (Yes/No):

Early Amortization Period as of Last Day of Quarterly Reporting Period (Yes/No):

Early Amortization Cure (Yes/No/N/A):

Deferred Accrual Conditions Satisfied (Yes/No):

Amount of Allocable Funds: $__________

Amount of Available Funds: $__________

I. Amounts to be distributed pursuant to Section 4.01(a)

A. Payment account under the Credit Agreement for payment to the Master Collateral Agent and Depositary:

B. Trustee and Collateral Custodian (I.A and I.B collectively subject to a cap of $200,000 per annum):

C. Amounts due to any other Person (if any) subject to a cap of $200,000 per Payment Date:

II. Amounts to be distributed pursuant to Section 4.01(b)

A. Interest Distribution Amount

i. Interest Rate:

ii. Day Count Fraction:

iii. Outstanding principal amount of Notes as of the first day of the related Interest Period:

iv. Unpaid Interest Distribution Amounts from prior Payment Dates:

v. Total [(product of II.A.i, II.A.ii and II.A.iii) plus II.A.iv plus (product of II.A.i, II.A.ii and II.A.iv)]:

B. Interest paid after preceding Payment Date and prior to Payment Date:

C. Total [II.A minus II.B]:

III. Amounts to be distributed pursuant to Section 4.01(c)

A. Scheduled Principal Amortization Amount1 for Payment Date:

B. Unpaid Scheduled Principal Amortization Amounts from prior Payment Dates:

C. Total [sum of III.A and III.B]:

IV. Amounts to be distributed pursuant to Section 4.01(d)

A. Amount on deposit in the Notes Reserve Account:

B. Reserve Account Required Balance:

C. Total [positive difference, if any, of IV.B minus IV.A]:

V. Remitted Amounts to be distributed pursuant to Section 4.01(e) as mandatory prepayments required but unpaid:

VI. Amounts to be distributed pursuant to Section 4.01(f) as “AHYDO catch-up payments”:

VII. Amounts to be distributed pursuant to Section 4.01(g) as premium due and unpaid without any duplication for any premium paid pursuant to Section 4.01(e):

VIII. Amounts to be distributed pursuant to Section 4.01(h)

A. Payment account under the Credit Agreement for payment of obligations due to the Master Collateral Agent and Depositary:

B. Obligations due to the Trustee and the Collateral Custodian:

C. Obligations due to any other Person:

IX. Amounts to be distributed pursuant to Section 4.01(i) as an Early Amortization Payment

A. Notes’ Allocable Share of Collections received on or after the start of the Early Amortization Period during the Quarterly Reporting Period:

B. Notes’ Allocable Share of Cure Amounts

C. Amount (as estimated by UAL) necessary to pay in full all outstanding payments estimated to be due pursuant to I, II, III, IV, V, VI, VII and VIII

D. the outstanding principal amount of the Notes

E. Total [the lesser of:

(i) the product of:

(a) 0.50 and

(b) the excess of:

(1) the sum of:

(x) IX.A and (y) IX.B, over

(2) IX.C; and

(ii) IX.D]

X. Amounts to be distributed pursuant to Section 4.01(j) due and owing under other Priority Lien Debt:

XI. Amounts to be distributed pursuant to Section 4.01(k) released to Mileage Plus Holdings, LLC:

1 Reflects pro rata reductions, if any, from prepayments, repurchases and/or redemptions.

XII. Peak Debt Service Coverage Ratio:

A. Collections received during Quarterly Reporting Period:

B. Collections received no later than the Determination Date and treated as Collections for the Payment Date:

C. Cure Amounts:

D. Maximum Quarterly Debt Service

i. Maximum Scheduled Principal Amortization Amount:

ii. “Maximum Scheduled Principal Amortization Amount” (as defined in the Credit Agreement):

iii. Interest Distribution Amount:

iv. “Interest Distribution Amount” (as defined in the Credit Agreement):

v. Total [sum of XII.D.i through XII.D.iv]:

E. Total [(sum of XII.A through XII.C) divided by XII.D]:

F. Peak Debt Service Coverage Ratio Test satisfied (Yes/No):

IN WITNESS WHEREOF, the undersigned has duly executed this Payment Date Statement as of the date first set forth above.

Mileage Plus Holdings, LLC

By:
Name:
Title:

MILEAGE PLUS INTELLECTUAL PROPERTY ASSETS, LTD.

By:
Name:
Title:

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